Exhibit (k)(3)

EXECUTION VERSION

$135,000,000 Class A Advances

$45,000,000 Class B Advances

LOAN AND SECURITY AGREEMENT

by and among

MCF CAPITAL MANAGEMENT LLC,

(Loan Manager)

OFS CAPITAL WM, LLC,

(Borrower)

EACH OF THE CLASS A LENDERS FROM TIME TO TIME PARTY HERETO,

(Class A Lenders)

EACH OF THE CLASS B LENDERS FROM TIME TO TIME PARTY HERETO,

(Class B Lenders)

WELLS FARGO SECURITIES, LLC,

(Administrative Agent)

and

WELLS FARGO DELAWARE TRUST COMPANY, N.A.

(Trustee)

Dated as of September 28, 2010

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-ii-

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EXHIBITS

EXHIBIT A-1	Form of Funding Notice
EXHIBIT A-2	Form of Repayment Notice
EXHIBIT A-3	Form of Reinvestment Notice
EXHIBIT A-4	Form of Borrowing Base Certificate
EXHIBIT A-5	Form of Approval Notice
EXHIBIT B	Form of Variable Funding Note
EXHIBIT C	Form of Officer’s Certificate as to Solvency
EXHIBIT D	Form of Officer’s Closing Certificate
EXHIBIT E	Form of Release of Underlying Instruments
EXHIBIT F	Form of Assignment of Underlying Instruments
EXHIBIT G	Form of Transferee Letter
EXHIBIT H	Form of Joinder Supplement
EXHIBIT I	Form of Section 2.13 Certificate
EXHIBIT J	Form of Portfolio Acquisition and Disposition Certificate
EXHIBIT K	Form of Certificate of Required Loan Documents
EXHIBIT L	Form of Consent Procedures Letter

SCHEDULES

SCHEDULE I	Legal Names
SCHEDULE II	Approved Valuation Firms
SCHEDULE III	Loan List
SCHEDULE IV	Agreed-Upon Procedures
SCHEDULE V	Default Investment (Collection Account and Expense Reserve Account)
SCHEDULE VI	Default Investment (Unfunded Exposure Account)

ANNEXES

ANNEX A	Addresses for Notices
ANNEX B	Commitments

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LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as amended, modified, waived, supplemented, restated or replaced from time to time, this “Agreement”) is made as of September 28, 2010, by and among:

(1) MCF CAPITAL MANAGEMENT LLC, a Delaware limited liability company, as loan manager (the “Loan Manager”);

(2) OFS CAPITAL WM, LLC, a bankruptcy remote, special purpose Delaware limited liability company, as borrower (the “Borrower”);

(3) EACH OF THE CLASS A LENDERS FROM TIME TO TIME PARTY HERETO (together with its respective successors and assigns in such capacity, each a “Class A Lender,” collectively, the “Class A Lenders”);

(4) EACH OF THE CLASS B LENDERS FROM TIME TO TIME PARTY HERETO (together with its respective successors and assigns in such capacity, each a “Class B Lender,” collectively, the “Class B Lenders”) and, together with the Class A Lenders, the “Lenders”);

(5) WELLS FARGO SECURITIES, LLC, a Delaware limited liability company (together with its successors and assigns, “WFS”), as the administrative agent hereunder (together with its successors and assigns in such capacity, the “Administrative Agent”); and

(6) WELLS FARGO DELAWARE TRUST COMPANY, N.A., a national banking association (“Wells Fargo”), not in its individual capacity but as the custodian and Trustee (together with its successors and assigns in such capacities, the “Trustee”).

RECITALS

WHEREAS, the Borrower has requested that the Class A Lenders purchase the Class A Variable Funding Notes (as defined below) and extend credit thereunder by providing Class A Commitments and making Class A Advances (each as defined below) under the Class A Variable Funding Notes from time to time prior to the Reinvestment Period End Date (as defined below) for the general business purposes of the Borrower;

WHEREAS, the Borrower has requested that the Class B Lenders extend credit hereunder by providing the Class B Commitments and making Class B Advances (each as defined below) from time to time prior to the Reinvestment Period End Date (as defined below) for the general business purposes of the Borrower;

WHEREAS, the Borrower has requested that the Loan Manager act as the collateral manager of the Borrower and manage the Collateral (as defined below);

WHEREAS, the Borrower and the Lenders have requested the Trustee to act as Trustee hereunder and all covenants and agreements made by the Borrower herein are for the benefit and security of the Secured Parties; and the Borrower and the Lenders are entering into this Agreement, and the Trustee is accepting the trusts created hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged; and

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, based upon the foregoing Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms.

Certain capitalized terms used throughout this Agreement are defined in this Section 1.1. As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terms shall have the following meanings:

“1940 Act”: The Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Account”: Any of the Collateral Account, the General Collection Account, the Principal Collection Account, the Interest Collection Account, the Unfunded Exposure Account and any sub-accounts thereof deemed appropriate or necessary by the Trustee or Securities Intermediary for convenience in administering such accounts.

“Accreted Interest”: Interest accrued on a Loan that is added to the principal amount of such Loan instead of being paid as it accrues.

“Accrual Period: With respect to (a) the first Payment Date, the period from and including the Closing Date to and including the Determination Date preceding the first Payment Date, and (b) any subsequent Payment Date, the period from but excluding the Determination Date preceding the previous Payment Date to and including the Determination Date preceding the current Payment Date (or, in the case of the final Payment Date, to and including such Payment Date).

“Accrued Loan Manager Fee”: The fee that accrues for each Accrual Period from and after the Closing Date and that is payable to the Loan Manager in arrears on each Payment Date on and after the Reinvestment Period End Date in respect of each Accrual Period pursuant to Sections 2.7(a)(11) and (b)(14) or Section 2.8(11), as applicable, which fee shall be equal to the aggregate sum for each Payment Date occurring after the Closing Date of the positive difference, if any, between (i) 0.50% of the Outstanding Balance of all Loans included in the Collateral as of such date and (ii) the sum of the Senior Loan Management Fee and the Subordinated Loan Management Fee due and payable on such date in accordance with the priority of payments set forth in Section 2.7 or 2.8, as applicable.

“Additional Loans”: All Loans that become part of the Collateral after the Closing Date.

“Adjusted Borrowing Value”: For any Eligible Loan, on any date, an amount equal to the Assigned Value for such Eligible Loan on such date multiplied by the funded principal balance of such Loan (exclusive of Accreted Interest); provided that, the parties hereby agree that the Adjusted Borrowing Value of any Loan that is no longer an Eligible Loan shall be zero.

“Administrative Agent”: WFS, in its capacity as administrative agent, together with its successors and assigns, including any successor appointed pursuant to Section 11.6.

“Administrative Expenses”: All amounts (including indemnification payments) due or accrued and payable by the Borrower to any Person pursuant to any Transaction Document, including, but not limited to, Loan Manager Reimbursable Expenses, any amounts owing by the Borrower to any Borrower Indemnified Party under Section 10.4, any third party service provider to the Borrower, the Loan Manager, any Lender or the Trustee, any Approved Valuation Firm, accountants, agents and counsel of any of the foregoing for fees and expenses or any other Person in respect of any other fees, expenses, or other payments (including indemnification payments).

“Advance”: Each Class A Advance and/or Class B Advance, as the context so requires.

“Advance Date”: With respect to any Advance, the date on which such Advance is made.

“Advance Rate”: The Class A Advance Rate and/or the Class B Advance Rate, as the context so requires.

“Advances Outstanding”: As of any date of determination, the sum of the Class A Advances Outstanding and the Class B Advances Outstanding.

“Affected Party”: The Administrative Agent, the Lenders and each of their respective assigns.

“Affiliate”: With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, or is a director or officer of such Person; provided that for purposes of determining whether any Loan is an Eligible Loan or any Obligor is an Eligible Obligor, the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor. For purposes of this definition, “control,” when used with respect to any specified Person means the possession, directly or indirectly, of the power to vote 20% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything to the contrary herein or in any other Transaction Document, in no event shall Madison or any of Madison’s direct or indirect parent entities be deemed an Affiliate of the Borrower for purposes of the Transaction Documents.

“Agented Loan”: Any Loan originated as part of a syndicated loan transaction that has one (1) or more administrative, paying and/or collateral agents who receive payments and hold the collateral pledged by the related Obligor on behalf of all lenders with respect to the related credit facility.

“Agreement”: The meaning specified in the Preamble.

“Aggregate Unfunded Exposure Amount”: On any date of determination, the sum of the Unfunded Exposure Amounts of all Loans included in the Collateral.

“Aggregate Unfunded Exposure Equity Amount”: On any date of determination, the sum of the Unfunded Exposure Equity Amounts of all Loans included in the Collateral.

“Applicable Law”: For any Person or property of such Person, all existing and future laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority which are applicable to such Person or property (including, without limitation, predatory lending laws, usury laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Approved Valuation Firm”: Each valuation firm listed on Schedule II hereto or otherwise mutually agreeable to the Borrower and the Lenders.

“Assigned Value”: With respect to each Loan:

(a) on the date upon which such Loan is acquired by the Borrower, the value of such Loan (expressed as a percentage of par) as determined by the Controlling Lender in its sole discretion;

(b) on any date following the occurrence of an Assigned Value Adjustment Event, the value of such Loan (expressed as a percentage of par) as determined by the Controlling Lender in its sole discretion; provided that, other than as set forth in clauses (d), (e), (f), (g) and (h) below, the Assigned Value of any Priced Loan shall not be less than the price quoted by a pricing service selected by the Controlling Lender in accordance with the definition of Priced Loan or, unless otherwise consented to in writing by the Controlling Lender and the Majority Class B Lenders, greater than the Assigned Value for such Loan on the date such Loan was added to the Collateral; provided, further, that in the event the Borrower disagrees with the Controlling Lender’s determination of the Assigned Value of a Loan in connection with an

Assigned Value Adjustment Event, the Borrower may, at its expense, retain any Approved Valuation Firm to value such Loan and if such Approved Valuation Firm provides a valuation within twenty (20) days after Borrower’s receipt of the related Assigned Value Notice, which valuation (expressed as a percentage of par) is greater than the Controlling Lender’s Assigned Value, such Approved Valuation Firm’s valuation shall then become the Assigned Value of such Eligible Loan; provided, further, that in no event may an Assigned Value determination by such Approved Valuation Firm result in an Assigned Value that exceeds the Assigned Value determined by the Controlling Lender pursuant to clause (a) above or clause (c) below (as applicable) without the prior written approval of the Controlling Lender and the Majority Class B Lenders, in their respective sole discretion;

(c) on any date, following a written request from the Borrower, such higher Assigned Value as determined by the Controlling Lender in its sole discretion, subject to the consent of the Majority Class B Lenders;

(d) the Assigned Value shall automatically be deemed to be zero following the occurrence of an Assigned Value Adjustment Event described in clause (c) or (f) of the definition thereof;

(e) the Assigned Value shall be zero for any Principal Reduced Loan unless and until such Principal Reduced Loan is given a new Assigned Value by the Controlling Lender in its sole discretion, which new Assigned Value shall not be subject to challenge by the Borrower for any reason;

(f) the Assigned Value shall be zero for any Loan that is not an Eligible Loan;

(g) the Assigned Value shall be zero for any Closing Date Participation Interest which is not converted to a full assignment within sixty (60) days after the Closing Date; and

(h) the Assigned Value shall be zero for any Loan subject to mandatory repurchase by the applicable Seller under the related Sale Agreement.

Any Assigned Value determined hereunder with respect to any Loan on any date after the date such Loan is transferred to the Borrower shall be communicated by the Controlling Lender to the Borrower, the Loan Manager, the Administrative Agent, the Trustee and all other Lenders pursuant to an Assigned Value Notice.

“Assigned Value Adjustment Event”: With respect to any Eligible Loan, the occurrence of any one or more of the following events after the related Funding Date:

(a) the Net Senior Leverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan is both (i) greater than 3.50 and (ii) greater than 0.50 higher than the Original Net Senior Leverage Ratio;

(b) the Cash Interest Coverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan is (i) less than 1.50 and (ii) less than 85% of the Original Cash Interest Coverage Ratio;

(c) an Obligor payment default under such Loan;

(d) an Obligor default under such Loan, together with the election by any agent or lender (including, without limitation, the Borrower) to enforce any of their respective rights or remedies (including acceleration of the Loan) pursuant to the applicable Underlying Instruments;

(e) the occurrence of a Material Modification with respect to such Loan;

(f) the occurrence of an Insolvency Event with respect to the related Obligor;

(g) the failure to deliver (i) with respect to quarterly reports, any financial statements (including unaudited financial statements) to the Administrative Agent sufficient to calculate the Net Senior Leverage Ratio or the Cash Interest Coverage Ratio of the related Obligor by the date that is no later than sixty (60) days after the end of the first, second or third quarter of any fiscal year and (ii) with respect to annual reports, any audited financial statements to the Administrative Agent sufficient to calculate either the Net Senior Leverage Ratio or the Cash Interest Coverage Ratio of the related Obligor by the date that is no later than one hundred thirty (130) days after the end of any fiscal year; or

(h) the Borrower delivers a written notice to the Controlling Lender requesting that the Assigned Value with respect to such Loan be re-determined.

For the avoidance of doubt, an Eligible Loan shall not cease to be an Eligible Loan solely as a result of a change in Assigned Value pursuant to an Assigned Value Adjustment Event, but will remain an Eligible Loan at the new Assigned Value.

“Assigned Value Notice”: A notice (which may be sent by e-mail) which shall be delivered by the Administrative Agent to the Borrower, the Lenders, the Loan Manager and the Trustee following any re-determination of an Assigned Value under this Agreement, specifying the value of a Loan determined in accordance with terms of the definition of “Assigned Value” in this Section 1.1.

“Assignment of Mortgage”: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form sufficient under the laws of the jurisdiction wherein the related mortgaged property is located to effect the assignment of the Mortgage to the Trustee, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering the Loans secured by mortgaged properties located in the same jurisdiction, if permitted by Applicable Law.

“Available Funds”: With respect to any Payment Date, all amounts on deposit in the Collection Account (including, without limitation, any Collections).

“Bankruptcy Code”: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate”: For any day, the rate per annum (rounded upward, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Federal Funds Rate in effect on such day plus  1/2 of 1% and (b) the Prime Rate in effect on such day.

“BDC Change of Control”: Prior to any initial public offering of equity securities in the OFS Parent, any change of control required in order for OFS Parent to register as a Business Development Company under the 1940 Act.

“BOA Facility”: The Amended and Restated Sale and Servicing Agreement, dated as of November 10, 2009, among Orchard First Source Asset Management, LLC, as the servicer and as OFSAM (as defined therein), OFS Funding, LLC, as the borrower, and Bank of America, N.A., in its respective capacities as the lender, the administrative agent and the trustee thereunder and the Transaction Documents (as defined therein) entered into in connection therewith.

“Borrower”: The meaning specified in the Preamble.

“Borrower Indemnified Party”: The meaning given in Section 10.4(a).

“Borrower’s Notice”: Any (a) Funding Notice or (b) Reinvestment Notice.

“Borrowing Base”: The Class A Borrowing Base and/or the Class B Borrowing Base, as the context may require.

“Borrowing Base Certificate”: A certificate setting forth the calculation of each Borrowing Base as of each Measurement Date, in the form of Exhibit A-4, prepared by the Loan Manager.

“Borrowing Base Deficiency”: The existence of a Class A Borrowing Base Deficiency or a Class B Borrowing Base Deficiency.

“Breakage Costs”: With respect to any Lender and to the extent requested by such Lender in writing (which writing shall set forth in reasonable detail the basis for requesting any such amounts), any amount or amounts as shall compensate such Lender for any loss (excluding loss of anticipated profits), cost or expense actually incurred by such Lender as a result of the liquidation or re-employment of deposits or other funds required by the Lender if any payment by the Borrower of Advances Outstanding or Interest occurs on a date other than a Payment Date (for avoidance of doubt, the Breakage Costs in respect of any such payment by the Borrower on any Payment Date shall be deemed to be zero). All Breakage Costs shall be due and payable hereunder on each Payment Date in accordance with Section 2.7 and Section 2.8. The determination by the applicable Lender of the amount of any such loss, cost or expense shall be conclusive absent manifest error.

“Business Day”: Any day (other than a Saturday or a Sunday) on which banks are not required or authorized to be closed in New York, New York; Charlotte, North Carolina; Chicago, Illinois or the location of the Trustee’s Corporate Trust Office; provided that, if any determination of a Business Day shall relate to an Advance bearing interest at LIBOR, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market. For avoidance of doubt, if the offices of the Trustee are authorized by applicable law, regulation or executive order to close on any day but such offices remain open on such day, such day shall not be a “Business Day.”

“Capital Stock”: Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in a Person (other than a corporation), and any and all warrants, rights or options to purchase any of the foregoing.

“Cash”: Cash or legal currency of the United States of America as at the time shall be legal tender for payment of all public and private debts.

“Cash Interest Coverage Ratio”: With respect to any Loan for any Relevant Test Period, either (a) the meaning of “Cash Interest Coverage Ratio” or comparable definition set forth in the Underlying Instruments for such Loan, or (b) in the case of any Loan with respect to which the related Underlying Instruments do not include a definition of “Cash Interest Coverage Ratio” or comparable definition, the ratio of (i) EBITDA to (ii) Cash Interest Expense of such Obligor as of such Relevant Test Period, as calculated by the Loan Manager (on behalf of the Borrower) in good faith.

“Cash Interest Expense”: With respect to any Obligor for any period, the amount which, in conformity with GAAP, would be set forth opposite the caption “interest expense” (exclusive of any Accreted Interest that, according to the term of the Underlying Instruments, can never be converted to cash interest that is due and payable prior to maturity) or any like caption reflected on the most recent financial statements delivered by such Obligor to the Borrower for such period.

“Certificated Security”: The meaning specified in Section 8-102(a)(4) of the UCC.

“Change of Control”: The occurrence of any of the following events with respect to the OFS Parent, the Borrower or the Loan Manager, as applicable: (a) with respect to the OFS Parent, prior to an initial public offering by the OFS Parent, any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of Capital Stock of the OFS Parent entitled to vote generally in the election of directors of 20% or more, other than pursuant to a BDC Change of Control; (b) with respect to the Borrower, the OFS Parent ceases to own and control, of record, beneficially and directly, 100% of the equity interest of the Borrower free and clear of all Liens (other than the Lien of the Trustee pursuant to the Pledge Agreement); or (c) with respect to the Loan Manager, Madison or any Affiliates thereof cease to own and control, of record and beneficially, directly 100% of the equity interests of the Loan Manager.

“Class A Advance”: The meaning specified in Section 2.1(a)(ii).

“Class A Advance Rate”: For each Eligible Loan, unless otherwise set forth on Schedule III with respect to such Eligible Loan, 65%.

“Class A Advances Outstanding”: On any date of determination, the aggregate principal amount of all Class A Advances outstanding on such day, after giving effect to all repayments of Class A Advances and the making of new Class A Advances on such day.

“Class A Applicable Spread”: The rate per annum set forth in the Fee Letter.

“Class A Borrowing Base”: As of any Measurement Date, an amount equal to the lesser of:

(a) the aggregate sum of (i) for each Eligible Loan as of such date, the aggregate sum of the products of (A) the Class A Advance Rate for each such Eligible Loan as of such date and (B) the Adjusted Borrowing Value of each such Eligible Loan as of such date, plus (ii) the amount on deposit in the Principal Collection Account as of such date;

(b) (i) the aggregate Adjusted Borrowing Value of all Eligible Loans as of such date minus (ii) the Minimum Equity Amount minus (iii) $20,000,000, plus (iv) the amount on deposit in the Principal Collection Account as of such date, plus (v) the Aggregate Unfunded Exposure Equity Amount as of such date; or

(c) the Class A Facility Amount minus (ii) the Aggregate Unfunded Exposure Amount plus (iii) the amount on deposit in the Unfunded Exposure Account as of such date;

provided that, for the avoidance of doubt, any Loan which at any time is no longer an Eligible Loan shall not be included in the calculation of “Class A Borrowing Base.”

“Class A Borrowing Base Deficiency”: A condition occurring on any Measurement Date with respect to which either (a) the Class A Advances Outstanding exceeds the Class A Borrowing Base or (b) the amounts on deposit in the Unfunded Exposure Account are less than the Aggregate Unfunded Exposure Equity Amount.

“Class A Commitment”: With respect to each Class A Lender, the commitment of such Class A Lender to make Class A Advances in accordance herewith prior to the Reinvestment Period End Date, in an amount not to exceed the Class A Facility Amount and, for each Class A Lender, the amount opposite such Class A Lender’s name in the designated Class set forth on Annex B hereto or on Schedule I to the Joinder Supplement relating to each such Class A Lender.

“Class A Facility Amount”: Initially the Maximum Facility Amount applicable to the Class A Advances, as such amount may vary from time to time pursuant to Section 2.3 hereof; provided that on or after the Reinvestment Period End Date, the Class A Facility Amount shall mean the Class A Advances Outstanding.

“Class A Facility Maturity Date”: The day that is the fifth anniversary of the Closing Date; which date may be extended for one (1) calendar year by the Borrower pursuant to Section 2.3(e).

“Class A Interest”: For each Accrual Period and the Class A Advances Outstanding, the sum of the products (for each day during such Accrual Period) of:

IR x P x 1/D

where:

IR	=	the Class A Interest Rate applicable on such day;

P	=	the Class A Advances Outstanding on such day;

D	=	360 days (or, to the extent the Class A Interest Rate is the Base Rate, 365 or 366 days, as applicable).

provided that, (i) no provision of this Agreement shall require the payment or permit the collection of Class A Interest in excess of the maximum permitted by Applicable Law, and (ii) Class A Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Class A Interest Rate”: (a) The LIBOR Rate plus (b) the Class A Applicable Spread; provided that, upon and during the occurrence of a Eurodollar Disruption Event, with respect to the Class A Advances affected by such Eurodollar Disruption Event, “Class A Interest Rate” shall mean the Base Rate plus the Class A Applicable Spread; provided further that, following the occurrence and during the continuation of an Event of Default, 2.00% shall be added to the otherwise applicable Class A Interest Rate.

“Class A Lenders”: The meaning specified in the Preamble, including Wells Fargo Bank, National Association and each financial institution which may from time to time become a Class A Lender hereunder by executing and delivering a Joinder Supplement to the Administrative Agent, the Trustee, the Loan Manager and the Borrower as contemplated by Section 2.1(a)(iv) (and for purposes of Section 2.12 and Section 2.13 of this Agreement any successor, assignee or participant).

“Class A Non-Usage Fee”: The meaning set forth in the Fee Letter.

“Class A Obligations”: All Obligations owing to the Class A Lenders.

“Class A Structuring Fee”: The meaning specified in the Fee Letter.

“Class A Variable Funding Note” or “AVFN”: The meaning specified in Section 2.1(a)(i).

“Class B Advance”: The meaning specified in Section 2.1(b).

“Class B Advance Rate”: For each Eligible Loan, unless otherwise set forth on Schedule III with respect to such Eligible Loan, 80%.

“Class B Advances Outstanding”: On any date of determination, the aggregate principal amount of all Class B Advances outstanding on such day, after giving effect to all repayments of Class B Advances and the making of new Class B Advances on such day.

“Class B Applicable Spread”: The rate per annum set forth in the Fee Letter.

“Class B Borrowing Base”: As of any Measurement Date, an amount equal to the lesser of:

(a) the aggregate sum of (i) for each Eligible Loan as of such date, the aggregate sum of the products of (A) the Class B Advance Rate for each such Eligible Loan as of such date and (B) the Adjusted Borrowing Value of each such Eligible Loan as of such date, plus (ii) the amount on deposit in the Principal Collection Account as of such date minus (iii) the Class A Advances Outstanding;

(b) (i) the aggregate Adjusted Borrowing Value of all Eligible Loans as of such date minus (ii) the Minimum Equity Amount, plus (iii) the amount on deposit in the Principal Collection Account as of such date, plus (iv) the Aggregate Unfunded Exposure Equity Amount as of such date, minus (v) the Class A Advances Outstanding as of such date; or

(c) (i) so long as any Class A Advances are outstanding and the commitments thereunder have not terminated, the Class B Facility Amount or (ii) after all amounts owing with respect to the Class A Advances have been paid in full and the Class A Commitments have been terminated, (x) the Class B Facility Amount minus (y) the Aggregate Unfunded Exposure Amount plus (z) the amount on deposit in the Unfunded Exposure Account as of such date;

minus, in each case, the Class B Minimum Reserve Amount, except that such amount shall not be deducted from the Class B Borrowing Base to the extent that either (a) the Parent Unencumbered Equity Amount is greater than or equal to $10,000,000 or (b) a Class A Borrowing Base Deficiency exists;

provided that, if on such date the Class A Advances Outstanding are greater than zero, the Class B Borrowing Base on such date shall not be less than $20,000,000;

provided, further that, for the avoidance of doubt, any Loan which at any time is no longer an Eligible Loan shall not be included in the calculation of “Class B Borrowing Base.”

“Class B Borrowing Base Deficiency”: A condition occurring on any Measurement Date with respect to which either (a) the Advances Outstanding exceeds the Class B Borrowing Base or (b) the amounts on deposit in the Unfunded Exposure Account are less than the Aggregate Unfunded Exposure Equity Amount.

“Class B Commitment”: With respect to each Class B Lender, the commitment of such Class B Lender to make Class B Advances in accordance herewith prior to the Reinvestment Period End Date, in an amount not to exceed the Class B Facility Amount and, for each Class B Lender, the amount opposite such Class B Lender’s name in the designated Class set forth on Annex B hereto or on Schedule I to the Joinder Supplement relating to each such Class B Lender.

“Class B Facility Amount”: Initially the Maximum Facility Amount applicable to the Class B Advances, as such amount may vary from time to time pursuant to Section 2.3 hereof; provided that on or after the Reinvestment Period End Date, the Class B Facility Amount shall mean the Class B Advances Outstanding.

“Class B Facility Maturity Date”: The day that is the sixth anniversary of the Closing Date; which date may be extended for one (1) calendar year by the Borrower pursuant to Section 2.3(e).

“Class B Interest”: For each Accrual Period and the Class B Advances Outstanding, the sum of the products (for each day during such Accrual Period) of:

IR x P x 1/D

where:

IR	=	the Class B Interest Rate applicable on such day;

P	=	the Class B Advances Outstanding on such day;

D	=	360 days (or, to the extent the Class B Interest Rate is the Base Rate, 365 or 366 days, as applicable).

provided that, (i) no provision of this Agreement shall require the payment or permit the collection of Class B Interest in excess of the maximum permitted by Applicable Law, and (ii) Class B Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Class B Interest Rate”: (a) The LIBOR Rate plus (b) the Class B Applicable Spread; provided that, upon and during the occurrence of a Eurodollar Disruption Event, with respect to the Class B Advances affected by such Eurodollar Disruption Event, “Class B Interest Rate” shall mean the Base Rate plus the Class B Applicable Spread; provided further that, following the occurrence and during the continuation of an Event of Default, 2.00% shall be added to the otherwise applicable Class B Interest Rate.

“Class B Lenders”: The meaning specified in the Preamble, including Madison and each financial institution which may from time to time become a Class B Lender hereunder by executing and delivering a Joinder Supplement to the Administrative Agent, the Loan Manager, the Trustee and the Borrower as contemplated by Section 2.1(b)(iv) (and for purposes of Section 2.12 and Section 2.13 of this Agreement any successor, assignee or participant).

“Class B Minimum Reserve Amount”: An amount equal to $7,500,000.

“Class B Non-Usage Fee”: The meaning set forth in the Fee Letter.

“Class B Obligations”: All Obligations owing to the Class B Lenders.

“Class B Structuring Fee”: The meaning specified in the Fee Letter.

“Class B Variable Funding Note” or “BVFN”: The meaning specified in Section 2.1(b)(i).

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation”: The meaning specified in Section 8-102(a)(5) of the UCC.

“Closing Date”: September 28, 2010.

“Closing Date Loan”: Each Loan released from the pledge created by the BOA Facility and participated in full by OFS Funding to OFS Parent and assigned by OFS Parent to the Borrower on the Closing Date pursuant to the Closing Date Agreements and pledged to the Trustee hereunder.

“Closing Date Agreements”: Each of (i) the Closing Date Participation Agreement and (ii) the OFS Parent Sale Agreement.

“Closing Date Participation Agreement”: The Participation Agreement, dated as of the date hereof, from OFS Funding to the OFS Parent relating to the Closing Date Participation Interest.

“Closing Date Participation Interest”: An undivided 100% participation interest granted by OFS Funding to the OFS Parent, which participation interest has been assigned by OFS Parent to the Borrower, in and to each Loan identified on the schedule attached to the Closing Date Agreements and in which a Lien is granted therein by the Borrower to the Trustee. pursuant to this Agreement.

“Code”: The Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:

(a) All of the Borrower’s right, title and interest in, to and under (in each case, whether now owned or existing, or hereafter acquired or arising) all Accounts, General

Intangibles, Instruments and Investment Property and any and all other property of any type or nature owned by it, including but not limited to:

(i) all Loans, Permitted Investments and Equity Securities, all payments thereon or with respect thereto and all contracts to purchase, commitment letters, confirmations and due bills relating to any Loans, Permitted Investments or Equity Securities;

(ii) the Accounts and all Cash and Financial Assets credited thereto and all income from the investment of funds therein;

(iii) all Transaction Documents;

(iv) the Closing Date Agreements;

(v) all funds delivered to the Trustee (directly or through an Intermediary or bailee) (other than funds determined by the Controlling Lender in their sole discretion to be Excluded Amounts); and

(vi) all accounts, accessions, profits, income benefits, proceeds, substitutions and replacements, whether voluntary or involuntary, of and to any of the property of the Borrower described in the preceding clauses; and

(b) All of the OFS Parent’s ownership interest in each of the Borrower and OFS Funding, pledged pursuant to the Pledge Agreement.

“Collateral Account”: A Securities Account created and maintained on the books and records of the Securities Intermediary entitled “Collateral Account” in the name of the Borrower and subject to the prior Lien of the Trustee for the benefit of the Secured Parties.

“Collection Account”: Collectively, the General Collection Account, the Interest Collection Account and the Principal Collection Account.

“Collection Date”: The date on which the Obligations have been irrevocably paid in full in accordance with Section 2.3(b) and Section 2.7 or 2.8, as applicable, and the Commitments have been irrevocably terminated in full pursuant to Section 2.3(a) or as a result of the end of the Reinvestment Period.

“Collections”: (a) All cash collections and other cash proceeds of any Loan, including, without limitation or duplication, any Interest Collections, Principal Collections, amendment fees, late fees, prepayment fees, waiver fees or other amounts received in respect thereof (but excluding any Excluded Amounts) and (b) interest earnings on Permitted Investments or otherwise in any Account.

“Commitment”: The Class A Commitments and/or the Class B Commitments, as the context may require.

“Commitment Reduction Fee”: With respect to any reduction of the Facility Amount pursuant to Section 2.3(a), an amount equal to the product of (a) the amount of such reduction multiplied by (b) the applicable Commitment Reduction Percentage.

“Commitment Reduction Percentage”: (a) On or prior to September 28, 2011, a rate per annum equal to 2.00%, (b) after September 28, 2011, and on or prior to September 28, 2012, a rate per annum equal to 1.00%, and (c) after September 28, 2012, zero.

“Consent Procedures Letter”: The Consent Procedures Letter, dated as of the date hereof, among the OFS Parent, the Borrower, the Madison Seller and the Loan Manager, substantially in the form attached hereto as Exhibit L.

“Contractual Obligation”: With respect to any Person, any provision of any securities issued by such Person or any mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or to which either is subject.

“Controlling Lender”: The Class A Lender(s) holding a majority of the aggregate outstanding amount of the Class A Commitments (or, if the Class A Commitments have been terminated, the Class A Advances) until all amounts payable hereunder with respect to the Class A Advances are paid in full (other than contingent indemnification and reimbursement obligations for which no claim giving rise thereto has been asserted) and the Class A Commitments have terminated; and then, the Class B Lender(s) holding a majority of the aggregate outstanding amount of the Class B Commitments (or, if the Class B Commitments have been terminated, the Class B Advances) until the Class B Advances are paid in full and the Class B Commitments have terminated.

“Corporate Trust Office”: The applicable designated corporate trust office of the Trustee specified on Annex A hereto, or such other address within the United States as the Trustee may designate from time to time by notice to the Administrative Agent.

“Covenant Compliance Period”: The period beginning on the Closing Date and ending on the date on which all Commitments have been terminated and the Obligations have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim giving rise thereto has been asserted).

“Credit and Collection Policy”: The written credit policies and procedures of the Loan Manager (or its Affiliate) with respect to secured loans as disclosed to the Administrative Agent and the Borrower, as such credit and collection policy may be amended or supplemented from time to time in accordance with Section 5.3(f).

“Default”: Any event that, with the giving of notice or the lapse of time, or both, would become an Event of Default.

“Delayed Draw Loan”: A Loan that requires one or more future advances to be made by the Borrower and which does not permit the re-borrowing of any amount previously repaid by the related Obligor; provided that such loan shall only be considered a Delayed Draw

Loan for so long as any future funding obligations remain in effect and only with respect to any portion which constitutes a future funding obligation.

“Determination Date”: With respect to each Payment Date, the last Business Day in the month immediately prior to such Payment Date.

“DIP Loan”: Any Loan (i) with respect to which the related Obligor is a debtor-in-possession as defined under the Bankruptcy Code, (ii) which has the priority allowed pursuant to Section 364 of the Bankruptcy Code and (iii) the terms of which have been approved by a court of competent jurisdiction (the enforceability of which is not subject to any pending contested matter or proceeding).

“Discretionary Sale”: The meaning specified in Section 2.14(c).

“Dollars”: Means, and the conventional “$” signifies, the lawful currency of the United States.

“EBITDA”: With respect to the Relevant Test Period with respect to the related Loan, the meaning of “EBITDA,” “Adjusted EBITDA” or any comparable definition in the Underlying Instruments for each such Loan, and in any case that “EBITDA,” “Adjusted EBITDA” or such comparable definition is not defined in such Underlying Instruments, an amount, for the Obligors on such Loan (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus (a) interest expense, (b) income taxes, (c) depreciation and amortization for such Relevant Test Period (to the extent deducted in determining earnings from continuing operations for such period), (d) amortization of intangibles (including, but not limited to, goodwill, financing fees and other capitalized costs), other non-cash charges and organization costs, (e) extraordinary losses in accordance with GAAP, (f) one-time, non-recurring non-cash charges consistent with the compliance statements and financial reporting packages provided by the Obligors, and (g) any other item the Borrower and the Administrative Agent mutually deem to be appropriate.

“Eligible Loan”: Each Loan (A) for which the Administrative Agent and the Trustee have received (or, in accordance with the definition of “Required Loan Documents,” will receive) the related Required Loan Documents; (B) that has been approved by the Administrative Agent and the Majority Class B Lenders, in their respective sole discretion, prior to the applicable Transaction date; and (C) that satisfies each of the following eligibility requirements (unless the Administrative Agent and the Majority Class B Lenders in their respective sole discretion agree to waive any such eligibility requirement with respect to such Loan); provided that, the eligibility requirements set forth in clauses (A) and (B) above and clauses (a), (h), (i), (k), (bb) and (ee) below with respect to any Loan Asset shall only be tested on the date such Loan Asset is transferred to the Borrower:

(a) such Loan is a First Lien Loan or a Closing Date Participation Interest therein;

(b) such Loan is payable in Dollars and does not permit the currency in which such Loan is payable to be changed;

(c) the acquisition (including the manner of acquisition, ownership, enforcement and disposition) of such Loan did not and will not subject the Borrower, the Loan Manager or any other Person to any tax, fee or governmental charge;

(d) the acquisition of such Loan will not cause the Borrower or the pool of Collateral to be required to register as an investment company under the 1940 Act;

(e) such Loan does not constitute a DIP Loan;

(f) the primary Underlying Asset for such Loan is not real property;

(g) such Loan is in the form of and is treated as indebtedness of the related Obligor for U.S. federal income tax purposes;

(h) as of the date such Loan is first included as part of the Collateral, such Loan is not delinquent in payment of either principal or interest;

(i) such Loan and any Underlying Assets (or, with respect to clause (iii), the acquisition thereof) (i) comply in all material respects with all Applicable Laws, (ii) have not, and will not, be used by the related Obligor in any manner or for any purpose that would result in any material risk of liability being imposed upon the Borrower or any Secured Party under any Applicable Law, and (iii) will not violate any Applicable Law or cause any Lender (in its commercially reasonable judgment) to fail to comply with any request or directive from any Governmental Authority having jurisdiction over such Lender;

(j) such Loan is eligible under its Underlying Instruments (giving effect to the provisions of Sections 9-406 and 9-408 of the UCC) to be sold to the Borrower and to have a security interest therein granted to the Trustee, as agent for the Secured Parties;

(k) (A) the Obligor with respect to such Loan had full legal capacity to execute and deliver the related Underlying Instruments and (B) such Loan, together with the Underlying Instruments related thereto, (i) is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor and each guarantor thereof, enforceable against such Obligor and each such guarantor in accordance with its terms, subject to customary bankruptcy, insolvency and equity limitations, (ii) is not subject to, or the subject of any assertions in respect of, any litigation, dispute or offset, and (iii) contains provisions substantially to the effect that the Obligor’s and each guarantor’s payment obligations thereunder are absolute and unconditional without any right of rescission, setoff, counterclaim or defense for any reason against the applicable Seller, the Borrower or any assignee;

(l) if such Loan is an Additional Loan, such Loan was originated and underwritten or purchased and underwritten by the Madison Seller in accordance with the Credit and Collection Policy (unless disclosed as an exception in the related credit approval memorandum delivered to the Administrative Agent and the Borrower in connection with the approval of such Loan hereunder);

(m) the Borrower has good and marketable title to, and is the sole owner of, such Loan, and the Borrower has granted to the Trustee for the benefit of the Secured Parties a valid and perfected first priority (subject to Permitted Liens) security interest in the Loan and Underlying Instruments;

(n) such Loan, and any payment made with respect to such Loan, is not subject to any withholding tax unless the Obligor thereon is required under the terms of the related Underlying Instrument to make “gross-up” payments that cover the full amount of such withholding tax on an after-tax basis;

(o) to the extent required by Applicable Law, for any Loan originated by any Seller or its Affiliates, such Seller or its applicable Affiliate had all necessary licenses and permits to originate such Loan in the State where the related Obligor is located and the Borrower has all necessary licenses and permits to purchase and own such Loan and enter into the applicable Underlying Instruments as a lender in the State where such Obligor is located;

(p) such Loan and the Underlying Instruments related thereto, are eligible to be sold, assigned or transferred to the Borrower, and neither the sale, transfer or assignment of such Loan to the Borrower, nor the granting of a security interest hereunder to the Trustee, violates, conflicts with or contravenes any Applicable Law or any contractual or other restriction, limitation or encumbrance;

(q) such Loan requires the related Obligor to maintain the Related Property for such Loan in good repair and to maintain adequate insurance with respect thereto;

(r) as of the related Advance Date, such Loan has a remaining term to stated maturity that does not exceed six (6) years;

(s) the Underlying Instruments for such Loan do not contain a confidentiality provision that would prohibit the Trustee, the Administrative Agent or any Lender from accessing all necessary information with regard to such Loan, so long as the Administrative Agent, the Trustee or such Lender, as applicable, has agreed to maintain the confidentiality of such information in accordance with the provisions of such Underlying Instruments;

(t) such Loan provides for (i) periodic payments of accrued and unpaid interest in cash on a current basis at a rate of at least 1.50% per annum, no less frequently than quarterly and (ii) a fixed amount of principal payable in cash no later than its stated maturity;

(u) the Obligor with respect to such Loan is an Eligible Obligor;

(v) such Loan is either not a “registration required obligation” within the meaning of Section 163(f)(2) of the Code, or is Registered;

(w) other than with respect to any Closing Date Participation Interest, such Loan is not a participation interest;

(x) all information provided by either the Borrower or the Loan Manager with respect to such Loan is true, correct and complete in all material respects; provided that, to the extent any such information was furnished to the Borrower or the Loan Manager, as applicable, by a related Obligor or any other third party, such information is true, correct and complete to the best of the knowledge of the Borrower or of the Loan Manager, as applicable;

(y) such Loan (A) is not an Equity Security and (B) does not provide by its terms for the conversion or exchange into an Equity Security at any time on or after the date it is included as part of the Collateral;

(z) such Loan does not constitute Margin Stock;

(aa) [reserved];

(bb) on the date of acquisition of such Loan by the Borrower, the aggregate Assigned Value of Loans to the related Obligor is not greater than $15,000,000;

(cc) neither the related Obligor, any other party obligated with respect to such Loan nor any Governmental Authority has alleged that such Loan or any related Underlying Instrument is illegal or unenforceable;

(dd) such Loan qualifies as an “Eligible Asset” as defined in Rule 3-a7 of the 1940 Act;

(ee) if such Loan is acquired by the Borrower from the applicable Seller, (i) such Loan was sourced or originated by such Seller or its Affiliates in the ordinary course of business, and (ii) such Seller has caused its master computer records to be clearly and unambiguously marked to indicate that such Loan has been sold to the Borrower;

(ff) such Loan satisfies such other eligibility criteria as may be mutually agreed upon by the Administrative Agent and the Borrower prior to the applicable Advance Date; and

(gg) other than with respect to Loans included in the Collateral on the Closing Date, such Loan is not a Revolving Loan.

For purposes of determining compliance with clause (B) of the definition of “Eligible Loan,” each Loan included in the Loan List set forth on Schedule III hereto as of the Closing Date shall be deemed approved by the Administrative Agent and the Majority Class B Lenders.

“Eligible Obligor”: On any date of determination, any Obligor that:

(a) is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization;

(b) is not a Governmental Authority;

(c) is not controlled by the Borrower, any Seller, the Loan Manager or an Affiliate of any such Person;

(d) is organized and incorporated in the United States or any State thereof; and

(e) (x) is not the subject of and, to the best of the Borrower’s knowledge is not threatened with any proceeding which would result in, an Insolvency Event with respect to such Obligor and (y) as of the date on which such Loan becomes part of the Collateral, such Obligor is not in financial distress or experiencing a material adverse change in its condition, financial or otherwise, which requirement in this clause (y) shall be deemed to be satisfied if the related Loan is approved by the Administrative Agent and the Majority Class B Lenders, pursuant to clause (B) of this definition of Eligible Loan.

“Eligible Repurchase Obligations”: Repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States, in either case entered into with a depository institution or trust company (acting as principal) described in clause (b) of the definition of Permitted Investments.

“Enforcement Action”: In each case on or after the occurrence of an Event of Default (a) any action by the Administrative Agent or any Lender (or group of Lenders) to instruct the Trustee to enforce any Lien in respect of any Collateral, including any foreclosure proceeding, any public or private sale, or any other Disposition pursuant to Article 9 of the UCC, (b) the exercise of any other right or remedy provided to the Trustee, the Administrative Agent or any Lender (or any group of Lenders) under this Agreement or any other Transaction Document or applicable law with respect to the Collateral, including the taking of control, retention or possession of, or the exercise of any right of setoff with respect to, any Collateral, (c) any action by the Trustee, the Administrative Agent or any Lender (or any group of Lenders) to retain or cause the Borrower (or the Loan Manager on behalf of the Borrower) to retain a broker or investment banker, to prepare for and consummate the sale of any material portion of Collateral, so long as such actions are diligently pursued in good faith, (d) the disposition of Collateral by the Trustee after the occurrence and during the continuation of an Event of Default, or (e) the commencement by the Trustee, the Administrative Agent or any Lender (or any group of Lenders) of any legal proceedings or actions against or with respect to any Seller, the Borrower or the Loan Manager or any of such Person’s property or assets or any Collateral to facilitate any of the actions described in clauses (a), (b), (c) and (d) above.

“Equity Capital”: That portion of the Cash, Permitted Investments (valued at par) and Eligible Loans (valued at par) owned by the Borrower and not funded with the proceeds of Advances.

“Equity Security”: (i) Any equity security or any other security that is not eligible for purchase by the Borrower as a Loan, or (ii) any security purchased as part of a “unit” with a Loan and that itself is not eligible for purchase by the Borrower as a Loan.

“ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated or issued thereunder.

“ERISA Affiliate”: (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower.

“Eurodollar Disruption Event”: The occurrence of any of the following: (a) any Lender shall have notified the Administrative Agent, the Trustee, the Loan Manager and the Borrower of a determination by such Lender that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain Dollars in the London interbank market to fund any Advance, (b) any Lender shall have notified the Administrative Agent, the Trustee, the Loan Manager and the Borrower of a determination by such Lender that the rate at which deposits of Dollars are being offered to such Lender in the London interbank market does not accurately reflect the cost to such Lender of making, funding or maintaining any Advance or (c) any Lender shall have notified the Administrative Agent, the Trustee, the Loan Manager and the Borrower of the inability of such Lender, as applicable, to obtain Dollars in the London interbank market to make, fund or maintain any Advance.

“Events of Default”: The meaning specified in Section 9.1.

“Excepted Persons”: The meaning specified in Section 13.13(a).

“Exchange Act”: The United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts”: (i) Any amount received in the Collection Account with respect to any Loan included as part of the Collateral, which amount is attributable to the reimbursement of payment by the Borrower of any Tax, fee or other charge imposed by any Governmental Authority on such Loan or on any Underlying Assets, (ii) any interest or fees (including origination, agency, structuring, management or other up-front fees) that are for the account of the applicable Seller or any other Person from whom the Borrower purchased such Loan (including, without limitation, interest accruing prior to the Closing Date), (iii) any reimbursement of insurance premiums, (iv) any escrows relating to Taxes, insurance and other amounts in connection with Loans which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under Underlying Instruments or (v) any amount deposited into the Collection Account in error.

“Excluded Taxes”: With respect to any Secured Party or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located, or in the case of any Lender, in which its applicable lending office is located, unless such Taxes are imposed as a result of such Secured Party having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any of the other Transaction Documents (in which case such Taxes will be treated as Non-Excluded Taxes); (b) any tax imposed as a result of a Secured Party’s failure to comply with the requirements of Sections 1471 through 1474 of the Code and any regulations promulgated thereunder, as in effect on the Closing Date, to establish an exemption from withholding thereunder; and (c) any withholding tax imposed by the Unites States on a Class A Non-Usage Fee or a Class B Non-Usage Fee under the law as in effect on the date hereof.

“Expense Reserve Account”: A Securities Account created and maintained on the books and records of the Securities Intermediary entitled “Expense Reserve Account” in the name of the Borrower and subject to the prior Lien of the Trustee for the benefit of the Secured Parties.

“Expense Reserve Account Amount”: At any time, an amount equal to $50,000 minus the available balance of the Expense Reserve Account at such time.

“Facility Amount”: The sum of the Class A Facility Amount and the Class B Facility Amount.

“Facility Maturity Date”: The Class A Facility Maturity Date and/or the Class B Facility Maturity Date, as the context may require.

“FDIC”: The Federal Deposit Insurance Corporation, and any successor thereto.

“Federal Funds Rate”: For any period, a fluctuating interest per annum rate equal, for each day during such period, to the weighted average of the overnight federal funds rates as in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole discretion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. (Charlotte, North Carolina time) on such day.

“Fee Letter”: The Fee Letter, dated as of the date hereof, from the Administrative Agent and the Lenders to the Borrower, and acknowledged by the Loan Manager, as the same may be amended, restated, modified or supplemented from time to time.

“Fees”: The Structuring Fees and Non-Usage Fees.

“Financial Asset”: The meaning specified in Section 8-102(a)(9) of the UCC.

“Financial Sponsor”: Any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“First Lien Loan”: A Loan (i) that is not (and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, (ii) that is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law (but subject to any other Liens permitted under the related Underlying Instruments that are reasonable and customary for similar loans, and Liens accorded priority by law in favor of the United States or any state or agency thereof), and (iii) the Loan Manager determines in good faith that the value of the collateral or enterprise value securing the Loan on or about the time of origination equals or exceeds the outstanding principal balance of the Loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral.

“Fitch”: Fitch, Inc. or any successor thereto.

“Funding Date”: With respect to any Advance, the Business Day of receipt by the Administrative Agent and Trustee of a Funding Notice and other required deliveries in accordance with Section 2.2.

“Funding Indemnity Letter”: That certain Side Letter, dated as of the date hereof, from the OFS Capital, LLC, acknowledged and agreed to by Wells Fargo Securities, LLC.

“Funding Notice”: A notice in the form of Exhibit A-1 requesting an Advance, including the items required by Section 2.2.

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States.

“General Collection Account”: A Securities Account created and maintained on the books and records of the Securities Intermediary entitled “General Collection Account” in the name of the Borrower and subject to the prior Lien of the Trustee for the benefit of the Secured Parties.

“General Intangible”: The meaning specified in Section 9-102(a)(42) of the UCC.

“Governing Documents”: (a) With respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Governmental Authority”: With respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Guarantee Obligation”: As to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Highest Required Investment Category”: (i) With respect to ratings assigned by Moody’s, “Aa2” or “P-1” for one-month instruments, “Aa2” and “P-1” for three-month instruments, “Aa3” and “P-1” for six-month instruments and “Aa2” and “P-1” for instruments with a term in excess of six months, (ii) with respect to rating assigned by S&P, “A-1” for short-term instruments and “A” for long-term instruments, and (iii) with respect to rating assigned by Fitch (if such investment is rated by Fitch), “F-1+” for short-term instruments and “AAA” for long-term instruments.

“Increased Costs”: Any amounts required to be paid by the Borrower to an Indemnified Party pursuant to Section 2.12.

“Indebtedness”: With respect to any Person at any date without duplication, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of Property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person,

(d) all liabilities secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any Property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and (e) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (d) above. The amount of any Indebtedness under clause (d) shall be equal to the lesser of (A) the stated amount of the relevant obligations and (B) the fair market value of the Property subject to the relevant Lien. The amount of any Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Amounts”: The meaning specified in Section 10.1(a).

“Indemnified Parties”: The meaning specified in Section 10.1(a).

“Independent Manager”: The meaning specified in Section 4.1(u)(xxvi).

“Indorsement”: The meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

“Initial Advance”: All Advances made on the Closing Date hereunder.

“Insolvency Event”: With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction over such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree, order or appointment shall remain unstayed and in effect for a period of sixty (60) consecutive days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, (c) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or (d) the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Instrument”: The meaning specified in Section 9-102(a)(47) of the UCC.

“Insurance Policy”: With respect to any Loan, an insurance policy covering liability and physical damages to, or loss of, the related Underlying Assets.

“Interest Collection Account”: A Securities Account created and maintained on the books and records of the Securities Intermediary entitled “Interest Collection Account” in the name of the Borrower and subject to the prior Lien of the Trustee for the benefit of the Secured Parties.

“Interest Collections”: All payments of interest on Loans and Permitted Investments, including any payments of accrued interest received on the sale of Loans or Permitted Investments and all payments of principal (including principal prepayments) on Permitted Investments purchased with the proceeds described in this definition, in each case, received in cash by or on behalf of the Borrower or Trustee; provided that Interest Collections shall not include (x) Sale Proceeds representing accrued interest that are applied toward payment for accrued interest on the purchase of an Additional Loan (including in connection with a Substitution) and (y) interest received in respect of a Loan (including in connection with any sale thereof), which interest was purchased with Principal Collections.

“Interest Coverage Trigger”: A trigger that will be breached with respect to any Payment Date, after giving effect to the payments to be made on such Payment Date, if the ratio of (i) the aggregate amount of Interest Collections received with respect to the related Accrual Period minus all amounts owed by the Borrower on such Payment Date pursuant to Sections 2.7(a)(1) and (2) to (ii) the aggregate amount of Class A Interest and Class B Interest owed by the Borrower on such Payment Date, is less than 1.20x at any time after the earlier to occur of (x) the date that both (A) the Class A Advances Outstanding is equal to the Class A Facility Amount and (b) the Class B Advances Outstanding is equal to $37,500,000 and (y) the date that is six (6) months after the Closing Date.

“Interest Rate”: The Class A Interest Rate and/or Class B Interest Rate, as applicable.

“Intermediary”: (a) A Clearing Corporation or (b) a Person, including a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity, which in each case is not an Affiliate of the Borrower or the Loan Manager.

“Investment”: With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the acquisition of Loans and the acquisition of Equity Securities otherwise permitted by the terms hereof which are related to such Loans.

“Investment Property”: The meaning specified in Section 9-102(a)(49) of the UCC.

“Joinder Supplement”: An agreement among the Borrower, a Lender and the Administrative Agent in the form of Exhibit H to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Closing Date, as contemplated by Section 2.1(a)(iv) or Section 2.1(b)(iv), as applicable, a copy of which shall be delivered to the Trustee and the Loan Manager.

“Key People”: The meaning specified in the Fee Letter.

“Lender”: Each of the Class A Lenders and Class B Lenders, as applicable in the context used.

“LIBOR Rate”: For any day during the applicable Accrual Period with respect to each Advance, (a) the rate per annum appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, for such day; provided that, if such day is not a Business Day, the immediately preceding Business Day, for a three-month maturity; and (b) if no rate specified in clause (a) of this definition so appears on Reuters Screen LIBOR01 Page (or any successor or substitute page), the interest rate per annum at which dollar deposits of $5,000,000 and for a three-month maturity are offered by the principal London office of Wells Fargo in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, for such day.

“Lien”: Any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or properties in favor of any other Person.

“Loan”: Any commercial loan or note which is sourced or originated by a Seller or any of their respective Affiliates or which the Borrower acquires from a third party in the ordinary course of its business and each Closing Date Participation Interest.

“Loan Checklist”: An electronic or hard copy, as applicable, of a checklist delivered by or on behalf of the Borrower to the Trustee, for each Loan, of all Required Loan Documents to be included within the respective Loan File, which shall specify whether such document is an original or a copy.

“Loan File”: With respect to each Loan, a file containing (a) each of the documents and items as set forth on the Loan Checklist with respect to such Loan and (b) duly executed originals (to the extent required by the Credit and Collection Policy) and copies of any other relevant records relating to such Loans and the Underlying Assets pertaining thereto.

“Loan Management Fee”: The Senior Loan Management Fee, the Subordinated Loan Management Fee and the Accrued Loan Manager Fee.

“Loan Manager”: The meaning specified in the Preamble.

“Loan Manager LLC Agreement”: The Limited Liability Company Agreement of the Loan Manager, dated as August 18, 2009, as the same may be amended, restated, modified or supplemented from time to time.

“Loan Manager Indemnified Party”: The meaning specified in the Section 10.2.

“Loan Manager Reimbursable Expenses”: The meaning specified in Section 6.7.

“Loan Manager Standard”: The standard of care set forth in Section 6.2(e).

“Loan Manager Termination Event”: The occurrence of any one of the following:

(a) any failure by the Loan Manager to pay, transfer or deposit into the Collection Account any funds received in error with respect to the Loans, as required by this Agreement, which failure continues unremedied for a period of five (5) Business Days;

(b) any failure on the part of the Loan Manager to duly observe or perform in any material respect the covenants or agreements of the Loan Manager set forth in any Transaction Document to which the Loan Manager is a party (including, without limitation, any material delegation of the Loan Manager’s duties not permitted by this Agreement) and the same continues unremedied for a period of forty-five (45) days after the earlier to occur of (i) the date on which written notice of such failure shall have been delivered to the Loan Manager by any Lender or the Borrower, and (ii) the date on which a Responsible Officer of the Loan Manager acquires knowledge thereof;

(c) an Insolvency Event shall occur with respect to the Loan Manager;

(d) so long as the Madison Seller is an affiliate of the Loan Manager, the occurrence of an Event of Default described in Sections 9.1 (a), (c), (i) or (q), in each case, with respect to the Madison Seller;

(e) the occurrence or existence of any change with respect to the Loan Manager that has a Material Adverse Effect;

(f) so long as Madison is an Affiliate of the Loan Manager, the occurrence of any Change of Control with respect to the Loan Manager;

(g) any failure by the Loan Manager to deliver any Required Reports required to be delivered by the Loan Manager hereunder on or before the date occurring five (5) Business Days after the date such report is required to be delivered under the terms of this Agreement;

(h) any representation, warranty or certification made by the Loan Manager in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which inaccuracy has a Material Adverse Effect on the Lenders and which continues to be unremedied for a period of thirty (30) days after the earlier to occur of (i) the date on which written notice of such inaccuracy shall have been given to the Loan Manager by any Lender or the Borrower and (ii) the date on which a Responsible Officer of the Loan Manager acquires knowledge thereof;

(i) the rendering against the Loan Manager of one or more final judgments, decrees or orders for the payment of money in excess of $5,000,000 (net of amounts covered by any insurance as to which the insurer does not dispute coverage), individually or aggregate, and Loan Manager shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of such judgment, decree or order to be stayed during the pendency of the appeal or the Loan Manager shall have made payments of amounts in excess of $5,000,000 in settlement of any litigation claim or dispute (excluding payments made from insurance proceeds);

(j) [Intentionally Omitted];

(k) so long as Madison or an Affiliate of Madison acts as Loan Manager hereunder, Madison shall fail to have assets on a net book value basis of at least 75% of the amount outstanding as of the most recently completed fiscal quarter preceding the Closing Date (for the avoidance of doubt, net book value depreciation based solely on ordinary course loan asset runoff shall not count as part of this test);

(l) the occurrence or existence of any change in the Credit and Collection Policy not permitted under Section 5.3(f); or

(m) any three (3) Key People (or any approved replacement therefor) shall (i) not be employees of the Loan Manager (or an Affiliate of the Loan Manager which is acting on behalf of the Loan Manager) or (ii) not be actively involved in the management of the Loan Manager or an Affiliate thereof for any continuous 60-day .period, other than due to temporary absences for family leave, and such persons are not replaced with other individuals reasonably acceptable to the Controlling Lender within 30 days

“Loan Manager Termination Notice”: The meaning specified in Section 6.11.

“Loan Register”: The meaning specified in Section 5.3(n).

“Loan Schedule”: The schedule listing each Loan owned or scheduled to be acquired by the Borrower and each Underlying Instrument in respect of each such Loan, along with a notation as to whether each such Underlying Instrument has been delivered by the Borrower to the Trustee and the Administrative Agent or, if any such Underlying Instrument has not been delivered and is a Required Loan Document, the anticipated delivery date of each such Underlying Instrument.

“Madison”: Madison Capital Funding LLC, a Delaware limited liability company.

“Madison Sale Agreement”: The Loan Sale Agreement, dated as of the date hereof by and between the Madison Seller and the Borrower.

“Madison Seller”: Madison, in its capacity as the “Seller” under the Madison Sale Agreement and not in any other capacity.

“Majority Class B Lenders”: The Class B Lenders representing more than 50% of the aggregate Class B Commitments (or, if all the Class B Commitments have been terminated, the Class B Advances Outstanding).

“Margin Stock”: “Margin Stock” as defined under Regulation U.

“Material Adverse Effect”: With respect to any event or circumstance, a material adverse effect on (a) the business, assets, financial condition, management conditions (financial or otherwise), operations, performance, properties or prospects of the Borrower or the Loan Manager, as applicable in the context used, (b) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of the Loans generally or any material portion of the Loans, (c) the rights and remedies of the Trustee, the Administrative Agent and the Lenders with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of each of the Borrower or the Loan Manager, as applicable, to perform its respective obligations under any Transaction Document to which it is a party, or (e) the status, existence, perfection, priority or enforceability of the Trustee’s Lien on the Collateral.

“Material Modification”: Any amendment or waiver of, or modification or supplement to, an Underlying Instrument governing an Eligible Loan executed or effected on or after the date on which such Loan is transferred to the Borrower, that:

(a) extends the due date for payment of outstanding amounts (other than principal amounts) of such Loan;

(b) waives one or more interest payments, reduces the amount of interest due with respect to such Loan or permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Loan (other than any deferral or capitalization already allowed by the terms of its Underlying Instruments);

(c) contractually or structurally subordinates such Loan by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than Permitted Liens described in clause (a) of the definition thereof) on any of the Underlying Assets securing such Loan;

(d) substitutes, alters or releases (other than as permitted by such Underlying Instruments) the Underlying Assets securing such Loan, and each such substitution, alteration or release, as determined in the sole reasonable discretion of the Administrative Agent, materially and adversely affects the value of such Loan; or

(e) amends, waives, forbears, supplements or otherwise modifies in any way the definition of “Net Senior Leverage Ratio” or “Cash Interest Coverage Ratio” (or any respective comparable definitions in its Underlying Instruments) or the definition of any component thereof in a manner that, in the sole discretion of the Administrative Agent, is materially adverse to the Lenders.

“Maximum Facility Amount”: With respect to the Class A Advances, $135,000,000 and with respect to the Class B Advances, $45,000,000.

“MCF Purchase Price”: The meaning specified in Section 9.2(c).

“Measurement Date”: Each of (i) the Closing Date; (ii) the date of any Borrower’s Notice; (iii) the date that a Responsible Officer of the Loan Manager has actual knowledge of the occurrence of any Assigned Value Adjustment Event; (iv) the date that the Assigned Value of any Loan is adjusted; (v) the date that is two (2) days prior to each Payment Date; (vi) unless such date is two (2) or fewer days prior to the next Payment Date, the Business Day prior to the date any Principal Collections are to be released pursuant to Section 2.7(b); (vii) the date on which any Loan included in the latest calculation of the Borrowing Base fails to meet one or more of the criteria listed in the definition of “Eligible Loan” (other than any criteria thereof waived by the Administrative Agent and the Majority Class B Lenders, on or prior to the date of acquisition of such Loan by the Borrower); (viii) on or prior to each Reinvestment, Discretionary Sale, Substitution or Optional Sale pursuant to Section 2.14 and Section 3.2, as applicable; (ix) each Reporting Date; and (x) each other date requested by the Controlling Lender.

“Minimum Equity Amount”: $45,000,000.

“Moody’s”: Moody’s Investors Service, Inc., and any successor thereto.

“Mortgage”: The mortgage, deed of trust or other instrument creating a Lien on an interest in real property securing a Loan, including the assignment of leases and rents, if any, related thereto.

“Multiemployer Plan”: A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the preceding five (5) years contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.

“Net Senior Leverage Ratio”: With respect to any Loan for any Relevant Test Period, either (a) the meaning of “Net Senior Leverage Ratio” or comparable definition set forth in the Underlying Instruments for such Loan, or (b) in the case of any Loan with respect to which the related Underlying Instruments do not include a definition of “Net Senior Leverage Ratio” or comparable definition, the ratio of (i) the senior Indebtedness (including, without limitation, such Loan) of the applicable Obligor as of the date of determination minus the Unrestricted Cash of such Obligor as of such date to (ii) EBITDA of such Obligor with respect to the applicable Relevant Test Period, as calculated by the Borrower or the Loan Manager in good faith.

“Non-Excluded Taxes”: The meaning specified in Section 2.13(a).

“Non-Exempt Lender”: The meaning specified in Section 2.13(e).

“Non-Usage Fees”: The meaning set forth in the Fee Letter.

“Noteless Loan”: A Loan with respect to which the Underlying Instruments either (i) do not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan or (ii) require execution and delivery of such a promissory note only upon the request of any holder of the indebtedness created under such Loan, and as to which the Borrower has not requested a promissory note from the related Obligor.

“Notice of Exclusive Control”: The meaning specified in the Securities Account Control Agreement.

“Obligations”: The unpaid principal amount of, and interest (including, without limitation, interest accruing after the maturity of the Advances and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Advances and all other obligations and liabilities of the Borrower to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of or in connection with any Transaction Document, and any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Trustee or to the Lenders that are required to be paid by the Borrower pursuant to the terms of the Transaction Documents) or otherwise.

“Obligor”: With respect to any Loan, any Person or Persons obligated to make payments pursuant to or with respect to such Loan, including any guarantor thereof.

“Officer’s Certificate”: A certificate signed by a Responsible Officer of the Person providing the applicable certification, as the case may be.

“OFS Funding”: OFS Funding, LLC, a Delaware limited liability company.

“OFS Parent”: OFS Capital, LLC, a Delaware limited liability company, together with any corporation succeeding thereto that results from a conversion into a Business Development Company in accordance with the 1940 Act.

“OFS Parent Organizational Agreement”: The Amended and Restated Limited Liability Company Agreement of the OFS Parent (formerly known as Old Orchard First Source Asset Management, LLC), dated as of December 31, 2009, as the same may be amended, restated, modified or supplemented from time to time.

“OFS Parent Sale Agreement”: The Loan Sale Agreement, dated as of the date hereof, between OFS Parent and the Borrower.

“OFS Parent Valuation Procedures”: If a Loan is to be sold to the OFS Parent (or an Affiliate thereof) other than pursuant to Section 7.2 of the OFS Parent Sale Agreement, the Borrower (or the Loan Manager on behalf of the Borrower) shall value the Loan by obtaining either (a) first, bids for such Loan from three (3) unaffiliated loan market participants (or, if the Borrower (or the Loan Manager on behalf of the Borrower) is unable to obtain bids from three (3) such participants, then bids from at least two (2) such unaffiliated loan market participants from which the Borrower (or the Loan Manager on behalf of the Borrower) can obtain bids using efforts consistent with the Loan Manager Standard) and the value of such Loan shall be the average of such three (3) (or two (2), as applicable) bids or (b) second, if the Borrower (or the Loan Manager on behalf of the Borrower) is unable to obtain bids for such Loan from unaffiliated loan market participants as required by clause (a), the most recent valuation

(provided that the “most recent” valuation is a recent valuation as determined by the Borrower (or the Loan Manager on behalf of the Borrower) in its commercially reasonable business judgment in accordance with the Loan Manager Standard) of the fair market value of such Loan established by reference to the “bid side” price (with a depth based on at least three (3) quotes) listed on a third-party pricing service such as LoanX, Inc., Mark-It Partners or Loan Pricing Corp. or other service selected by the Borrower (or the Loan Manager on behalf of the Borrower) in accordance with the Loan Manager Standard; provided that if a fair market value is available from more than one pricing service, the highest such “bid side” value so obtained shall be used, or (c) third, if data for such Loan is not available from such a pricing service, an analysis performed by an Approved Valuation Firm selected by the Borrower (or the Loan Manager on behalf of the Borrower) to establish a fair market value of such Loan which reflects the “bid side” price that would be paid by a willing buyer to a willing seller of such Loan in a sale on an arm’s-length basis, and either the OFS Parent or such Affiliate acquires such Loan for a price equal to the price established by such OFS Parent Valuation Procedure.

“OFS Purchase Price”: The meaning specified in Section 9.2(c).

“OFS Seller”: OFS Parent, as a Seller under the OFS Parent Sale Agreement.

“Opinion of Counsel”: A written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its sole discretion.

“Optional Sale”: The meaning specified in Section 2.14(d).

“Original Cash Interest Coverage Ratio”: With respect to any Loan, the Cash Interest Coverage Ratio for such Loan on the date such Loan was acquired by the Borrower.

“Original Net Senior Leverage Ratio”: With respect to any Loan, the Net Senior Leverage Ratio for such Loan on the date such Loan was acquired by the Borrower.

“Other Taxes”: The meaning specified in Section 2.13(b).

“Outstanding Balance” means, with respect to any Loan as of any date of determination, the outstanding principal balance of any advances or loans (including funded and unfunded commitments) made by the Borrower to the related Obligor pursuant to the related Underlying Instruments as of such date of determination (exclusive of any interest and Accreted Interest).

“Parent Unencumbered Equity”: The unencumbered cash then available as shown on OFS Parent’s balance sheet and/or undrawn capital commitments then available to OFS Parent as OFS Parent is able to demonstrate to the Lenders, as determined by the Lenders in their sole discretion.

“Payment Date”: Quarterly on the 20th day of each January, April, July and October, or, if such day is not a Business Day, the next succeeding Business Day, commencing on January 20, 2011.

“Payment Date Statement”: A statement prepared by the Trustee and verified by the Loan Manager prior to each Payment Date setting forth the calculation of each amount payable out of available Collections on such Payment Date pursuant to either Section 2.7 or 2.8, as applicable, together with the payment information for each recipient of such amounts.

“Payment Duties”: The meaning specified in Section 7.2(b)(iv).

“Pension Plans”: The meaning specified in Section 4.1(v).

“Permitted Investments”: Negotiable instruments or securities or other investments (which may include obligations or securities of issuers for which the Trustee or an Affiliate of the Trustee provides services or receives compensation) that (i) except in the case of demand or time deposits, investments in money market funds and Eligible Repurchase Obligations, are represented by instruments in registered form or ownership of which is represented by book entries by a Clearing Agency or by a Federal Reserve Bank in favor of depository institutions eligible to have an account with such Federal Reserve Bank who hold such investments on behalf of their customers, (ii) as of any date of determination, mature by their terms on or prior to the Business Day preceding the next Payment Date, (iii) are in the form of and are treated as indebtedness of the related Obligor for U.S. federal income tax purposes, (iv) are not subject to any withholding tax unless the Obligor thereon is required under the terms of the related Underlying Instrument to make “gross-up” payments that cover the full amount of such withholding tax on an after-tax basis, and (v) evidence:

(a) direct obligations of, and obligations fully guaranteed as to full and timely payment by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States);

(b) demand deposits, time deposits or certificates of deposit of depository institutions or trust companies incorporated under the laws of the United States or any state thereof and subject to supervision and examination by federal or state banking or depository institution authorities; provided that at the time of the Borrower’s investment or contractual commitment to invest therein, the commercial paper, if any, and short-term unsecured debt obligations (other than such obligation whose rating is based on the credit of a Person other than such institution or trust company) of such depository institution or trust company shall have a credit rating from Fitch and each Rating Agency in the Highest Required Investment Category granted by Fitch and such Rating Agency;

(c) commercial paper, or other short-term obligations, having, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating in the Highest Required Investment Category granted by each Rating Agency and Fitch;

(d) demand deposits, time deposits or certificates of deposit that are fully insured by the FDIC and either have a rating on their certificates of deposit or short-term deposits from Moody’s and S&P of “P-1” and “A-1”, respectively, and if rated by Fitch, from Fitch of “F-1+”;

(e) notes that are payable on demand or bankers’ acceptances issued by any depository institution or trust company referred to in clause (b) above;

(f) investments in taxable money market funds or other regulated investment companies having, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category from each Rating Agency and Fitch (if rated by Fitch);

(g) time deposits (having maturities of not more than 90 days) by an entity the commercial paper of which has, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category granted by each Rating Agency and Fitch; or

(h) Eligible Repurchase Obligations with a rating acceptable to the Rating Agencies and Fitch, which in the case of S&P, shall be “A-1” and in the case of Fitch shall be “F-1+”.

The Trustee may, pursuant to the direction of the Loan Manager or the Administrative Agent, as applicable, purchase or sell to itself or an Affiliate, as principal or agent, the Permitted Investments described above.

“Permitted Liens”:

(a) with respect to the OFS Parent’s ownership interests in OFS Funding and the Borrower: Liens in favor of the Trustee created pursuant to the Pledge Agreement;

(b) with respect to the interest of any Seller or the Borrower in the Loans included in the Collateral: (i) Liens in favor of the Borrower created pursuant to the related Sale Agreement and (ii) Liens in favor of the Trustee created pursuant to this Agreement; and

(c) with respect to the interest of any Seller or the Borrower in the other Collateral (including any Underlying Assets): (i) materialmen’s, warehousemen’s, mechanics’ and other Liens arising by operation of law in the ordinary course of business for sums not due or sums that are being contested in good faith, (ii) purchase money security interests in certain items of equipment, (iii) Liens for Taxes that are not material Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (iv) other customary Liens permitted with respect thereto consistent with the Credit and Collection Policy or the Loan Manager Standard, (v) Liens in favor of the Borrower created by the related Seller under the related Sale Agreement and transferred by the Borrower pursuant to this Agreement, (vi) Liens in favor of the Trustee created pursuant to this Agreement, (vii) with respect to Agented Loans, Liens in favor of the lead agent, the collateral agent or the paying agent for the benefit of all holders of Indebtedness of such Obligor, (viii) with respect to any Equity Security, any Liens granted on such Equity Security to secure Indebtedness of the related Obligor and/or any Liens granted under any governing documents or other agreement between or among or binding upon the Borrower as the holder of equity in such Obligor (provided that, in each case, to the extent such Equity Securities comprise part of the collateral securing the Loan made to such Obligor, such Liens rank junior in priority to the security interest of the lenders under such Loan) and (ix) with respect to any Underlying Assets, Liens permitted by the applicable Underlying Instruments.

“Permitted Securitization”: Any private or public term or conduit securitization transaction undertaken by the Borrower that is secured, directly or indirectly, by any Loan currently or formerly included in the Collateral or any portion thereof or any interest therein released from the Lien of this Agreement, including, without limitation, any collateralized loan obligation or collateralized debt obligation offering or other asset securitization or term facility.

“Person”: An individual, partnership, corporation, limited liability company, joint stock company, trust (including a statutory or business trust), unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Pledge Agreement”: The Pledge Agreement, dated as of the date hereof, provided by the OFS Parent to the Trustee pledging 100% of the Capital Stock of each of the Borrower and OFS Funding to the Trustee for the benefit of the Secured Parties.

“Portfolio Acquisition and Disposition Requirements”: With respect to any acquisition (whether by purchase or substitution) or disposition of a Loan, each of the following conditions, which shall be certified to in writing in the form of Exhibit J hereto by the Loan Manager of behalf of the Borrower to the Trustee: (a) such Loan, if being acquired by the Borrower, meets the requirements set forth in clause (dd) of the definition of Eligible Loan in this Section 1.1; (b) such Loan is being acquired or disposed of in accordance with the terms and conditions set forth herein; and (c) such Loan is not being acquired or disposed of for the primary purpose of recognizing gains or decreasing losses resulting from market value changes.

“Potential Replacement Loan Manager”: The meaning specified in Section 6.11.

“Priced Loan”: Any Loan for which a quoted price is available from LoanX, Inc., Mark-It Partners or Loan Pricing Corp.

“Prime Rate”: The rate announced by Wells Fargo from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Wells Fargo or any other specified financial institution in connection with extensions of credit to debtors.

“Principal Collection Account”: A Securities Account created and maintained on the books and records of the Securities Intermediary entitled “Principal Collection Account” in the name of the Borrower and subject to the prior Lien of the Trustee for the benefit of the Secured Parties.

“Principal Collections”: All amounts received by the Borrower or the Trustee that are not Interest Collections to the extent received in cash by or on behalf of the Borrower or the Trustee.

“Principal Reduced Loan”: Any Loan where any or all of the principal amount due thereunder is reduced, waived or forgiven or any lenders’ rights to payment of principal as and when due thereunder has been waived or delayed or lenders thereunder have agreed to forbear from enforcing their rights to such payment.

“Proceeds”: With respect to any Collateral, all property that is receivable or received when such Collateral is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral.

“Property”: Any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Pro Rata Share”: With respect to (i) any Class A Lender, the percentage obtained by dividing the Commitment of such Class A Lender (as determined pursuant to the definition of Commitment) by the aggregate Commitments of all the Class A Lenders (as determined pursuant to the definition of Commitment) or, if the Class A Commitments have been terminated, based on the Class A Advances Outstanding, and (ii) any Class B Lender, the percentage obtained by dividing the Commitment of such Class B Lender (as determined pursuant to the definition of Commitment) by the aggregate Commitments of all the Class B Lenders (as determined pursuant to the definition of Commitment) or, if the Class B Commitments have been terminated, based on the Class B Advances Outstanding.

“Purchase Notice”: The meaning specified in Section 12.3(a).

“Purchase Price”: With respect to any Loan, an amount (expressed as a percentage of par) equal to (i) the purchase price (or, if different principal amounts of such Loan were purchased at different purchase prices, the weighted average of such purchase prices) paid by the Borrower for such Loan (exclusive of any interest, Accreted Interest, original issue discount and upfront fees) divided by (ii) the principal balance of the portion of such Loan purchased by the Borrower outstanding as of the date of such purchase (exclusive of any interest, Accreted Interest, original issue discount and upfront fees).

“Qualified Institution”: A depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i)(a) that has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation of which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise acceptable to the Administrative Agent and (ii) the deposits of which are insured by the FDIC.

“Rating Agencies”: Each of S&P and Moody’s.

“Register”: The meaning specified in Section 13.16(b).

“Registered”: With respect to any registration-required obligation within the meaning of Section 163(f)(2) of the Code, a debt obligation that was issued after July 18, 1984 and that is in registered form within the meaning of Section 5f.103-1(c) of the Treasury Regulations.

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. § 221, or any successor regulation.

“Reinvestment”: The meaning specified in Section 2.14(a)(i).

“Reinvestment Notice”: Each notice required to be delivered by the Loan Manager in respect of any Reinvestment of Principal Collections pursuant to Section 3.2(c) in the form of Exhibit A-3.

“Reinvestment Period”: The period commencing on the Closing Date and ending on the day preceding the Reinvestment Period End Date.

“Reinvestment Period End Date”: The earliest to occur of (a) the date of the declaration of the Reinvestment Period End Date pursuant to Section 9.2(a), (b) the Termination Date pursuant to Section 9.2(a), (c) the date of the termination of all of the Commitments pursuant to Section 2.3(a), or (d) the date that is the second anniversary of the Closing Date; provided the Borrower may, pursuant to Section 2.3(e), extend the Reinvestment Period End Date.

“Relevant Test Period”: With respect to any Loan, the relevant test period for the calculation of Net Senior Leverage Ratio, Cash Interest Coverage Ratio or EBITDA as applicable, for such Loan in accordance with the related Underlying Instruments or, if no such period is provided for therein, (i) for Obligors delivering monthly financing statements, each period of the last twelve (12) consecutive reported calendar months, and (ii) for Obligors delivering quarterly financing statements, each period of the last four (4) consecutive reported fiscal quarters of the principal Obligor on such Loan; provided that with respect to any Loan for which the relevant test period is not provided for in the related Underlying Instruments, if an Obligor is a newly-formed entity as to which twelve (12) consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor to the end of the twelfth (12th) calendar month or fourth (4th) fiscal quarter (as the case may be) from the date of formation, and shall subsequently include each period of the last twelve (12) consecutive reported calendar months or four (4) consecutive reported fiscal quarters (as the case may be) of such Obligor.

“Remediation Plan”: The meaning specified in Section 12.2(a).

“Repayment Notice”: Each notice required to be delivered by the Borrower in respect of any reduction of the Commitments or by the Borrower or the Loan Manager (on behalf of the Borrower) in respect of any repayment of Advances Outstanding, in the form of Exhibit A-2.

“Reportable Event”: The meaning specified in Section 4.1(x).

“Reporting Date”: The date that is two (2) Business Days prior to the 15th of each calendar month, with the first Reporting Date occurring in October 2010.

“Required Funding Amount”: If (i) (A) no Event of Default has occurred and is continuing, and (B) the Reinvestment Period End Date has not occurred, in each case as of the date of determination and after giving effect to any withdrawal from the Unfunded Exposure Account on such date of determination, the Unfunded Exposure Equity Amount, and (ii) (A) an Event of Default has occurred and is continuing, or (B) the Reinvestment Period End Date has occurred, in either case as of the date of determination and after giving effect to any withdrawal from the Unfunded Exposure Account on such date of determination, the Unfunded Exposure Amount.

“Required Lenders”: The Lenders representing an aggregate of more than 50% of the aggregate Commitments (or, if the applicable Commitments have been terminated, Class A Advances Outstanding and/or Class B Advances Outstanding, as the case may be); provided that for the purposes of determining the Required Lenders, in the event that a Lender fails to provide funding for an Advance hereunder for which all conditions precedent have been satisfied, such Lender, as applicable, shall not constitute a Required Lender hereunder (and the Commitment of such Lender, as applicable, shall be disregarded for purposes of determining whether the consent of the Required Lenders has been obtained).

“Required Loan Documents”: For each Loan, originals (except as otherwise indicated) of the following documents or instruments, all as specified on the related Loan Checklist:

(a) (i) other than in the case of a Noteless Loan, the original or, if accompanied by an original “lost note” affidavit and indemnity, a copy of, the underlying promissory note, endorsed by the Borrower or the prior holder of record (that may be in the form of an allonge or note power attached thereto) either in blank or to the Trustee as required under the related Underlying Instruments (and evidencing an unbroken chain of endorsements from each prior holder thereof evidenced in the chain of endorsements either in blank or to the Trustee), with any endorsement to the Trustee to be in the following form: “Wells Fargo Delaware Trust Company, N.A, its successors and assigns, as Trustee for the Secured Parties” and an undated transfer or assignment document or instrument relating to such Loan, signed by the Borrower, as assignor, and the administrative agent of such Loan (only in the event such administrative agent is an Affiliate of the Borrower) but not dated and specifying the Trustee as assignee, and delivered to the Trustee, and (ii) in the case of a Noteless Loan (x) subject to clause (e) with respect to any Closing Date Loan, a copy of each transfer document or instrument relating to such Noteless Loan evidencing the assignment of such Noteless Loan to the Borrower and an undated transfer or assignment document or instrument relating to such Noteless Loan, signed by the Borrower, as assignor, and the administrative agent of such Loan (only in the event such administrative agent is an Affiliate of the Borrower) but not dated and specifying the Trustee as assignee, and delivered to the Trustee, and (y) a copy of the Loan Register with respect to such Noteless Loan, as described in Section 5.03(n) (provided that, in the case of a Closing Date Loan, the original promissory note may be delivered up to three (3) Business Days after the Closing Date or, if any such promissory note is being transferred and exchanged, a commercially reasonable time, but in no event later than sixty (60) days or such longer period to which the Administrative Agent may agree in its sole discretion;

(b) originals or copies of each of the following, to the extent applicable to the related Loan; any related loan agreement, credit agreement, note purchase agreement, security agreement (if separate from any Mortgage), sale and servicing agreement, acquisition agreement, subordination agreement, intercreditor agreement or similar instruments, guarantee, certificates of insurance with respect to each Insurance Policy, assumption or substitution agreement or similar material operative document, in each case together with any amendment or modification thereto, as set forth on the Loan Checklist;

(c) if any Loan is secured by a Mortgage, in each case as set forth in the Loan Checklist:

(i) other than with respect to an Agented Loan, either (i) the original Mortgage, the original assignment of leases and rents, if any, and the originals of all intervening assignments, if any, of the Mortgage and assignments of leases and rents with evidence of recording thereon, (ii) copies thereof certified by closing counsel or by a title company or escrow company to be true and complete copies thereof where the originals have been transmitted for recording until such time as the originals are returned by the public recording office; provided that, solely for purposes of the Review Criteria, the Trustee shall have no duty to ascertain whether any certification set forth in this subsection (c)(i) has been received, or (iii) copies certified by the public recording offices where such documents were recorded to be true and complete copies thereof in those instances where the public recording offices retain the original or where the original recorded documents are lost; and

(ii) other than with respect to any Agented Loan, to the extent the Borrower is the sole lender under the Underlying Instruments, an Assignment of Mortgage and of any other material recorded security documents (including any assignment of leases and rents) in recordable form, executed by the Borrower or the prior holder of record, in blank or to the Trustee (and evidencing an unbroken chain of assignments from the prior holder of record to the Trustee), with any assignment to the Trustee to be in the following form: “Wells Fargo Delaware Trust Company, N.A., its successors and assigns, as Trustee for the Secured Parties”;

(d) promptly following the related Advance Date using commercially reasonable efforts (but in no event later than the date that is thirty (30) days after of the acquisition of such Loan by the Borrower), copies of the UCC-1 financing statements, if any, and any related continuation statements, each showing the Obligor as debtor and such Seller (or the applicable administrative or collateral agent in respect of such Loan) as secured party and each with evidence of filing thereon as set forth in the Loan Checklist; and

(e) for any Closing Date Loan, the fully executed Closing Date Agreements. Pursuant to the Closing Date Participation Agreement, OFS Funding shall sell a 100% participation interest in each such Closing Date Loan to OFS Parent and shall acknowledge the assignment thereof by the OFS Parent to the Borrower and by the Borrower to the Trustee on behalf of the Secured Parties and shall be in form and substance acceptable to the Class A Lender. As soon as practicable, but in no event later than the date that is sixty (60) days after the Closing Date (or such longer period to which the Administrative Agent may agree in its sole discretion), the Borrower shall deliver to the Trustee a fully executed assignment agreement assigning such Closing Date Loan directly to the Borrower and written evidence satisfactory to the Controlling Lender that the Borrower is recognized as the owner of record by the administrative agent in respect of the underlying loan or credit agreement evidencing such Closing Date Loan.

“Required Reports”: Collectively, the Borrowing Base Certificate, the Payment Date Statement, financial statements of each Obligor, Madison and the Borrower required to be delivered under the Transaction Documents (including, without limitation, pursuant to Section 5.1(s), 5.3(h) and 6.8(c) hereof), the annual statements as to compliance and the annual independent public accountant’s report pursuant to Section 5.1(s).

“Responsible Officer”: With respect to any Person, any duly authorized officer of such Person or of the general partner, administrative manager or managing member of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person or of the general partner, administrative manager or managing member of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Payment”: (i) Any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend or distribution paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the Borrower now or hereafter outstanding, and (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding.

“Review Criteria”: The meaning specified in Section 7.2(b)(i).

“Revolving Loan”: Any Loan (other than a Delayed Draw Loan) that is a senior secured obligation (including funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that under the Underlying Instruments relating thereto may require one or more future advances to be made to the Obligor by the Borrower; provided that, any such Loan will be a Revolving Loan only until all commitments by the Borrower to make advances to the Obligor thereof expire, or are terminated, or are irrevocably reduced to zero.

“ROFR Purchase Period”: The meaning specified in Section 9.2(c).

“S&P”: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale Agreement”: Each of the OFS Parent Sale Agreement and the Madison Sale Agreement.

“Sale Proceeds”: With respect to any Loan, all proceeds received as a result of the sale of such Loan, net of all out-of-pocket expenses of the Borrower, the Loan Manager and the Trustee incurred in connection with any such sale.

“Scheduled Payment”: Each scheduled payment of principal and/or interest required to be made by an Obligor on the related Loan, as adjusted pursuant to the terms of the related Underlying Instruments, if applicable.

“Scheduled Reinvestment Period End Date”: The date that is the second anniversary of the Closing Date; provided that, if the Reinvestment Period is extended pursuant to Section 2.3(e), the “Scheduled Reinvestment Period End Date” shall be the date that is the third anniversary of the Closing Date .

“SEC”: The Securities and Exchange Commission or any successor Governmental Agency.

“Section 2.13 Certificate”: The meaning specified in Section 2.13(e).

“Section 2.13(e) Excluded Taxes”: The meaning specified in Section 2.13(e).

“Section 28(e)”: The meaning specified in Section 6.2(l).

“Secured Party”: (i) Each Lender, (ii) the Administrative Agent, (iii) the Trustee, (iv) the Securities Intermediary and (v) solely with respect to the right to receive amounts credited to the Expense Reserve Account, the Loan Manager.

“Securities Account”: The meaning specified in Section 8-501(a) of the UCC.

“Securities Account Control Agreement”: The Account Control Agreement, dated as of the date hereof, among the Borrower, the Trustee and Wells Fargo as the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Securities Act”: The U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Intermediary”: Wells Fargo, or any subsequent (i) Clearing Corporation; or (ii) Person, including a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity, agreeing to act in such capacity pursuant to the Securities Account Control Agreement.

“Security Certificate”: The meaning specified in Section 8-102(a)(16) of the UCC.

“Security Entitlement”: The meaning specified in Section 8-102(a)(17) of the UCC.

“Seller”: Each of the Madison Seller and the OFS Seller, as applicable, as seller or transferor of Loans to the Borrower pursuant to the related Sale Agreement.

“Senior Loan Management Fee”: The fee payable to the Loan Manager on each Payment Date in arrears in respect of each Accrual Period pursuant to Sections 2.7(a)(2) and (b)(2) or Section 2.8(2), as applicable, which fee shall be equal to (i) the Adjusted Borrowing Value as of the Measurement Date immediately preceding such Payment Date multiplied by (ii) a rate equal to 0.25% per annum.

“Solvent”: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.

“Standstill Period”: The period commencing on the date on which an Event of Default occurs (other than an Event of Default described in Section 9.1(d)) and ending on the earlier of (a) the date on which such Event of Default is waived in accordance with the terms hereof, and (b) the date that is forty-five (45) days after the occurrence of such Event of Default; provided that, if (i) so long as any Class B Lender is an Affiliate of the Loan Manager, the Loan Manager and the Madison Seller are in compliance with their respective certification and notice obligations under the Transaction Documents with respect to the occurrence of Events of Default, (ii) an Event of Default occurs, (iii) as of the date on which such Event of Default occurred, so long as any Class B Lender is an Affiliate of the Loan Manager, neither the Loan Manager nor the Madison Seller has received notice or otherwise determined that such Event of Default has occurred, and (iv) following the date on which such Event of Default occurred, (A) the Loan Manager, the Madison Seller or the Administrative Agent receive notice or otherwise determine that such Event of Default has occurred (each of whom agree to promptly notify the other parties under this Agreement thereof), and (B) notice of such occurrence is delivered to the other parties under this Agreement (the date on which such notice is delivered is referred to as the “Notice Delivery Date”), then the period set forth in clause (b) above shall be the greater of (1) the positive excess of (x) forty-five (45) days minus (y) the number of days elapsed since the date on which such Event of Default occurred, and (2) ten (10) days following the Notice Delivery Date.

“Structuring Fees”: The Class A Structuring Fee and the Class B Structuring Fee.

“Subordinated Loan Management Fee”: The fee payable to the Loan Manager on each Payment Date in arrears in respect of each Accrual Period pursuant to Sections 2.7(a)(11) and (b)(14) or Section 2.8(12), as applicable, which fee shall be equal to (i) the Adjusted Borrowing Value as of the Measurement Date immediately preceding such Payment Date multiplied by (ii) a rate equal to 0.25% per annum.

“Subsidiary”: As to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Substitution”: The meaning specified in Section 2.14(b).

“Taxes”: The meaning specified in Section 2.13(a).

“Termination Date”: The earliest of (a) the date of the termination of all the Commitments pursuant to Section 2.3(a), (b) the Class B Facility Maturity Date, or (c) the date of the declaration of the Termination Date or the date of the automatic occurrence of the Termination Date pursuant to Section 9.2(a).

“Transaction”: The meaning specified in Section 3.2.

“Transaction Documents”: This Agreement, the Sale Agreements, the Pledge Agreement, the Fee Letter, the Funding Indemnity Letter, the Securities Account Control Agreement, each Variable Funding Note, any Joinder Supplement, any Transferee Letter and the Trustee Fee Letter.

“Transferee Letter”: The meaning specified in Section 13.16.

“Trustee”: Wells Fargo Delaware Trust Company, N.A., not in its individual capacity, but solely as Trustee, its successor in interest pursuant to Section 7.3 or such Person as shall have been appointed Trustee pursuant to Section 7.5.

“Trustee Fee”: The fees, expenses and indemnities set forth as such in the Trustee Fee Letter and as provided for in this Agreement or any other Transaction Document.

“Trustee Fee Letter”: The Fee Schedule as acknowledged by the Borrower as of September 28, 2010.

“Trustee Termination Notice”: The meaning specified in Section 7.5.

“UCC”: The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Uncertificated Security”: The meaning specified in Section 8-102(a)(l8) of the UCC.

“Underlying Assets”: With respect to a Loan, any property or other assets designated and pledged as collateral to secure repayment of such Loan, including, without limitation, to the extent provided for in the relevant Underlying Instruments, a pledge of the stock, membership or other ownership interests in the related Obligor and all Proceeds from any sale or other disposition of such property or other assets.

“Underlying Instruments”: The loan agreement, credit agreement or other agreement pursuant to which a Loan or Permitted Investment has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan or Permitted Investment or of which the holders of such Loan or Permitted Investment are the beneficiaries.

“Unfunded Exposure Account”: A Securities Account created and maintained on the books and records of the Securities Intermediary entitled “Unfunded Exposure Account” in the name of the Borrower and subject to the prior Lien of the Trustee for the benefit of the Secured Parties.

“Unfunded Exposure Amount”: On any date of determination, with respect to any Loan, the aggregate amount (without duplication) of all (i) unfunded commitments and (ii) all contingent commitments associated with such Loan.

“Unfunded Exposure Equity Amount”: On any date of determination, with respect to any Loan, an amount equal to the sum of (i) the product of (a) the Unfunded Exposure Amount with respect to such Loan, multiplied by (b) the difference of 100% minus the Class A Advance Rate for such Loan plus (ii) the sum of the products of (x) any Assigned Value reductions (expressed in Dollars) associated with the Unfunded Exposure Amount with respect to such Loan, multiplied by (y) the Class A Advance Rate for such Loan.

“Unfunded Exposure Shortfall”: The meaning specified in Section 2.9(e)(iii).

“United States” or “U.S.”: The United States of America.

“Unrestricted Cash”: The meaning of “Unrestricted Cash” or any comparable definition in the Underlying Instruments for each Loan, and in any case that “Unrestricted Cash” or such comparable definition is not defined in such Underlying Instruments, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Underlying Instruments), as reflected on the most recent financial statements of the relevant Obligor that have been delivered to the Borrower.

“Unused Class A Facility Amount”: At any time, (a) the Class A Facility Amount minus (b) the Class A Advances Outstanding at such time.

“Unused Class B Facility Amount”: At any time, (a) the Class B Facility Amount minus (b) the Class B Advances Outstanding at such time.

“USA Patriot Act”: The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Variable Funding Note” or “VFN”: The collective reference to the Class A Variable Funding Notes (or AVFNs) and the Class B Variable Funding Notes (or BVFNs).

“Wells Fargo”: Wells Fargo Bank, National Association, a national banking association and its successors and assigns.

“WFS”: The meaning specified in the Preamble.

“Withdrawal Conditions”: The meaning specified in Section 2.9(e)(i).

Section 1.2 Other Terms.

All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3 Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4 Interpretation.

In each Transaction Document, unless a contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

(c) reference to any gender includes each other gender;

(d) reference to day or days without further qualification means calendar days;

(e) reference to any time means Charlotte, North Carolina time;

(f) the word “including” is not limiting and means “including without limitation;”

(g) the word “any” is not limiting and means “any and all” unless the context clearly requires or the language provides otherwise;

(h) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(i) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;

(j) reference to any delivery or transfer to the Trustee with respect to the Collateral means delivery or transfer to the Trustee on behalf of the Secured Parties; and

(k) if any date for compliance with the terms or conditions of any Transaction Document falls due on a day which is not a Business Day, then such due date shall be deemed to be the immediately following Business Day.

ARTICLE II

THE VARIABLE FUNDING NOTE

Section 2.1 The Variable Funding Notes.

(a) The Class A Variable Funding Notes.

(i) On the terms and conditions hereinafter set forth, the Borrower shall deliver (i) on the Closing Date, to each Class A Lender at the applicable address set forth on Annex A to this Agreement, and (ii) on the effective date of any Joinder Supplement, to each additional Class A Lender, at the address set forth in the applicable Joinder Supplement, a duly executed variable funding note in substantially the form of Exhibit B (each a “Class A Variable Funding Note” or “AVFN”), dated as of the date of this Agreement, each in a face amount equal to the applicable Class A Lender’s Class A Commitment as of the Closing Date or the effective date of any Joinder Supplement, as applicable, and otherwise duly completed. Each Variable Funding Note shall evidence obligations in an amount equal, at any time, to the outstanding Advances by such Class A Lender under the applicable AVFN on such day.

(ii) During the Reinvestment Period, the Borrower (or the Loan Manager on the Borrower’s behalf) may, at its option, request the Class A Lenders to make advances of funds (each, a “Class A Advance”) under the AVFNs pursuant to a Funding Notice; provided, however, that no Class A Lender shall be obligated to make any Class A Advance on or after the date that is two (2) Business Days prior to the Reinvestment Period End Date, unless the Borrower (or the Loan Manager on behalf of the Borrower) has entered into a binding commitment to purchase an Eligible Loan prior to the declaration of the Termination Date or the Reinvestment Period End Date pursuant to Section 9.2(a) and the related Advance Date is not more than thirty (30) days after such declaration.

(iii) Following the receipt of a Funding Notice during the Reinvestment Period and subject to the terms and conditions hereinafter set forth, the Class A Lenders shall fund such Class A Advance. Notwithstanding anything to the contrary herein, no Class A Lender shall make any Class A Advance if, after giving effect to such Class A Advance and the addition to the Collateral of the Eligible Loans to be acquired by the Borrower with the proceeds of such Class A Advance, (i) in the sole discretion of any such Class A Lender, a Default or Event of Default would or could reasonably be expected to result therefrom or (ii) the aggregate Class A Advances Outstanding would exceed the Class A Borrowing Base.

(iv) The Borrower may, with the written consent of the Administrative Agent, add additional Persons as Class A Lenders and increase the Class A Commitments hereunder; provided that the Class A Commitment of any Class A Lender may only be increased with the prior written consent of such Class A Lender and the Administrative Agent. Each additional Class A Lender shall become a party hereto by executing and delivering to the Administrative Agent, the Trustee, the Loan Manager and the Borrower a Joinder Supplement and a representation letter in the form of Exhibit H.

(b) The Class B Variable Funding Notes.

(i) On the terms and conditions hereinafter set forth, the Borrower shall deliver (i) on the Closing Date, to each Class B Lender at the applicable address set forth on Annex A to this Agreement, and (ii) on the effective date of any Joinder Supplement, to each additional Class B Lender, at the address set forth in the applicable Joinder Supplement, a duly executed variable funding note in substantially the form of Exhibit B (each a “Class B Variable Funding Note” or “BVFN”), dated as of the date of this Agreement, each in a face amount equal to the applicable Class B Lender’s Class B Commitment as of the Closing Date or the effective date of any Joinder Supplement, as applicable, and otherwise duly completed. Each Variable Funding Note shall evidence obligations in an amount equal, at any time, to the outstanding Advances by such Class B Lender under the applicable BVFN on such day.

(ii) During the Reinvestment Period, the Borrower (or the Loan Manager on the Borrower’s behalf) may, at its option, request the Class B Lenders to make advances of funds (each, a “Class B Advance”) under the BVFNs pursuant to a Funding Notice; provided, however, that no Class B Lender shall be obligated to make any Class B Advance on or after the date that is two (2) Business Days prior to the Reinvestment Period End Date, unless the Borrower (or the Loan Manager on behalf of the Borrower) has entered into a binding commitment to purchase an Eligible Loan prior to the declaration of the Termination Date or the Reinvestment Period End Date pursuant to Section 9.2(a) and the related Advance Date is not more than thirty (30) days after such declaration.

(iii) Following the receipt of a Funding Notice during the Reinvestment Period and subject to the terms and conditions hereinafter set forth, the Class B Lenders shall fund such Class B Advance. Notwithstanding anything to the contrary herein, no Class B Lender shall make any Class B Advance if, after giving effect to such Class B Advance and the addition to the Collateral of the Eligible Loans to be acquired by the Borrower with the proceeds of such Class B Advance, (i) in the sole discretion of any such Class B Lender, a Default or Event of Default would or could reasonably be expected to result therefrom or (ii) the aggregate Class B Advances Outstanding would exceed the Class B Borrowing Base.

(iv) The Borrower may, with the written consent of the Administrative Agent and each Class B Lender, add additional Persons as Class B Lenders and increase the Class B Commitments hereunder; provided that the Class B Commitment of any Class B Lender may only be increased with the prior written consent of such Class B Lender and the Administrative Agent. Each additional Class B Lender shall become a party hereto by executing and delivering to the Administrative Agent, the Trustee, the Loan Manager and the Borrower a Joinder Supplement and a representation letter in the form of Exhibit H.

Section 2.2 Procedures for Advances by the Lenders.

(a) Subject to the limitations set forth in Sections 2.1(a)(ii) and (b)(ii), the Borrower (or the Loan Manager on the Borrower’s behalf) may request an Advance from the Lenders by delivering to the Lenders at certain times the information and documents set forth in this Section 2.2.

(b) With respect to all Advances, no later than 2:00 p.m. (Charlotte, North Carolina time) on the proposed Funding Date, the Borrower (or the Loan Manager on its behalf) shall deliver:

(i) to the Administrative Agent and the Trustee a wire disbursement and authorization form, to the extent not previously delivered; and

(ii) to the Administrative Agent, each Lender and the Trustee a duly completed Funding Notice (including a duly completed Borrowing Base Certificate updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof) which shall (i) specify the desired amount of such Advance, which amount shall not cause the Advances Outstanding to exceed the Borrowing Base and must be at least equal to $500,000 (or, in the case of any Advance to be applied to fund any draw under a Revolving Loan or Delayed Draw Loan, such lesser amount as may be required to fund such draw), to be allocated to each Lender in accordance with its Pro Rata Share, (ii) whether such Advance is to be a Class A Advance or a Class B Advance or both (and, if so, the respective amounts of each), (iii) specify the proposed Funding Date of such Advance, (iv) specify the Loan(s) to be financed on such Funding Date (including the appropriate file number, Obligor, Outstanding Balance, Assigned Value and Purchase Price for each Loan and, with respect to any Revolving Loan or Delayed Draw Loan, the amount to be deposited in the

Unfunded Exposure Account in connection with the acquisition of such Loan(s) pursuant to Section 2.9(e), and (v) include a representation that all conditions precedent for an Advance described in Article III hereof have been met. Each Funding Notice shall be irrevocable. If any Funding Notice is received by the Administrative Agent, the Trustee and each Lender after 2:00 p.m. (Charlotte, North Carolina time) on the proposed Funding Date or on a day that is not a Business Day, such Funding Notice shall be deemed to be received by the Administrative Agent, the Trustee and each Lender at 9:00 a.m. (Charlotte, North Carolina time) on the next Business Day.

(c) On the proposed Funding Date, subject to the limitations set forth in Sections 2.1(a)(ii) and (b)(ii) and upon satisfaction of the applicable conditions set forth in Article III, each Lender shall make available to the Borrower in same day funds, by wire transfer to the account designated by Borrower (or the Loan Manager on the Borrower’s behalf) in the Funding Notice given pursuant to this Section 2.2, an amount equal to such Lender’s Pro Rata Share of the least of (i) the amount requested by the Borrower (or the Loan Manager on the Borrower’s behalf) for such Advance, (ii) the aggregate unused Commitments then in effect and (iii) the maximum amount that, after taking into account the proposed use of the proceeds of such Advance, could be advanced to the Borrower hereunder without causing either (x) the Class A Advances Outstanding to exceed the Class A Borrowing Base or (y) the Class B Advances Outstanding to exceed the Class B Borrowing Base; provided that, for the avoidance of doubt, the Class B Advances may be advanced to the Borrower to cure a Class A Borrowing Base Deficiency subject to the provisions of Section 3.2.

(d) On each Funding Date, the obligation of each Lender to remit its Pro Rata Share of any such Advance shall be several from that of each other Lender and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder.

Section 2.3 Reduction of the Facility Amount; Principal Repayments.

(a) The Borrower shall be entitled at its option, at any time prior to the occurrence of an Event of Default:

(i) to irrevocably terminate the Class A Commitments in whole or irrevocably reduce in part the portion of the Class A Commitments that exceed the sum of the Class A Advances Outstanding, and accrued Class A Interest and Breakage Costs; provided that (i) the Borrower shall give at least one (1) Business Day’s prior written notice to the Administrative Agent (with a copy to the Loan Manager) of such termination or reduction in the form of Exhibit A-2; (ii) any partial reduction of the Class A Commitments shall be in an amount equal to $5,000,000 and in integral multiples of $500,000 in excess thereof, and (iii) in the case of such termination or reduction on or prior to the Scheduled Reinvestment Period End Date, the Borrower shall pay to the Administrative Agent for distribution to the Class A Lenders the applicable Commitment Reduction Fee. Any request for a reduction or termination pursuant to this Section 2.3(a) shall be irrevocable. The applicable Class A Commitment of each Class A Lender shall be reduced by an amount equal to its Pro Rata Share (prior to giving effect to any reduction of the Class A Commitments hereunder) of the aggregate amount of any reduction under this Section 2.3(a); and

(ii) to irrevocably terminate the Class B Commitments in whole or irrevocably reduce in part the portion of the Class B Commitments that exceed the sum of the Class B Advances Outstanding, and accrued Class B Interest and Breakage Costs; provided that (i) the Borrower shall give at least one (1) Business Day’s prior written notice to the Administrative Agent (with a copy to the Loan Manager) of such termination or reduction in the form of Exhibit A-2; (ii) any partial reduction of the Class B Commitments shall be in an amount equal to $5,000,000 and in integral multiples of $500,000 in excess thereof, and (iii) in the case of such termination or reduction on or prior to the Scheduled Reinvestment Period End Date, the Borrower shall pay to the Administrative Agent for distribution to the Class B Lenders the applicable Commitment Reduction Fee; provided that, so long as any Class A Commitments or Class A Obligations are outstanding, the prior written consent of each Class A Lender shall be required to reduce or terminate the Class B Commitments. Any request for a reduction or termination pursuant to this Section 2.3(a) shall be irrevocable. The applicable Class B Commitment of each Class B Lender shall be reduced by an amount equal to its Pro Rata Share (prior to giving effect to any reduction of the Class B Commitments hereunder) of the aggregate amount of any reduction under this Section 2.3(a).

(iii) For the avoidance of doubt and notwithstanding any other provision of this Agreement, if the Borrower elects to terminate the Commitments in whole pursuant to this Section 2.3(a), then once the Obligations outstanding are reduced to zero the Collection Date shall occur and the Collateral shall be released in accordance with Section 8.2(b).

(b) The Borrower shall be entitled at its option or the option of the Loan Manager, at any time, to reduce Advances Outstanding; provided that (i) the Borrower (or the Loan Manager on behalf of the Borrower) shall give at least one (1) Business Day’s prior written notice of such reduction in the form of Exhibit A-2 to the Administrative Agent, the Trustee and the Lenders of such Advances (provided that same day notice may be given with respect to curing any Borrowing Base Deficiency) and (ii) any reduction of Advances Outstanding (other than with respect to repayments of Advances Outstanding made by the Borrower to reduce Advances Outstanding such that no Borrowing Base Deficiency exists) shall be in a minimum amount of $500,000 and in integral multiples of $100,000 in excess thereof. In connection with any such reduction of Advances Outstanding, the Borrower (or, in the case of clause (1) below, the Loan Manager on behalf of the Borrower) shall deliver (1) to the Administrative Agent, the Trustee and each Lender of such Advances, instructions to reduce such Advances Outstanding in the form of Exhibit A-2, (2) funds to the Trustee for payment to the Lenders of such Advances sufficient to repay such Advances Outstanding and any Breakage Costs which may include instructions to the Trustee to use funds from the Principal Collection Account with respect thereto or funds otherwise provided by the Borrower or an Affiliate thereof to the Trustee with respect thereto and (3) solely with respect to any Advance being repaid in connection with an Optional Sale pursuant to Section 2.14, funds to the Trustee for payment to the Lenders of such Advances sufficient to repay all accrued Class A Interest and Class B Interest in respect of such Advance which may include instructions to the Trustee to use funds from the Interest Collection Account with respect thereto or funds otherwise provided by the Borrower or an Affiliate thereof to the Trustee with respect thereto; provided that, the Advances Outstanding will not be reduced unless sufficient funds have been remitted to pay all such amounts in the succeeding sentence in full. The Trustee shall apply amounts received from the Borrower (or the Loan Manager on behalf of the Borrower) pursuant to this Section 2.3(b) (a) in respect of Class A Advances, to the pro rata reduction of the Class A Advances Outstanding (and, if applicable pursuant to clause (2) above, to the payment of accrued Class A Interest), (b) in respect of the Class B Advances, to the pro rata reduction of the Class B Advances Outstanding (and, if applicable pursuant to clause (2) above, to the payment of accrued Class B Interest), and (c) to the payment of any Breakage Costs. Any Advance so repaid may, subject to the terms and conditions hereof, be reborrowed during the Reinvestment Period. Any Repayment Notice relating to any repayment pursuant to this Section 2.3(b) shall be irrevocable.

(c) Unless sooner prepaid pursuant to the terms hereof, the Class A Advances Outstanding shall be repaid in full on earlier to occur of (i) the Class A Facility Maturity Date and (ii) the Termination Date or on such later date as is agreed to in writing by the Borrower, the Loan Manager, the Administrative Agent and the Class A Lenders.

(d) Unless sooner prepaid pursuant to the terms hereof, the Class B Advances Outstanding shall be repaid in full on the Termination Date or on such later date as is agreed to in writing by the Borrower, the Loan Manager and the Class B Lenders.

(e) If none of an Event of Default, Loan Manager Termination Event or the Reinvestment Period End Date shall have occurred, the Borrower may by written notice to the Administrative Agent and the Lenders delivered no later than ninety (90) days prior to the second anniversary of the Closing Date, request that the Reinvestment Period and each Facility Maturity Date both be extended by one year, which extension shall be granted by the Administrative Agent only upon the written consent of each Class A Lender and each Class B Lender. Upon written notice from the Administrative Agent to the Borrower agreeing to such extension, the Reinvestment Period End Date and each Facility Termination Date shall be extended by one calendar year for all purposes hereof.

(f) For the avoidance of doubt and notwithstanding any other provision of this Agreement, the Borrower may, in its sole discretion, contemporaneously effect a prepayment or refinancing of the Advances Outstanding in full pursuant to Section 2.3(b), a reduction of the Commitments to zero pursuant to Section 2.3(a) and the occurrence of the Collection Date by paying all other outstanding Obligations (including, without limitation, any applicable Commitment Reduction Fee) by instructing the Trustee to apply funds in any Account or funds otherwise provided by the Borrower to the Trustee.

Section 2.4 Determination of Interest.

(a) The Trustee shall determine the Class A Interest (including unpaid Class A Interest related thereto, if any, due and payable on a prior Payment Date) and the Class B Interest (including unpaid Class B Interest related thereto, if any, due and payable on a prior Payment Date) to be paid by the Borrower on each Payment Date for the related Accrual Period and shall advise the Loan Manager thereof on the third Business Day prior to such Payment Date.

(b) No provision of this Agreement shall require the payment or permit the collection of Class A Interest or Class B Interest in excess of the maximum permitted by Applicable Law.

(c) No Class A Interest or Class B Interest shall be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

Section 2.5 Notations on Variable Funding Notes.

Each Lender is hereby authorized to enter on a schedule attached to the VFN with respect to such Lender, as applicable, a notation (which may be computer generated) or to otherwise record in its internal books and records or computer system with respect to each Advance under the VFN made by the applicable Lender of (a) the date and principal amount thereof and (b) each payment and repayment of principal thereof. Any such recordation shall, absent manifest error, constitute prima facie evidence of the outstanding Advances, as applicable, under each VFN. The failure of any Lender to make any such notation on the schedule attached to the applicable VFN shall not limit or otherwise affect the obligation of the Borrower to repay the Advances in accordance with the terms set forth herein.

Section 2.6 Borrowing Base Deficiency Cures.

Any Borrowing Base Deficiency may be cured by the Borrower taking one or more of the following actions:

(i) crediting Cash into the Principal Collection Account;

(ii) repaying the applicable Advances Outstanding in accordance with Section 2.3(b);

(iii) solely with respect to a Class A Borrowing Base Deficiency, drawing a Class B Advance in accordance with Sections 2.1(b) and 2.2; or

(iv) posting additional Eligible Loans and/or Permitted Investments as Collateral; provided that the amount of any reduction pursuant to any such additional Eligible Loans shall be the Adjusted Borrowing Value of such Eligible Loans.

For the avoidance of doubt, the Borrower may cure a Class A Borrowing Base Deficiency by any combination of (i), (ii), (iii) or (iv) of this Section 2.6 (or by any other action with the prior written consent of the Controlling Lender) and the Borrower may cure a Class B Borrowing Base Deficiency by any combination of (i), (ii) or (iv) of this Section 2.6 (or by any other action with the prior written consent of the Class B Lenders holding a majority of the Class B Commitments or, if the Class B Commitments are terminated, the Class B Advances Outstanding). Notwithstanding any other provisions of this Agreement, if the Borrower has eliminated a Borrowing Base Deficiency pursuant to clause (i) of this Section 2.6, upon written request of the Borrower to the Trustee to release such funds from the Principal Collection Account and certification by the Borrower that immediately after giving effect to the return of any such Cash, no Borrowing Base Deficiency will exist, the Borrower shall be permitted the return of all or a portion of the Cash so deposited in the Principal Collection Account and the Trustee shall pay the amount so requested to the Borrower.

Section 2.7 Settlement Procedures.

(a) On each Payment Date, so long as no Event of Default has occurred and is continuing, the Loan Manager shall direct the Trustee to pay pursuant to the related Payment Date Statement (and the Trustee shall make payment from the Interest Collection Account to the extent of Available Funds, in reliance on the information set forth in such Payment Date Statement) to the following Persons, the following amounts in the following order of priority:

(1) pro rata to (i) the Trustee, in an amount equal to any accrued and unpaid Trustee Fees and (ii) the Securities Intermediary, in an amount equal to any amounts payable to the Securities Intermediary under the Securities Account Control Agreement;

(2) to the Loan Manager, in an amount equal to the sum of (A) any accrued and unpaid Senior Loan Management Fee and (B) all reasonable and documented Loan Manager Reimbursable Expenses (not to exceed $30,000 for such Payment Date);

(3) pro rata to each Class A Lender, in an amount equal to any accrued and unpaid Class A Interest and Class A Non-Usage Fee;

(4) pro rata to each Class B Lender, in an amount equal to any accrued and unpaid Class B Interest and Class B Non-Usage Fee;

(5) pro rata to (a) each Lender, in an amount equal to any accrued and unpaid Breakage Costs, and (b) to the Administrative Agent, any applicable Lender, the Trustee, the Indemnified Parties, or the Secured Parties, as applicable, all Fees and other amounts, including, without limitation, any Increased Costs and fees or expenses of counsel, but other than the principal of Advances Outstanding and any Commitment Reduction Fee then due under this Agreement;

(6) pro rata to each Class A Lender, (a) if a Class A Borrowing Base Deficiency exists, in an amount necessary to cure such Class A Borrowing Base Deficiency, pro rata in accordance with the amount of Class A Advances Outstanding hereunder, and (b) if an Interest Coverage Trigger has occurred and is continuing, in an amount necessary to cure such Interest Coverage Trigger, pro rata, in accordance with the amount of Class A Advances Outstanding hereunder;

(7) pro rata to each Class B Lender, (a) if a Class B Borrowing Base Deficiency exists, in an amount necessary to cure such Class B Borrowing Base Deficiency, pro rata in accordance with the amount of Class B Advances Outstanding hereunder, including any replenishment of the Class B Minimum Reserve Amount to the extent then required to be deducted from the Class B

Borrowing Base and (b) if an Interest Coverage Trigger has occurred and is continuing, in an amount necessary to cure such Interest Coverage Trigger, pro rata, in accordance with the amount of Class B Advances Outstanding hereunder;

(8) pro rata to each Class A Lender, in an amount equal to (a) any accrued and unpaid Commitment Reduction Fee owing to the Class A Lenders, and (b) if the Class A Facility Amount has been terminated in whole pursuant to Section 2.3(a), the Class A Advances Outstanding;

(9) pro rata to each Class B Lender, in an amount equal to (a) any accrued and unpaid Commitment Reduction Fee owing to the Class B Lenders, and (b) if the Class B Facility Amount has been terminated in whole pursuant to Section 2.3(a), the Class B Advances Outstanding;

(10) to the Expense Reserve Account, in an amount equal to the Expense Reserve Account Amount;

(11) to the Loan Manager, in an amount equal to any accrued and unpaid Subordinated Loan Management Fee;

(12) after the end of the Reinvestment Period, to the Loan Manager in an amount equal to the Accrued Loan Manager Fee;

(13) pro rata to each applicable party to pay all other Administrative Expenses;

(14) to the applicable Governmental Authority, any Tax or withholding Tax which, if not paid, could result in a Lien on any of the Collateral; and

(15) so long as no Default has occurred and is continuing, any remaining amounts shall be deemed released from the Lien of the Trustee hereunder and distributed to the Borrower or any nominee thereof;

provided that, notwithstanding the above, if a Class B Lender is an Affiliate of the Loan Manager and the Loan Manager has committed gross negligence or willful misconduct with respect to its obligations under this Agreement, no amounts shall be paid to such Class B Lender in respect of any unpaid Class B Interest or Class B Non-Usage Fee until all Class A Advances Outstanding, Class A Interest and Class A Non-Usage Fees have been repaid in full; provided, however, the failure to make any payment to any Class B Lender in accordance with the preceding proviso shall not constitute either a Default or an Event of Default hereunder.

(b) On each Payment Date, so long as no Event of Default has occurred and is continuing, the Loan Manager shall direct the Trustee to pay pursuant to the related Payment Date Statement (and the Trustee shall make payment from the Principal Collection Account to the extent of Available Funds, in reliance on the information set forth in such Payment Date Statement) to the following Persons, the following amounts in the following order of priority:

(1) to the extent not paid pursuant to Section 2.7(a)(1), pro rata to (i) the Trustee, in an amount equal to any accrued and unpaid Trustee Fees or (ii) the Securities Intermediary, in an amount equal to any amounts payable to the Securities Intermediary under the Securities Account Control Agreement;

(2) to the extent not paid pursuant to Section 2.7(a)(2), to the Loan Manager, in an amount equal to the sum of (A) any accrued and unpaid Senior Loan Management Fee, and (B) all reasonable and documented Loan Manager Reimbursable Expenses (not to exceed $30,000 for such Payment Date);

(3) to the extent not paid pursuant to Section 2.7(a)(3), pro rata to each Class A Lender, in an amount equal to any accrued and unpaid Class A Interest and Class A Non-Usage Fee;

(4) to the extent not paid pursuant to Section 2.7(a)(4), pro rata to each Class B Lender, in an amount equal to any accrued and unpaid Class B Interest and Class B Non-Usage Fee;

(5) to the extent not paid pursuant to Section 2.7(a)(5), pro rata to (a) each Lender, in an amount equal to any accrued and unpaid Breakage Costs, and (b) to the Administrative Agent, any applicable Lender, the Trustee, the Indemnified Parties, or the Secured Parties, as applicable, all Fees and other amounts, including, without limitation, any Increased Costs and fees or expenses of counsel, but other than the principal of Advances Outstanding and any Commitment Reduction Fee then due under this Agreement;

(6) to the extent not paid pursuant to Section 2.7(a)(6), pro rata to each Class A Lender, (a) if a Class A Borrowing Base Deficiency exists, in an amount necessary to cure such Class A Borrowing Base Deficiency, pro rata, in accordance with the amount of Class A Advances Outstanding hereunder, and (b) if an Interest Coverage Trigger has occurred and is continuing, in an amount necessary to cure such Interest Coverage Trigger, pro rata in accordance with the amount of Class A Advances Outstanding hereunder;

(7) to the extent not paid pursuant to Section 2.7(a)(7), pro rata to each Class B Lender, (a) if a Class B Borrowing Base Deficiency exists, in an amount necessary to cure such Class B Borrowing Base Deficiency, pro rata, in accordance with the amount of Class B Advances Outstanding hereunder, including any replenishment of the Class B Minimum Reserve Amount to the extent then required to be deducted from the Class B Borrowing Base, and (b) if an Interest Coverage Trigger has occurred and is continuing, in an amount necessary to cure such Interest Coverage Trigger, pro rata in accordance with the amount of Class B Advances Outstanding hereunder;

(8) after the end of the Reinvestment Period, to the Unfunded Exposure Account in an amount equal to the Aggregate Unfunded Exposure Amount minus the amount in the Unfunded Exposure Account as of the related

Determination Date;

(9) pro rata to each Class A Lender, in an amount equal to any accrued and unpaid Commitment Reduction Fee owing to the Class A Lenders;

(10) pro rata to each Class B Lender, in an amount equal to any accrued and unpaid Commitment Reduction Fee owing to the Class B Lenders;

(11) after the end of the Reinvestment Period, pro rata to each Class A Lenders to pay the Class A Advances Outstanding;

(12) after the end of the Reinvestment Period, pro rata to each Class B Lenders to pay the Class B Advances Outstanding;

(13) to the Expense Reserve Account, in an amount equal to the Expense Reserve Account Amount;

(14) to the Loan Manager, in an amount equal to any accrued and unpaid Subordinated Loan Management Fee;

(15) after the end of the Reinvestment Period, to the Loan Manager in an amount equal to the Accrued Loan Manager Fee;

(16) to the extent not paid pursuant to Section 2.7(a), pro rata to each applicable party to pay all other Administrative Expenses;

(17) to the applicable Governmental Authority, any Tax or withholding Tax which, if not paid, could result in a Lien on any of the Collateral; and

(18) so long as no Default has occurred and is continuing, any remaining amounts shall be deemed released from the Lien of the Trustee hereunder and distributed to the Borrower or any nominee thereof;

provided that, notwithstanding the above, if a Class B Lender is an Affiliate of the Loan Manager and the Loan Manager has committed gross negligence or willful misconduct with respect to its obligations under this Agreement, no amounts shall be paid to such Class B Lender in respect of any unpaid Class B Interest or Class B Non-Usage Fee until all Class A Advances Outstanding, Class A Interest and Class A Non-Usage Fees have been repaid in full. provided, however, the failure to make any payment to any Class B Lender in accordance with the preceding proviso shall not constitute either a Default or an Event of Default hereunder.

Section 2.8 Alternate Settlement Procedures.

On each Business Day (a) following the occurrence of and during the continuation of an Event of Default or (b) following the declaration of the occurrence, or the deemed occurrence, as applicable, of the Termination Date pursuant to Section 9.2(a), the Loan Manager (or, after delivery of a Notice of Exclusive Control, the Administrative Agent) shall direct the

Trustee to pay pursuant to the related Payment Date Statement (and the Trustee shall make payment from the Collection Account to the extent of Available Funds, in reliance on the information set forth in such Payment Date Statement) to the following Persons, the following amounts in the following order of priority:

(1) pro rata to (i) the Trustee, in an amount equal to any accrued and unpaid Trustee Fees and (ii) the Securities Intermediary, in an amount equal to any amounts payable to the Securities Intermediary under the Securities Account Control Agreement;

(2) to the Loan Manager, in an amount equal to the sum of (A) any accrued and unpaid Senior Loan Management Fee and (B) all reasonable and documented Loan Manager Reimbursable Expenses (not to exceed $30,000 for such Payment Date);

(3) pro rata to each Class A Lender, in an amount equal to any accrued and unpaid Class A Interest and Class A Non-Usage Fee;

(4) pro rata to each Class B Lender, in an amount equal to any accrued and unpaid Class B Interest and Class B Non-Usage Fee;

(5) pro rata to (a) each Lender, in an amount equal to any accrued and unpaid Breakage Costs, and (b) to the Administrative Agent, any applicable Lender, the Trustee, the Indemnified Parties, or the Secured Parties, as applicable, all Fees and other amounts, including, without limitation, any Increased Costs and fees or expenses of counsel, but other than the principal of Advances Outstanding and any Commitment Reduction Fee then due under this Agreement;

(6) to the Unfunded Exposure Account in an amount equal to the Aggregate Unfunded Exposure Amount minus the amount in the Unfunded Exposure Account as of the related Determination Date;

(7) pro rata to the Class A Lenders to pay the Class A Advances Outstanding;

(8) pro rata to the Class B Lenders to pay the Class B Advances Outstanding;

(9) pro rata to each Class A Lender, in an amount equal to any accrued and unpaid Commitment Reduction Fee owing to the Class A Lenders;

(10) pro rata to each Class B Lender, in an amount equal to any accrued and unpaid Commitment Reduction Fee owing to the Class B Lenders;

(11) to the Expense Reserve Account, in an amount equal to the Expense Reserve Account Amount;

(12) to the Loan Manager, in an amount equal to the sum of (A) any accrued and unpaid Subordinated Loan Management Fee, and (B) the Accrued Loan Manager Fee;

(13) pro rata to each applicable party to pay all other Administrative Expenses;

(14) to the applicable Governmental Authority, any Tax or withholding Tax which, if not paid, could result in a Lien on any of the Collateral; and

(15) any remaining amounts shall be deemed released from the Lien of the Trustee hereunder and distributed to the Borrower or any nominee thereof;

provided that, notwithstanding the above, if a Class B Lender is an Affiliate of the Loan Manager and the Loan Manager has committed gross negligence or willful misconduct with respect to its obligations under this Agreement, no amounts shall be paid to such Class B Lender in respect of any unpaid Class B Interest or Class B Non-Usage Fee until all Class A Advances Outstanding, Class A Interest and Class A Non-Usage Fees have been repaid in full; provided, however, the failure to make any payment to any Class B Lender in accordance with the preceding proviso shall not constitute either a Default or an Event of Default hereunder.

Section 2.9 Collections and Allocations.

(a) Collections. The Loan Manager shall promptly identify any collections received directly by it as being on account of Interest Collections or Principal Collections and shall transfer, or cause to be transferred, all Collections received directly by it to the appropriate Collection Account by the close of business within two (2) Business Days after such Collections are received. Upon the receipt of Collections in the Collection Account, the Loan Manager shall identify Principal Collections and Interest Collections and direct the Trustee and Securities Intermediary to transfer the same to the Principal Collection Account and the Interest Collection Account, respectively (or into the Unfunded Exposure Account pursuant to Section 2.9(e)(iii), if applicable). The Loan Manager shall further include a statement as to the amount of Principal Collections and Interest Collections on deposit in the Principal Collection Account and the Interest Collection Account on each Reporting Date in the Borrowing Base Certificate delivered pursuant to Section 6.8(e).

(b) Excluded Amounts. With the prior written consent of the Administrative Agent, the Loan Manager may direct the Trustee and the Securities Intermediary to withdraw from the Collection Account or the Unfunded Exposure Account and pay to the Person entitled thereto any amounts credited thereto constituting Excluded Amounts if the Loan Manager has, prior to such withdrawal and consent, delivered to the Administrative Agent, the Trustee, the Borrower and each Lender a report setting forth the calculation of such Excluded Amounts in form and substance reasonably satisfactory to the Administrative Agent and each Lender.

(c) Initial Deposits. On the initial Funding Date with respect to any Loan or Additional Loan, the Loan Manager will deposit or cause to be deposited into the Collection

Account all Collections received in respect of such Loan on such initial Funding Date.

(d) Investment of Funds. Until the occurrence of an Event of Default, to the extent there are uninvested amounts deposited in the Collection Account, the Expense Reserve Account or the Unfunded Exposure Account, all such amounts shall be invested in Permitted Investments selected by the Borrower or the Loan Manager on behalf of the Borrower on each Payment Date (or pursuant to standing instructions provided by the Loan Manager on behalf of the Borrower); provided that, if no Permitted Investments are selected by the Borrower or the Loan Manager on behalf of the Borrower, uninvested amounts deposited in (i) the Collection Account and the Expense Reserve Account shall be invested in the fund identified on Schedule V and (ii) the Unfunded Exposure Account shall be invested in the fund identified on Schedule VI; provided further that, from and after the occurrence of an Event of Default, to the extent there are uninvested amounts in the Collection Account, the Expense Reserve Account or the Unfunded Exposure Account, all such amounts may be invested in Permitted Investments selected by the Administrative Agent (which may be standing instructions). All earnings (net of losses and investment expenses) thereon shall be retained or deposited into the Collection Account, the Expense Reserve Account or the Unfunded Exposure Account, as applicable, and shall be applied on each Payment Date pursuant to the provisions of Section 2.7 or Section 2.8 (as applicable). Notwithstanding anything herein to the contrary, the Loan Manager will not select any permitted investment described in clauses (a), (c), (e), (f), (g) or (h) of the definition of Permitted Investments in Section 1.1.

(e) Unfunded Exposure Account.

(i) Neither the Borrower nor the Loan Manager on behalf of the Borrower shall acquire any Delayed Draw Loan or Revolving Loan other than on the Closing Date. With respect to each Delayed Draw Loan and Revolving Loan acquired by the Borrower on the Closing Date, immediately after giving effect to such acquisition or issuance, the Borrower shall deposit an amount equal to the Required Funding Amount with respect to such Delayed Draw Loan or Revolving Loan, as applicable, into the Unfunded Exposure Account. Subject to the satisfaction of the Withdrawal Conditions, amounts on deposit in the Unfunded Exposure Account may be withdrawn by (i) the Borrower (or the Loan Manager on behalf of the Borrower) to fund any draw requests of the relevant Obligors under any Revolving Loan or Delayed Draw Loan, or (ii) by the Borrower (or by the Loan Manager on behalf of the Borrower) to make a deposit into the Principal Collection Account. Any such withdrawal shall be subject to the following conditions (the “Withdrawal Conditions”):

(1) after giving effect to such withdrawal, no Borrowing Base Deficiency exists; and

(2) after giving effect to such withdrawal, the aggregate amount on deposit in the Unfunded Exposure Account is equal to or greater than the aggregate Required Funding Amount with respect to all Loans included in the Collateral.

(ii) Any draw request made by an Obligor under a Revolving Loan or

Delayed Draw Loan, along with wiring instructions for the applicable Obligor, shall be forwarded by the Loan Manager on behalf of the Borrower to the Trustee (with a copy to the Administrative Agent and the Borrower) along with either (A) an instruction to the Trustee to withdraw the applicable amount from the Unfunded Exposure Account and a certification that the Withdrawal Conditions are satisfied or (B) an instruction to the Trustee to withdraw the applicable amount from the Principal Collection Account, and the Trustee shall fund such draw request in accordance with such instructions from the Loan Manager on behalf of the Borrower.

(iii) If the Borrower (or the Loan Manager on behalf of the Borrower) shall receive any Principal Collections from an Obligor with respect to a Revolving Loan and, as of the date of such receipt (and after taking into account such repayment), the aggregate amount on deposit in the Unfunded Exposure Account is less than the aggregate Required Funding Amount with respect to all Loans included in the Collateral (the amount of such shortfall, in each case, the “Unfunded Exposure Shortfall”), the Loan Manager (on behalf of the Borrower) shall direct the Trustee to deposit into the Unfunded Exposure Account an amount of such Principal Collections equal to the lesser of (a) the aggregate amount of such Principal Collections and (b) the Unfunded Exposure Shortfall.

(f) Expense Reserve Account. At any time, the Loan Manager may direct the Trustee and the Securities Intermediary to withdraw from the Expense Reserve Account and pay to the Loan Manager an amount equal to any Loan Manager Reimbursable Expenses.

Section 2.10 Payments, Computations, etc.

(a) Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower hereunder shall be paid or deposited in accordance with the terms hereof no later than 3:00 p.m. (Charlotte, North Carolina time) on the day when due in lawful money of the United States in immediately available funds and any amount not received before such time shall be deemed received on the next Business Day. The Borrower shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due hereunder at 4.00% per annum above the Prime Rate, payable on demand; provided that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Such interest shall be for the account of the applicable Secured Party. All computations of interest and other fees hereunder shall be made on the basis of a year consisting of 360 days (other than calculations with respect to the Base Rate, which shall be based on a year consisting of 365 or 366 days, as applicable) for the actual number of days elapsed.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of Interest or any fee payable hereunder, as the case may be. For avoidance of doubt, to the extent that Available Funds are insufficient on any Payment Date to satisfy the full amount of any Increased Costs pursuant to Section 2.12, such unpaid amounts shall remain due and owing and shall accrue interest as provided in Section 2.10(a) until repaid in full.

(c) If any Advance requested by the Borrower (or the Loan Manager on behalf of the Borrower) is not effectuated as a result of the Loan Manager’s or the Borrower’s actions or failure to fulfill any condition under Section 3.2, (which, in the case of the Loan Manager, is solely within the control of the Loan Manager) as the case may be, on the date specified therefor, whichever of the Loan Manager or the Borrower is at fault, such Person shall indemnify the applicable Lender against any reasonable loss, cost or expense incurred by the applicable Lender, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the applicable Lender to fund or maintain such Advance.

Section 2.11 Fees.

(a) The Trustee shall be entitled to receive the Trustee Fee in accordance with Sections 2.7(a)(1), (b)(1) and 2.8(1), as applicable.

(b) The Borrower shall pay to each of Cadwalader, Wickersham & Taft LLP as counsel to the Administrative Agent and the Class A Lenders and Winston & Strawn LLP as counsel to the Class B Lenders, within two (2) Business Days following an invoice therefor, their reasonable estimated fees and out-of-pocket expenses through the Closing Date, and shall pay all additional reasonable fees and out-of-pocket expenses of Cadwalader, Wickersham & Taft LLP and Winston & Strawn LLP required to be paid by the Borrower hereunder within two (2) Business Days after receiving an invoice for such amounts.

Section 2.12 Increased Costs; Capital Adequacy; Illegality.

(a) If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any Applicable Law or (ii) the compliance by an Affected Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), shall (A) change the basis of taxation of payments to any Affected Party in respect thereof with respect to its interest in the Collateral, or any right or obligation to make Advances hereunder, or on any payment made hereunder (except for any Taxes as to which an additional amount is payable pursuant to Section 2.13), (B) impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of either Class A Interest or Class B Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party or (C) impose any other condition affecting any Affected Party’s rights hereunder or under any other Transaction Document, the result of which is to increase the cost to any Affected Party or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement or under any other Transaction Document, then on the Payment Date following demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered.

(b) If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other Governmental Authority or agency (whether or not having the force of law), including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, but excluding Taxes for which an amount is payable pursuant to Section 2.13, has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, on the Payment Date following demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction. For the avoidance of doubt, if the issuance of any amendment or supplement to Interpretation No. 46 or to Statement of Financial Accounting Standards No. 140 by the Financial Accounting Standards Board or any other change in accounting standards or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of the Sellers, the Borrower or any Affected Party with the assets and liabilities of the Administrative Agent or any Lender or shall otherwise impose any loss, cost, expense, reduction of return on capital or other loss, such event shall constitute a circumstance on which such Affected Party may base a claim for reimbursement under this Section 2.12. Notwithstanding the foregoing, but subject to Section 6.7, the provisions of this Section 2.12(b) shall not apply to the consolidation of the Borrower for accounting purposes as required by GAAP with the Loan Manager or any Affiliate thereof, whether or not an Affected Party.

(c) If as a result of any event or circumstance similar to those described in clause (a) or (b) of this Section 2.12, any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Advances hereunder, then within ten (10) days after demand by such Affected Party, the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts payable or paid by it.

(d) In determining any amount provided for in this Section 2.12, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this Section 2.12 shall submit to the Borrower and the Loan Manager a written description as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent manifest error.

(e) If a Eurodollar Disruption Event as described in clause (a) of the definition of “Eurodollar Disruption Event” with respect to any Lender occurred, such Lender shall in turn so notify the Borrower, whereupon all Advances Outstanding of the affected Lender in respect of which either Class A Interest or Class B Interest accrues at the LIBOR Rate shall immediately be converted into Advances Outstanding in respect of which such Class A Interest or Class B Interest accrues at the Base Rate.

(f) Failure or delay on the part of any Affected Party to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Affected Party’s right to demand or receive such compensation. Notwithstanding anything to the contrary in this Section 2.12, the Borrower shall not be required to compensate an Affected Party pursuant to this Section 2.12 for any amounts incurred more than six (6) months prior to the date that such Affected Party notifies the Borrower of such Affected Party’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six (6) month period shall be extended to include the period of such retroactive effect.

(g) Each Lender agrees that it will take such commercially reasonable actions as the Borrower may reasonably request that will avoid the need to pay, or reduce the amount of, any increased amounts referred to in this Section 2.12 or Section 2.13; provided that no Lender shall be obligated to take any actions that would, in the reasonable opinion of such Lender, be disadvantageous to such Lender. In no event will Borrower be responsible for increased amounts referred to in this Section 2.12, which relates to any other entities to which Lenders provide financing.

(h) The payment of amounts under this Section 2.12 shall be on an after-Tax basis.

Section 2.13 Taxes.

(a) Any and all payments by or on behalf of the Borrower under or in respect of this Agreement or any other Transaction Documents to which the Borrower is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless required by law. If the Borrower shall be required under any applicable requirement of law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Transaction Documents to any Secured Party (including for purposes of Section 2.12 and this Section 2.13, any assignee, successor, or participant), (i) such Person shall make all such deductions and withholdings in respect of Taxes, (ii) such Person shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any requirement of law, and (iii) the sum payable by such Person shall be increased as may be necessary so that after such Person has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 2.13(a)), such Secured Party receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes. For purposes of this Agreement “Non-Excluded Taxes” are Taxes other than Excluded Taxes.

(b) In addition, the Borrower hereby agrees to pay or, at the option of a Secured Party, timely reimburse it for the payment of, any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Transaction Document or from the execution, delivery, enforcement or registration of, any performance, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Transaction Document (collectively, “Other Taxes”).

(c) The Borrower hereby agrees to indemnify each Secured Party (including its direct or indirect beneficial owners) for, and to hold it harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.13(c) imposed on or paid by such Secured Party or any direct, beneficial or indirect owner thereof and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by the Borrower provided for in this Section 2.13(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by the Borrower under the indemnity set forth in this Section 2.13(c) shall be paid within ten (10) days from the date on which a Secured Party makes written demand therefor, which demand shall be conclusive as to the amount of such indemnity absent manifest error.

(d) Within thirty (30) days after the date of any payment of Taxes, the Borrower (or any Person making such payment on behalf of such Person) shall furnish to the applicable Secured Party a receipt or other tax forms otherwise evidencing payment thereof.

(e) For purposes of this Section 2.13(e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code (or any successor sections). Each Lender (including for avoidance of doubt any assignee, successor or participant and, in the case of a limited liability company that is treated as a pass-through entity for U.S. federal income tax purposes, its beneficial owners) that either (i) is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include “Incorporated,” “Inc.,” “Corporation,” “Corp.,” “P.C.,” “insurance company,” or “assurance company” (a “Non-Exempt Lender”) shall deliver or cause to be delivered to Borrower the following properly completed and duly executed documents:

(i) in the case of a Non-Exempt Lender that is not a United States person or is a disregarded entity for U.S. federal income tax purposes that is owned by a non-U.S. Person and is entitled to provide such form, a complete and executed (x) U.S. Internal Revenue Service Form W-8BEN with Part II completed in which Lender claims the benefits of a tax treaty with the United States providing for a zero or reduced rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) a U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto); or

(ii) in the case of a Non-Exempt Lender that is an individual, (x) for non-U.S. Persons, a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a certificate substantially in the form of Exhibit I (a “Section 2.13 Certificate”) or (y) for U.S. Persons, a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

(iii) in the case of a Non-Exempt Lender that is organized under the laws of the United States, any State thereof, or the District of Columbia and that is not a disregarded entity owned by a non-U.S. Person, a complete and executed U.S. Internal

Revenue Service Form W-9 (or any successor forms thereto); or

(iv) in the case of a Non-Exempt Lender that (x) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (y) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a Section 2.13 Certificate; or

(v) in the case of a Non-Exempt Lender that (A) is treated as a partnership or other non-corporate entity, and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, (x)(i) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor forms thereto) (including all required documents and attachments) and (ii) a Section 2.13 Certificate, and (y) in the case of a non-withholding foreign partnership or trust, without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be provided by each such beneficial owner pursuant to this Section 2.13(e) if such beneficial owner were a Lender, provided, however, that no such documents will be required with respect to a beneficial owner to the extent the actual Lender is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this clause (v) are otherwise determined to be unnecessary, all such determinations under this clause (v) to be made in the sole discretion of Borrower, provided, however, that Lender shall be provided an opportunity to establish such compliance as reasonable; or

(vi) in the case of a Non-Exempt Lender that is disregarded for U.S. federal income tax purposes, the document that would be required by clauses (i), (ii), (iii), (iv), (v), (vii) and/or this clause (vi) of this Section 2.13(e) with respect to its beneficial owner if such beneficial owner were the Lender; or

(vii) in the case of a Non-Exempt Lender that (A) is not a United States person and (B) is acting in the capacity of an “intermediary” (as defined in U.S. Treasury Regulations), (x)(i) a U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) and (ii) a Section 2.13 Certificate, and (y) if the intermediary is a “non-qualified intermediary” (as defined in U.S. Treasury Regulations), from each person upon whose behalf the “non-qualified intermediary” is acting the documents that would be required by clauses (i), (ii), (iii), (iv), (v), (vi), and/or this clause (vii) with respect to each such person if each such person were a Lender.

Each Lender shall (and, in the case of a pass-through entity for the applicable Tax purposes shall cause any of its beneficial owners to), upon written request from the Borrower, deliver to the Borrower any new certificates, documents or other evidence as described in this Section 2.13(e) as will permit payments under this Agreement to be made without withholding or at a reduced rate; provided, however, that the Lender (or, in the case of a pass-through entity, the beneficial owners) shall not be required to deliver any certificates, documents or other evidence if, in the sole judgment of such Lender (or, in the case of a pass-through entity, the beneficial owners), such delivery would be legally inadvisable, or commercially disadvantageous to such Lender (or beneficial owners).

If the Lender provides a form pursuant to clause (i)(x) and the form provided by the Lender at the time such Lender first becomes a party to this Agreement or, with respect to a grant of a participation, the effective date thereof, indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be treated as Taxes other than “Non-Excluded Taxes” (“Section 2.13(e) Excluded Taxes”) and shall not qualify as Non-Excluded Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered Section 2.13(e) Excluded Taxes solely for the periods governed by such form. If, however, on the date a Person becomes an assignee, successor or participant to this Agreement, a Lender transferor was entitled to indemnification or additional amounts under this Section 2.13, then the Lender assignee, successor or participant shall be entitled to indemnification or additional amounts to the extent (and only to the extent), that the Lender transferor was entitled to such indemnification or additional amounts for Non-Excluded Taxes, and the Lender assignee, successor or participant shall be entitled to additional indemnification or additional amounts for any other or additional Non-Excluded Taxes.

(f) For any period with respect to which a Lender has failed to provide Borrower with the appropriate form, certificate or other document described in subsection (e) of this Section 2.13 (other than if, in the sole judgment of such Lender, the provision of such form, certificate or document would have been legally inadvisable or commercially or otherwise disadvantageous to such Lender in any respect), such Lender shall not be entitled to indemnification or additional amounts under subsection (a) or (c) of this Section 2.13 with respect to Non-Excluded Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as such Lender shall reasonably request, to assist such Lender in recovering such Non-Excluded Taxes.

(g) If a Secured Party determines, in its sole discretion, that it has received a refund in respect of any amounts as to which it has been indemnified by the Borrower under this Section 2.13 or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.13, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid by the Borrower under this Section 2.13 with respect to Non-Excluded Taxes and Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Secured Party and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Secured Party, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Secured Party in the event the Secured Party is required to repay such refund to such Governmental Authority. This Section 2.13(g) shall not be construed to require the Secured Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(h) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.13 shall survive the termination of this Agreement and the other Transaction Documents. Nothing contained in Section 2.12 or this Section 2.13 shall require any Secured Party to complete, execute or make available any of its tax returns or any other information that it deems to be confidential or proprietary or whose completion, execution or submission would, in such Secured Party’s judgment, materially prejudice such Secured Party’s legal or commercial position.

Section 2.14 Reinvestment; Discretionary Sales, Substitution and Optional Sales of Loans.

(a) Reinvestment. On the terms and conditions hereinafter set forth as certified in writing to the Administrative Agent and the Trustee, prior to the Facility Maturity Date, the Borrower (or the Loan Manager on behalf of the Borrower) may withdraw funds on deposit in the Principal Collection Account for the following purposes:

(i) to reinvest such funds in Additional Loans to be pledged hereunder (a “Reinvestment”), so long as (1) all conditions precedent set forth in Section 3.2 have been satisfied and (2) each Additional Loan acquired by the Borrower in connection with such reinvestment shall be an Eligible Loan; or

(ii) to make payments in respect of the Advances Outstanding at such time in accordance with and subject to the terms of Section 2.3(b); or

(iii) during the Reinvestment Period, to fund Revolving Loans and Delayed Draw Loans.

Upon the satisfaction of the applicable conditions set forth in this Section 2.14(a) (as certified by the Borrower (or the Loan Manager on behalf of the Borrower) to the Administrative Agent and the Trustee), the Trustee will release funds from the Principal Collection Account to the Borrower (or as the Loan Manager on behalf of the Borrower may direct) in an amount not to exceed the lesser of (A) the amount requested by the Borrower (or the Loan Manager on behalf of the Borrower) and (B) the amount on deposit in the Principal Collection Account on such day.

(b) Substitutions. Subject to Sections 2.14(e) and (f), the Borrower (or the Loan Manager on behalf of the Borrower) may, or to the extent a Substitution is required under a Sale Agreement, shall, sell any Loan and replace such Loan with an Additional Loan (each such sale and replacement, a “Substitution”) so long as (i) no Event of Default has occurred and is continuing and, immediately after giving effect to such Substitution, no Default or Event of Default shall have occurred, (ii) each substitute Additional Loan acquired by the Borrower in connection with a Substitution shall be an Eligible Loan, (iii) 100% of the proceeds from the sale of the Loan(s) to be replaced in connection with such Substitution are either applied by the Borrower to acquire the substitute Additional Loan(s) or deposited in the Collection Account, (iv) all conditions precedent set forth in Section 3.2 have been satisfied with respect to each Additional Loan to be acquired by the Borrower in connection with such Substitution and (v) immediately after giving effect to such Substitution, no Borrowing Base Deficiency exists;

provided that, notwithstanding anything to the contrary set forth in Section 3.2, in the event a Borrowing Base Deficiency shall have existed immediately prior to giving effect to such Substitution, the Borrower may effect a Substitution so long as, immediately after giving effect to such Substitution and any other sale or transfer substantially contemporaneous therewith, such Borrowing Base Deficiency is reduced or cured.

(c) Discretionary Sales. Upon not less than one (1) Business Day’s prior written notice to the Administrative Agent (with a copy to the Trustee and the Lenders), the Borrower (or the Loan Manager on behalf of the Borrower) shall be permitted, subject to clauses (e) and (f) below, to sell Loans (each, a “Discretionary Sale”) so long as (i) no Event of Default has occurred and is continuing and, immediately after giving effect to such Discretionary Sale, no Default or Event of Default shall have occurred, (ii) unless the Administrative Agent and Majority Class B Lenders shall have each provided prior written consent, the sale price of any such Loan sold pursuant to a Discretionary Sale shall be equal to or greater than its Adjusted Borrowing Value, and (iii) immediately after giving effect to such Discretionary Sale, no Borrowing Base Deficiency exists; provided that, in the event a Borrowing Base Deficiency shall have existed immediately prior to giving effect to such Discretionary Sale, the Borrower (or the Loan Manager on behalf of the Borrower) may, with the prior consent of the Administrative Agent and the Majority Class B Lenders in their respective sole discretion, effect a Discretionary Sale so long as, immediately after giving effect to such Discretionary Sale and any other sale or transfer substantially contemporaneous therewith, such Borrowing Base Deficiency is reduced or cured.

(d) Optional Sale. On any Business Day the Borrower (or the Loan Manager on behalf of the Borrower as instructed by the Borrower) shall have the right to sell all of the Loans included in the Collateral (an “Optional Sale”), subject to the following terms and conditions:

(i) not later than ten (10) Business Days prior to the date of the Optional Sale, the Borrower (or the Loan Manager on behalf of the Borrower as instructed by the Borrower) shall deliver to the Administrative Agent and each Lender a certificate and evidence to the reasonable satisfaction of such parties (which satisfaction shall be confirmed in writing by the Administrative Agent and each Lender) that the Borrower (A) shall have sufficient funds on or prior to the date of such Optional Sale to pay the outstanding Obligations in full in accordance with this Agreement (with respect to the Advances Outstanding, pursuant to Section 2.3(b)) and (B) shall terminate the Commitments in full on the date of such Optional Sale; and

(ii) on the date of the Optional Sale, the Borrower shall cause the Collection Date to occur.

(e) Conditions to Sales, Substitutions and Repurchases. Any Discretionary Sale, sale pursuant to a Substitution, or Optional Sale effected pursuant to Sections 2.14(b), (c), or (d) shall be subject to the satisfaction of the following conditions:

(i) except in connection with an Optional Sale, the Borrower (or the Loan Manager on behalf of the Borrower) shall deliver a Borrowing Base Certificate to the Administrative Agent;

(ii) the Borrower (or the Loan Manager on behalf of the Borrower) shall deliver a list of all Loans to be sold or substituted to the Administrative Agent and the Trustee;

(iii) except in connection with an Optional Sale, as certified in writing to the Administrative Agent by the Borrower (or the Loan Manager on behalf of the Borrower), no selection procedures adverse to the interests of the Administrative Agent or the Lenders were utilized by the Borrower or the Loan Manager, as applicable, in the selection of the Loans to be sold or substituted;

(iv) the Borrower (or the Loan Manager on behalf of the Borrower) shall notify the Administrative Agent and Trustee of any amount to be deposited into the Collection Account in connection with any sale or substitution;

(v) each such Discretionary Sale and sale pursuant to a Substitution and Optional Sale complies with the Portfolio Acquisition and Disposition Requirements;

(vi) the Borrower shall be deemed to have certified to the Administrative Agent that the representations and warranties contained in Section 4.1 and 4.2 hereof shall continue to be correct in all material respects following any sale or substitution, except to the extent any such representation or warranty relates to an earlier date;

(vii) any repayment of Advances Outstanding in connection with any sale or substitution of Loans hereunder shall comply with the requirements set forth in Section 2.3;

(viii) as certified in writing to the Administrative Agent by the Borrower (or the Loan Manager on behalf of the Borrower), any Discretionary Sale or sale in connection with a Substitution shall be made by the Borrower (or the Loan Manager on behalf of the Borrower) to an unaffiliated third-party purchaser in a transaction (1) reflecting arm’s-length market terms and (2) in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party to such sale (other than that the Borrower has good title thereto, free and clear of all Liens and has the right to sell the related Loan), provided that the Borrower (or the Loan Manager on behalf of the Borrower) may make a Discretionary Sale or sale in connection with a Substitution to (A) an Affiliate of the Borrower, (B) an Affiliate of the Loan Manager, and (C) an Affiliate of any Class B Lender with the prior written consent of the Administrative Agent (and, solely with respect to clause (A), each Class B Lender) in its sole discretion (except that, so long as no Event of Default has occurred and is continuing, no such consent shall be required in connection with a Discretionary Sale or Substitution to a Seller pursuant to either (i) such Seller’s mandatory repurchase or Substitution obligation, if any, under Section 7.4 of the related Sale Agreement or (2) such Seller’s right to optionally repurchase or substitute Loans pursuant to either Section 7.1 or Section 2.5 of the related Sale Agreement); provided, further, that after the occurrence and during the continuance of an Event of Default, the Borrower (or the Loan Manager on behalf of the Borrower) may only make Discretionary Sales, sales pursuant to a Substitution, or Optional Sales with the prior written consent of the Controlling Lender in its sole discretion, but such sales shall otherwise be subject to the provisions of such Sections; and

(ix) the Borrower shall pay an amount equal to all Breakage Costs and other accrued and unpaid costs and expenses (including, without limitation, reasonable legal fees) of the Administrative Agent, the Lenders and the Trustee in connection with any such sale, substitution or repurchase (including, but not limited to, expenses incurred in connection with the release of the Lien of the Trustee on behalf of the Secured Parties and any other party having an interest in the Loan in connection with such sale, substitution or repurchase).

(f) Limitations on Sales, Substitutions and Repurchases.

(i) The aggregate Outstanding Balance of all Loans which are sold or intended to be sold by the Borrower in connection with a Substitution during any 12-month rolling period shall not exceed 20% of the sum of the Class A Facility Amount and the Class B Facility Amount as of the start of such 12-month period (or such lesser number of months as shall have elapsed as of such date); provided that, the limitation set forth in this clause (i) shall not apply with respect to any Substitution of Revolving Loans occurring on or immediately prior to the Reinvestment Period End Date, or any sale of a Loan with an Assigned Value of zero.

(ii) The aggregate Outstanding Balance of all Loans which are sold or intended to be sold by the Borrower (or the Loan Manager on behalf of the Borrower) in connection with a Discretionary Sale during any 12-month rolling period shall not exceed (A) with respect to Discretionary Sales in connection with a Permitted Securitization, an amount necessary to effect such Permitted Securitization that is approved by both the Administrative Agent and the Majority Class B Lenders and (B) with respect to all other Discretionary Sales, 15% of the Class A Facility Amount and the Class B Facility Amount as of the start of such 12-month period (or such lesser number of months as shall have elapsed as of such date); provided that, the limitation set forth in this clause (ii) shall not apply with respect to any Discretionary Sale of Revolving Loans occurring on or immediately prior to the Reinvestment Period End Date, or any sale of a Loan with an Assigned Value of zero.

(g) Sales of Loans with an Assigned Value of Zero and Sales of Equity Securities. The Borrower (or the Loan Manager on behalf of the Borrower) may, or shall, if such sale is the result of the exercise by a Seller of a right to purchase under the related Sale Agreement, sell any Loan with an Assigned Value of zero or any Equity Security to any Person; provided, that (i) any such sale shall be made on an arm’s-length basis at fair market value, (ii) if such sale is to the OFS Parent, shall be subject to the OFS Parent Valuation Procedures, and (iii) any such sale shall comply with the Portfolio Acquisition and Disposition Requirements.

Section 2.15 Assignment of the Sale Agreements.

The Borrower hereby assigns to the Trustee, for the benefit of the Secured Parties, all of the Borrower’s right, title and interest in and to, but none of its obligations under, the Sale Agreements and any UCC financing statements filed under or in connection therewith. In furtherance and not in limitation of the foregoing, the Borrower hereby assigns to the Trustee for the benefit of the Secured Parties its right to indemnification under the Sale Agreements. The Borrower confirms that the Trustee, on behalf of the Secured Parties, shall have the right to enforce the Borrower’s rights and remedies under the Sale Agreements and any UCC financing statements filed under or in connection therewith for the benefit of the Trustee for the benefit of the Secured Parties.

Section 2.16 Capital Contributions. Any direct or indirect owner of the Borrower may, but shall not be obligated to, make a capital contribution to the Borrower at any time.

ARTICLE III

CONDITIONS TO CLOSING AND ADVANCES

Section 3.1 Conditions to Closing and Initial Advance.

No Lender shall be obligated to make any Advance hereunder on the occasion of the Initial Advance, nor shall any Lender, the Administrative Agent or the Trustee be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied, in the sole discretion of, or waived in writing by the Administrative Agent and the Class B Lenders:

(a) Each Transaction Document shall have been duly executed by, and delivered to, the parties thereto, and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions as the Administrative Agent or the Class B Lenders shall reasonably request in connection with the transactions contemplated by this Agreement, each in form and substance satisfactory to the Administrative Agent and the Class B Lenders;

(b) The Administrative Agent and the Class B Lenders shall have received satisfactory evidence that each Seller, the Borrower and the Loan Manager has obtained all required consents and approvals of all Persons to the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby or thereby;

(c) [Intentionally Omitted];

(d) Each Seller, the Loan Manager and the Borrower shall each have delivered to the Administrative Agent a certificate as to whether such Person is Solvent in the form of Exhibit C;

(e) (i) The Borrower shall have delivered to the Administrative Agent a certification that no Default, Event of Default or Change of Control with respect to the Borrower has occurred and is continuing and (ii) the Loan Manager shall have delivered to the Administrative Agent a certification that no Default, Event of Default or Change of Control with respect to the Loan Manager or Loan Manager Termination Event has occurred and is continuing;

(f) The Administrative Agent shall have received, with a counterpart for each Lender, the executed legal opinion or opinions of Dechert LLP, counsel to the Borrower, covering (i) enforceability, grant and perfection of the security interests on the Collateral and non-consolidation of the Borrower and OFS Funding with the OFS Parent and (ii) true sale of the Loans from the OFS Parent to the Borrower, in each case, in form and substance acceptable to the Administrative Agent in its reasonable discretion;

(g) The Borrower and the Administrative Agent shall have received the executed legal opinion or opinions of Winston & Strawn LLP, counsel to the Madison Seller and to the Loan Manager, covering (i) enforceability of the Transaction Documents to which the Madison Seller or the Loan Manager is a party and (ii) to the extent any Loans in connection with such Advances are being sold to the Borrower from the Madison Seller and, prior to such sale, any such Loan was registered in the name of the Madison Seller or an Affiliate thereof, a true sale opinion with respect to such Loans, in each case, in form and substance acceptable to the Administrative Agent in its reasonable discretion;

(h) The Borrower, the Administrative Agent and each Lender shall have received copies of the Credit and Collection Policy;

(i) The Administrative Agent and the Lenders shall have received the fees (including fees, disbursements and other charges of counsel to the Administrative Agent and the Class B Lenders) to be received on the Closing Date referred to herein;

(j) The Administrative Agent and the Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56;

(k) All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be reasonably satisfactory in form and substance to the Administrative Agent and the Class B Lenders, and the Administrative Agent and the Class B Lenders shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request;

(l) On or prior to the date of the Initial Advance, each applicable Lender shall have received a duly executed copy of its Variable Funding Note, in a principal amount equal to the Commitment of such Lender;

(m) The UCC-1 financing statement is in proper form for filing in the filing office of the appropriate jurisdiction and, when filed, together with the Securities Account Control Agreement, is effective to perfect the Trustee’s security interest in the Collateral such that the Trustee’s security interest in the Collateral ranks senior to that of any other creditors of the Borrower (whether now existing or hereafter acquired);

(n) The Administrative Agent and the Class B Lenders shall have received a secretary’s certificate of each Seller, the Loan Manager, and the Borrower, with a counterpart for each Lender, that includes a copy of the resolutions (or other authorizing instruments, if applicable), in form and substance satisfactory to the Administrative Agent, of the Board of Directors (or similar governing or managing body) of such Person authorizing (i) the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, (ii) in the case of the Borrower, the borrowings contemplated hereunder, and (iii) in the case of the Borrower and the Sellers, the granting by it of the Liens created pursuant to the Transaction Documents, certified by the Secretary or an Assistant Secretary (or other authorized Person) of such Person as of the Closing Date, which certification shall be in form and substance satisfactory to the Administrative Agent and the Class B Lenders and shall state that the resolutions, or other authorizing instruments, if applicable, thereby certified have not been amended, modified, revoked or rescinded;

(o) The Administrative Agent and the Class B Lenders shall have received, with a counterpart for each Lender, a certificate of each Seller, the Loan Manager and the Borrower, dated the Closing Date, as to the incumbency and signature of the officers of such Person executing any Transaction Document, which certificate shall be which certification shall be included in the certificate delivered in respect of such Person pursuant to Section 3.1(n) and satisfactory in form and substance to the Administrative Agent and the Class B Lenders, and shall be executed by a Responsible Officer (or other authorized Person) of such Person;

(p) The Administrative Agent and the Class B Lenders shall have received, with a counterpart for each Lender, true and complete copies of the Governing Documents of each Seller, the Loan Manager and the Borrower, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary (or other authorized Person) of such Person, which certification shall be included in the certificate delivered in respect of such Person pursuant to Section 3.1(n) and shall be in form and substance satisfactory to the Administrative Agent and the Class B Lenders;

(q) The Administrative Agent and the Class B Lenders shall have received, with a copy for each Lender, certificates dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of each Seller, the Loan Manager and the Borrower (i) in the jurisdiction of its organization and (ii) in each other jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires it to qualify as a foreign Person except, as to this subclause (ii), where the failure to so qualify could not be reasonably expected to have a Material Adverse Effect;

(r) Each Lender shall have received the Structuring Fee payable to it on the Closing Date referred to in the Fee Letter;

(s) The Borrower shall have deposited, or caused to be deposited, $50,000 into the Expense Reserve Account;

(t) The Borrower shall have delivered an acknowledgement of and consent to the Pledge Agreement, executed by a duly authorized officer of such Person, in substantially the form appended to the Pledge Agreement;

(u) The Administrative Agent shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed financing statements on form UCC-1 necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created, or purported to be created, by the Transaction Documents shall have been completed;

(v) The Administrative Agent and the Class B Lenders shall have received the results of a recent search by a Person satisfactory to the Administrative Agent, of the UCC, judgment and tax lien filings which may have been filed with respect to personal property of the Borrower, and bankruptcy and pending lawsuits with respect to the Borrower and the results of such search shall be satisfactory to the Administrative Agent and the Class B Lenders;

(w) Immediately after giving effect to the making of the Initial Advance and to the use of the proceeds thereof substantially contemporaneously therewith (or, in any event, on the same day as), (i) all amounts owing to each lender under the BOA Facility shall have been, or shall be concurrently with the making of the Initial Advance, repaid in full, and any Liens created pursuant to the BOA Facility shall have been or shall, concurrently with the making of the Initial Advance, be released, and all Transaction Documents (as defined in the BOA Facility) shall terminate and be of no further force and effect upon such repayment (other than provisions expressly specified in the payoff letter or any other provisions of any such Transaction Documents that by their express terms survive termination of the BOA Facility; and

(x) The Borrower shall have received the executed legal opinion or opinions of Locke, Lord, Bissell & Liddell LLP, counsel to the Trustee, covering enforceability of the Transaction Documents to which the Trustee is a party.

Section 3.2 Conditions Precedent to All Advances and Acquisitions of Additional Loans.

Each Advance under this Agreement, each Reinvestment of Principal Collections pursuant to Section 2.14(a)(i) and each acquisition of Additional Loans in connection with a Substitution pursuant to Section 2.14(b) (each, a “Transaction”) shall be subject to the further conditions precedent that:

(a) With respect to any Advance (other than the Initial Advance), the Loan Manager shall have delivered to the Administrative Agent (with a copy to the Trustee and each Lender) no later than 2:00 p.m. (Charlotte, North Carolina time), on the related Funding Date:

(i) a Funding Notice in the form of Exhibit A-1, a Borrowing Base Certificate and a Loan Schedule with respect to each Loan, if any, proposed to be acquired by the Borrower in connection with such Transaction; and

(ii) if a Loan is being acquired with such Advance, a Certificate of Assignment in the form of Exhibit F (including Exhibit A thereto) and containing such additional information as may be reasonably requested by the Administrative Agent and each Lender;

(b) With respect to the Initial Advance, the Borrower shall have delivered to the Administrative Agent (with a copy to the Trustee and each Lender) no later than 2:00 p.m. (Charlotte, North Carolina time), on the related Funding Date:

(i) a Funding Notice in the form of Exhibit A-1, a Borrowing Base Certificate and a Loan Schedule with respect to each Loan proposed to be acquired by the Borrower in connection with the Initial Advance; and

(ii) the Closing Date Agreements with respect to each Loan proposed to be acquired by the Borrower in connection with the Initial Advance;

(c) With respect to any Reinvestment of Principal Collections permitted by Section 2.14(a)(i) and each acquisition of Additional Loans in connection with a Substitution pursuant to Section 2.14(b), the Loan Manager shall have delivered to the Administrative Agent, no later than 2:00 p.m. on the Business Day prior to any such reinvestment, a Reinvestment Notice in the form of Exhibit A-3 and a Borrowing Base Certificate, executed by the Loan Manager on behalf of the Borrower;

(d) On the date of such Transaction (A) the Borrower shall be deemed to have certified that each of the following statements shall be true and correct as of such date and (B) if the related Borrower’s Notice is executed by the Borrower, the Borrower shall have certified in such notice that (other than with respect to the Loan Manager’s certifications in clauses (e) and, with respect to reports required to be delivered by the Loan Manager under the Transaction Documents, (h) and the conditions precedent in clauses (g), (i) and (j) of this Section 3.2) all conditions precedent to the requested Transaction have been satisfied:

(i) The representations and warranties contained in Section 4.1 and Section 4.2 are true and correct in all respects on and as of such day as though made on and as of such day and shall be deemed to have been made on such day (other than any representation and warranty that is made as of a specific date);

(ii) With respect to the Borrower and the OFS Seller, no event has occurred, or would result from such Transaction or from the application of proceeds thereof, that constitutes an Event of Default or, unless such Transaction is a Class B Advance being requested to cure a Class A Borrowing Base Deficiency, a Default;

(iii) On and as of such day, immediately after giving effect to such Transaction, the Class A Advances Outstanding do not exceed the Class A Borrowing Base (or, to the extent permitted under Section 2.14(b), any Class A Borrowing Base Deficiency is reduced);

(iv) On and as of such day, immediately after giving effect to such Transaction, the Class B Advances Outstanding do not exceed the Class B Borrowing

Base (or, to the extent permitted under Section 2.14(b), any Class B Borrowing Base Deficiency is reduced);

(v) To the extent applicable to the requested Transaction and with respect to the Borrower, no Applicable Law shall prohibit or enjoin the proposed Reinvestment of Principal Collections or acquisition of Additional Loans; and

(vi) (A) the Class A Advances Outstanding do not exceed the Class A Facility Amount and (B) the Class B Advances Outstanding do not exceed the Class B Facility Amount.

(e) On the date of such Transaction (A) the Loan Manager shall be deemed to have certified that each of the following statements shall be true and correct as of such date and (B) the Loan Manager shall have certified in the related Borrower’s Notice that (other than with respect to the Borrower’s certifications in clauses (d) and, with respect to reports required to be delivered by the Borrower under the Transaction Documents, (h) and the conditions precedent in clauses (g), (i) and (j) of this Section 3.2) all conditions precedent to the requested Transaction have been satisfied:

(i) With respect to the Loan Manager and the Madison Seller, no event has occurred, or would result from such Transaction or from the application of proceeds thereof, that constitutes an Event of Default, unless such Transaction is a Class B Advance being requested to cure a Class A Borrowing Base Deficiency, a Default or a Loan Manager Termination Event;

(ii) On and as of such day, immediately after giving effect to such Transaction, the Class A Advances Outstanding do not exceed the Class A Borrowing Base (or, to the extent permitted under Section 2.14(b), any Class A Borrowing Base Deficiency is reduced);

(iii) On and as of such day, immediately after giving effect to such Transaction, the Class B Advances Outstanding do not exceed the Class B Borrowing Base (or, to the extent permitted under Section 2.14(b), any Class B Borrowing Base Deficiency is reduced);

(iv) (A) the Class A Advances Outstanding do not exceed the Class A Facility Amount and (B) the Class B Advances Outstanding do not exceed the Class B Facility Amount.

(f)(i) With respect to any Advance under this Agreement or any Reinvestment of Principal Collections pursuant to Section 2.14(a)(i), the Reinvestment Period End Date shall not have occurred, and (ii) with respect to any Transaction, the Termination Date shall not have occurred;

(g) On the date of such Transaction, unless such Transaction is a Class B Advance being requested to cure a Class A Borrowing Base Deficiency, the Administrative Agent shall have received such other approvals, opinions or documents as the Administrative Agent may reasonably require;

(h) Unless such Transaction is a Class B Advance being requested to cure a Class A Borrowing Base Deficiency, the Borrower and Loan Manager shall have delivered to the Administrative Agent all reports required to be delivered by either thereof as of the date of such Transaction including, without limitation, all deliveries required by Section 2.2;

(i) Unless such Transaction is a Class B Advance being requested to cure a Class A Borrowing Base Deficiency, the Borrower shall have paid all fees then required to be paid and, without duplication of Section 2.11, shall have reimbursed the Lenders, the Trustee and the Administrative Agent for all fees, costs and expenses then required to be paid in connection with the closing of the transactions contemplated hereunder and under the other Transaction Documents, including the reasonable attorney fees and any other legal and document preparation costs incurred by the Lenders, the Trustee and the Administrative Agent;

(j) Other than in connection with the Initial Advance, the Borrower and the Loan Manager shall have received a copy of a notice substantially in the form of Exhibit A-5 attached hereto, executed by the Administrative Agent and the Majority Class B Lenders, evidencing the approval of the Administrative Agent and the Majority Class B Lenders, in their respective sole discretion in accordance with clause (B) of the definition of “Eligible Loan,” of the Loans to be added to the Collateral;

(k) In connection with the initial Advance with respect to any Loan after the Closing Date, the Borrower (or the Loan Manager on behalf of the Borrower) shall have delivered to the Trustee (with a copy to the Administrative Agent), no later than 12:00 p.m. on the related Advance Date, a faxed or emailed copy of the duly executed original promissory notes for each such Loan in respect of which a promissory note is issued (and, in the case of any Noteless Loan, a fully executed assignment agreement), and if any Loans are closed in escrow, a certificate (in the form of Exhibit K) from the closing attorneys of such Loan certifying the possession of the Required Loan Documents; provided that, notwithstanding the foregoing, the Borrower (or the Loan Manager on behalf of the Borrower) shall cause the Loan Checklist and the Required Loan Documents to be in the possession of the Trustee within five (5) Business Days (or such longer period as otherwise permitted by the definition of Required Loan Documents) of any related Advance Date with respect to any Loan; and

(l) To the extent any Loans in connection with any such Advance are being sold to the Borrower from the Madison Seller and, prior to such sale, any such Loan was registered in the name of the Madison Seller or an Affiliate thereof, a true sale opinion with respect to such Loans, in each case, in form and substance acceptable to the Administrative Agent in its reasonable discretion (it being acknowledged and agreed that the opinion delivered by Winston & Strawn LLP on the Closing Date is acceptable to the Administrative Agent and satisfies the requirements of this Section 3.2(l), so long as such sales are made in accordance with the facts described in such opinion and pursuant to the Madison Sale Agreement).

The failure of the Borrower (or the Loan Manager on behalf of the Borrower) to satisfy any of the foregoing conditions precedent in respect of any Advance shall give rise to a right of the Administrative Agent and the applicable Lender, which right may be exercised at any time on the demand of the applicable Lender, to rescind the related Advance and direct the Borrower to pay to the Administrative Agent for the benefit of the applicable Lender an amount equal to the related Advances made during any such time that any of the foregoing conditions precedent were not satisfied.

Section 3.3 Trusteeship; Transfer of Loans and Permitted Investments.

(a) The Trustee shall hold all Certificated Securities (whether Loans or Permitted Investments) and Instruments in physical form at the Corporate Trust Office. Any successor Trustee shall be a state or national bank or trust company which is not an Affiliate of the Borrower, which is a Qualified Institution and which makes the representations of the Trustee set forth herein to the Borrower, the Administrative Agent and the Lenders in connection with the assumption of the Trustee’s duties hereunder.

(b) Each time that the Borrower (or the Loan Manager on behalf of the Borrower) shall direct or cause the acquisition of any Loan or Permitted Investment, the Borrower shall (or the Loan Manager on behalf of the Borrower), if such Permitted Investment or, in the case of a Loan, the related promissory note or (with respect to a Noteless Loan) assignment documentation has not already been delivered to the Trustee in accordance with the requirements set forth in the definition of “Required Loan Documents”, cause the delivery of such Permitted Investment or, in the case of a Loan, the related promissory note or (with respect to a Noteless Loan) assignment documentation in accordance with the requirements set forth in the definition of “Required Loan Documents” to the Trustee to be credited by the Trustee to the Collateral Account in accordance with the terms of this Agreement. The security interest of the Trustee in the funds or other property utilized in connection with such acquisition shall, immediately and without further action on the part of the Trustee, be released.

(c) The Borrower (or the Loan Manager on behalf of the Borrower) shall cause all Loans or Permitted Investments acquired by the Borrower to be transferred to the Trustee for credit by the Trustee to the Collateral Account, and shall cause all Loans and Permitted Investments acquired by the Borrower to be delivered to the Trustee by one of the following means (and shall take any and all other actions necessary to create and perfect in favor of the Trustee a valid security interest in each Loan and Permitted Investment, which security interest shall be senior (subject to Permitted Liens) to that of any other creditor of the Borrower (whether now existing or hereafter acquired):

(i) in the case of an Instrument or a Certificated Security represented by a Security Certificate in registered form by having it Indorsed to the Trustee or in blank by an effective Indorsement or registered in the name of the Trustee and by (A) delivering such Instrument or Security Certificate to the Securities Intermediary at the Corporate Trust Office and (B) causing the Securities Intermediary to maintain (on behalf of the Trustee for the benefit of the Secured Parties) continuous possession of such Instrument or Security Certificate at the Corporate Trust Office;

(ii) in the case of an Uncertificated Security, by (A) causing the Trustee to become the registered owner of such Uncertificated Security and (B) causing such registration to remain effective;

(iii) in the case of any Security Entitlement, by causing each such

Security Entitlement to be credited to a Securities Account in the name of the Borrower pursuant to the Securities Account Control Agreement;

(iv) in the case of General Intangibles (including any Loan or Permitted Investment not evidenced by an Instrument) by filing, maintaining and continuing the effectiveness of, a financing statement naming the Borrower as debtor and the Trustee as secured party and describing the Loan or Permitted Investment (as the case may be) as the collateral at the filing office of the Secretary of State of the State of Delaware.

(d) The security interest of the Trustee in any Collateral disposed of in a transaction permitted by this Agreement shall, immediately and without further action on the part of the Trustee, be released and the Trustee shall immediately release such Collateral to, or as directed by, the Borrower (or the Loan Manager on behalf of the Borrower).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Borrower.

The Borrower represents and warrants as follows as of the Closing Date, each Funding Date, and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Organization and Good Standing. The Borrower has been duly organized, and is validly existing as a limited liability company in good standing, under the laws of the State of Delaware, with all requisite limited liability company power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has all necessary power, authority and legal right to acquire, own and sell the Collateral.

(b) Due Qualification. The Borrower is (i) duly qualified to do business and is in good standing as a limited liability company in its jurisdiction of formation, and (ii) has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Borrower (i) has all necessary limited liability company power, authority and legal right to (a) execute and deliver each Transaction Document to which it is a party, and (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary limited liability company action, the execution, delivery and performance of each Transaction Document to which it is a party and the transfer and assignment of an ownership and security interest in the Collateral on the terms and conditions herein provided. This Agreement and each other Transaction Document to which the Borrower is a party have been duly executed and delivered by the Borrower.

(d) Binding Obligation. Each Transaction Document to which the Borrower is a party constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The consummation of the transactions contemplated by each Transaction Document to which it is a party and the fulfillment of the terms thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Governing Documents of the Borrower or any Contractual Obligation of the Borrower, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any the Borrower’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f) Agreements. The Borrower is not a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. The Borrower is not in default in any manner under any provision of any agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such defaults could reasonably be expected to result in a Material Adverse Effect.

(g) No Proceedings. There is no litigation, proceeding or investigation pending or, to the knowledge of the Borrower, threatened against the Borrower, before any Governmental Authority (i) asserting the invalidity of any Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Transaction Document to which the Borrower is a party or (iii) that could reasonably be expected to have Material Adverse Effect.

(h) All Consents Required. All approvals, authorizations, consents, orders, licenses, filings or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Borrower of each Transaction Document to which the Borrower is a party have been obtained.

(i) Bulk Sales. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require compliance with any “bulk sales” act or similar law by the Borrower.

(j) Solvency. The Borrower is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under the Transaction Documents to which the Borrower is a party do not and will not render the Borrower not Solvent and the Borrower shall deliver to the Administrative Agent on the Closing Date a certification in the form of Exhibit C.

(k) Taxes. The Borrower is and has always been treated as a disregarded entity for U.S. federal income tax purposes and has not elected under Treasury regulations Section 301.7701-3(c) to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

(l) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents (including, without limitation, the use of the proceeds from the transfer of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(m) Security Interest.

(i) This Agreement creates a valid and continuing security interest (as defined in the UCC as in effect from time to time in the State of New York) in the Collateral in favor of the Trustee, on behalf of the Secured Parties, which security interest is validly perfected under Article 9 of the UCC and is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;

(ii) the Collateral is comprised of “instruments”, “security entitlements”, “general intangibles”, “certificated securities”, “uncertificated securities”, “securities accounts”, “investment property” and “proceeds” (each as defined in the applicable UCC) and such other categories of collateral under the applicable UCC as to which the Borrower has complied with its obligations under Section 4.1(m)(i);

(iii) with respect to Collateral that constitute Security Entitlements:

(1) all of such Security Entitlements have been credited to one of the Accounts and the securities intermediary for each Account has agreed to treat all assets credited to such Account as Financial Assets within the meaning of the UCC as in effect from time-to-time in the State of New York;

(2) the Borrower has taken all steps necessary to enable the Trustee to obtain “control” (within the meaning of the UCC as in effect from time-to-time in the State of New York) with respect to each Account; and

(3) the Accounts are not in the name of any Person other than the Borrower, subject to the lien of the Trustee for the benefit of the Secured Parties. The Borrower has not instructed the securities intermediary of any Account to comply with the entitlement order of any Person other than the Trustee; provided that, until the Trustee delivers a Notice of Exclusive Control, the Borrower and the Loan Manager may cause cash in the Accounts to be invested in Permitted Investments, and the proceeds thereof to be paid and distributed in accordance with this Agreement.

(iv) all Accounts constitute “securities accounts” as defined in the Section 8-501(a) of the UCC as in effect from time to time in the State of New York;

(v) the Borrower owns and has good and marketable title to the Collateral free and clear of any Lien (other than Permitted Liens) of any Person and other than the Lien created under the BOA Facility, which will be released on the Closing Date;

(vi) the Borrower has received all consents and approvals required by the terms of any Loan to the transfer and granting of a security interest in the Loans hereunder to the Trustee, on behalf of the Secured Parties;

(vii) the Borrower has taken all necessary steps to authorize the Trustee to file all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in that portion of the Collateral in which a security interest may be perfected by filing pursuant to Article 9 of the UCC as in effect in the Borrower’s jurisdiction of organization;

(viii) other than the security interest granted to the Trustee, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of any collateral included in the Collateral other than any financing statement (A) relating to the security interest, if any, granted to the Borrower under the Sale Agreement or (B) that has been terminated and/or fully and validly assigned to the Trustee or the Borrower on or prior to the date hereof;

(ix) There are no judgments or Liens for Taxes with respect to the Borrower and no claim is being asserted with respect to the Taxes of the Borrower;

(x) other than in the case of Noteless Loans, all original executed copies of each underlying promissory note that constitute or evidence each Loan that is evidenced by a promissory note has been or, subject to the delivery requirements contained herein, will be delivered to the Trustee;

(xi) other than in the case of Noteless Loans, the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Trustee that the Trustee or its bailee is holding the underlying promissory notes that evidence all Loans evidenced by a promissory note solely on behalf of the Trustee for the benefit of the Secured Parties;

(xii) none of the underlying promissory notes that constitute or evidence the Loans has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Trustee on behalf of the Secured Parties;

(xiii) with respect to Collateral that constitutes a “certificated security,” such certificated security has been delivered to the Trustee on behalf of the Secured Parties and, if in registered form, has been specially Indorsed to the Trustee or in blank by an effective Indorsement or has been registered in the name of the Trustee upon original issue or registration of transfer by the Borrower of such certificated security; and

(xiv) in the case of an Uncertificated Security, by (A) causing the Trustee to become the registered owner of such Uncertificated Security and (B) causing such registration to remain effective.

(n) Reports Accurate. Other than any of the following information provided by the Loan Manager or any Seller with respect to itself, including, without limitation, any financial statements required pursuant to Section 5.3(h), all information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished to the Administrative Agent or any Lender in connection with this Agreement (including, without limitation, any such item relating to a Closing Date Loan) are, as of their respective delivery dates, true, complete and correct in all material respects.

(o) Location of Offices. The Borrower’s location (within the meaning of Article 9 of the UCC) is, and at all times has been, the State of Delaware. As a disregarded entity for U.S. Federal income tax purposes, the Borrower does not have a Federal Employee Identification Number, but as of the Closing Date uses that of Orchard First Source Asset Management LLC, which is correctly set forth on the certificate required pursuant to Section 3.1(n) (provided that, upon the conversion of the OFS Parent to a corporation, the Borrower will use the Federal Employee Identification Number of the OFS Parent). The Borrower has not changed its name (whether by amendment of its certificate of formation, by reorganization or otherwise) or its jurisdiction of organization and has not changed its location within the four (4) months preceding the Closing Date.

(p) Collection Account. The Collection Accounts (including any sub accounts thereof) are the only accounts to which Collections on the Collateral are sent.

(q) Legal Name. The Borrower’s exact legal name is, and at all times has been the name as set forth on Annex A hereto.

(r) Sale Agreement. The Sale Agreements are the only agreement pursuant to which the Borrower purchases Collateral from the Sellers.

(s) Value Given. The Borrower shall have given reasonably equivalent value to the Sellers or the applicable third party seller of Collateral in consideration for the transfer to the Borrower of the Collateral, and no such transfer shall have been made for or on account of an antecedent debt, and no such transfer is or may be voidable or subject to avoidance under any Section of the Bankruptcy Code.

(t) Accounting. The Borrower accounts for the transfers to it of Collateral as purchases of such Collateral for financial accounting purposes (with a notation on its books and records that it is treating the transfers of the Collateral to it as purchases for legal and accounting (but not tax) purposes on its books, records and financial statements, in each case consistent with GAAP and with the requirements set forth herein).

(u) Special Purpose Entity. At all times prior to the Collection Date, the Borrower has not and shall not:

(i) engage in any business or activity other than the purchase, receipt and management of Collateral, the transfer and pledge of Collateral pursuant to the terms of the Transaction Documents, the entry into and the performance under the Transaction Documents and such other activities as are incidental thereto;

(ii) acquire or own any assets other than (a) the Collateral or (b) incidental property as may be necessary for the operation of the Borrower and the performance of its obligations under the Transaction Documents including, without limitation, capital contributions which it may receive from the OFS Parent;

(iii) merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets (other than in accordance with the provisions hereof), without in each case first obtaining the prior written consent of the Administrative Agent, or except as permitted by this Agreement, change its legal structure, or jurisdiction of formation, unless, in connection with any of the foregoing, such action shall result in the substantially contemporaneous occurrence of the Collection Date;

(iv) except as otherwise permitted under clause (iii), fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the Administrative Agent, amend, modify, terminate or fail to comply with the provisions of its operating agreement, or fail to observe limited liability company formalities;

(v) form, acquire or own any Subsidiary, own any equity interest in any other entity (other than equity interests in Obligors in connection with the exercise of any remedies with respect to a Loan or any exchange offer, work-out or restructuring of a Loan), or make any Investment in any Person (other than Permitted Investments or equity interests in Obligors in connection with the exercise of any remedies with respect to a Loan or any exchange offer, work-out or restructuring of a Loan) without the prior written consent of the Administrative Agent;

(vi) commingle its assets with the assets of any of its Affiliates, or of any other Person;

(vii) incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than Indebtedness to the Secured Parties hereunder or in conjunction with a repayment of all Advances owed to the Lenders and a termination of all the Commitments;

(viii) become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due;

(ix) fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;

(x) enter into any contract or agreement with any Person, except (a) the Transaction Documents and (b) other contracts or agreements that are upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with third parties other than such Person; provided that, for the avoidance of doubt with regard to this clause (x), (i) to the extent the OFS Parent acquires any Collateral from the Borrower, the amount of any cash or other assets paid or transferred to the Borrower in connection therewith in excess of the fair market value thereof shall be deemed a capital contribution by the OFS Parent to the Borrower, and (ii) the member of the Borrower may contribute cash or other property as a capital contribution to the Borrower;

(xi) seek its dissolution or winding up in whole or in part;

(xii) fail to correct any known misunderstandings regarding the separate identities of the Borrower and any Seller or any other Person;

(xiii) guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person;

(xiv) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (a) to mislead others as to the identity of the Person with which such other party is transacting business, or (b) to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates);

(xv) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xvi) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;

(xvii) except as may be required or permitted by the Code and regulations or other applicable state or local tax law, hold itself out as or be considered as a department or division of (a) any of its principals or Affiliates, (b) any Affiliate of a principal or (c) any other Person;

(xviii) fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided, however, that the Borrower’s assets may be included in a consolidated financial statement of its Affiliate (or parent company) provided that (a) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Borrower from such Affiliate and to indicate that the Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (b) such assets shall also be listed on the Borrower’s own separate balance sheet;

(xix) fail to pay its own liabilities and expenses only out of its own funds;

(xx) fail to maintain a sufficient number of employees, if any, in light of its contemplated business operations or to pay the salaries of its own employees, if any;

(xxi) except in connection with any exchange offer, work-out, restructuring or the exercise of any rights or remedies with respect to any Loan with respect to which an Obligor is or would thereby become an Affiliate, acquire the obligations or securities issued by its Affiliates or members;

(xxii) guarantee any obligation of any person, including an Affiliate;

(xxiii) fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(xxiv) fail to use separate invoices and checks bearing its own name;

(xxv) except for any Permitted Lien relating to any Equity Security, pledge its assets for the benefit of any other Person, other than with respect to payment of the indebtedness to the Secured Parties hereunder;

(xxvi) fail at any time to have at least one (1) independent manager or director (the “Independent Manager”) who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Managers, another nationally recognized company reasonably approved by the Administrative Agent, in each case that is not an Affiliate of the Borrower and that provides professional Independent Managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Manager and is not, and has never been, and will not while serving as Independent Manager be, any of the following: (a) a member, partner, equityholder, manager, director, officer or employee of the Borrower or any of its equityholders or Affiliates (other than as an Independent Manager of an Affiliate of the Borrower that is not in the direct chain of ownership of the Borrower and that is required by a creditor to be a single purpose bankruptcy-remote entity, provided that such Independent Manager is employed by a company that routinely provides professional Independent Managers or directors); (b) a creditor, supplier or service provider (including provider of professional services) to the Borrower or any of its equityholders or Affiliates (other than a nationally recognized company that routinely provides professional Independent Managers and other corporate services to the Borrower or any of its equityholders or Affiliates in the ordinary course of business); (c) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or (d) a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above. A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (a) by reason of being the Independent Manager of a “special purpose entity” affiliated with the Borrower shall be qualified to serve as an Independent Manager of the Borrower, provided that the fees that such individual earns from serving as Independent Manager of affiliates of the Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year;

(xxvii) fail to ensure that all limited liability company action relating to the selection, maintenance or replacement of the Independent Manager are duly authorized by the unanimous vote of the applicable managers (including the Independent Manager); provided that, unless prior written notice is provided to the Administrative Agent, neither the Borrower nor the OFS Parent shall cause the Independent Manager to be removed without cause;

(xxviii) fail to provide that the unanimous consent of all managers (including the consent of the Borrower’s Independent Manager) is required for the Borrower to (a) institute proceedings to be adjudicated bankrupt or insolvent, (b) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (c) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (d) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, Trustee or any similar official for the Borrower, (e) make any assignment for the benefit of the Borrower’s creditors, (f) admit in writing its inability to pay its debts generally as they become due, or (g) take any action in furtherance of any of the foregoing; or

(xxix) fail to file its own tax returns separate from those of any other Person, except to the extent that the Borrower is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law, and pay any taxes required to be paid under applicable law.

(v) Bankruptcy. The Borrower has received in writing from each Seller confirmation that such Seller will not cause the Borrower to file a voluntary petition under the Bankruptcy Code or Insolvency Laws until one (1) year and one (1) day have elapsed since the end of the Covenant Compliance Period.

(w) Investment Company Act. The Borrower is not an “investment company” within the meaning of, and is not subject to regulation under, the 1940 Act.

(x) ERISA. Except as would not reasonably be expected to constitute a Material Adverse Effect, (i) the present value of all benefits vested under all “employee pension benefit plans,” as such term is defined in Section 3 of ERISA which are subject to Title IV of ERISA and maintained by the Borrower, or in which employees of the Borrower are entitled to participate, other than a Multiemployer Plan (the “Pension Plans”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the most recent annual financial statements reflecting such amounts), (ii) no non-exempt prohibited transactions, accumulated funding deficiencies, withdrawals or reportable events within the meaning of 4043 of ERISA, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, (each a “Reportable Event”) have occurred with respect to any Pension Plans that, in the aggregate, could subject the

Borrower to any material tax, penalty or other liability and (iii) no notice of intent to terminate a Pension Plan has been filed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan. None of the Collateral constitutes “plan assets” by reason of a Pension Plan’s investment in the Borrower or its direct or indirect parent companies.

(y) Compliance with Law. The Borrower has complied in all respects with all Applicable Law to which it may be subject, and no item of Collateral contravenes any Applicable Law (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(z) No Material Adverse Effect. No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect on the Borrower since September 1, 2010.

(aa) Collections. The Borrower acknowledges that all Collections received by it or its Affiliates with respect to the Collateral transferred hereunder are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within two Business Days after receipt as required herein.

(bb) Amendments. No Loan has been amended, modified or waived, except for amendments, modifications or waivers, if any, to such Collateral (i) otherwise permitted under Section 6.4(a) and in accordance with the Credit and Collection Policy or (ii) solely with respect to the Closing Date Participation Interests, prior to the Closing Date.

(cc) Full Payment. As of the initial Funding Date thereof, the Borrower had no knowledge of any fact which should lead it to expect that any Loan will not be repaid by the applicable Obligor in full.

(dd) Accuracy of Representations and Warranties. Each representation or warranty by the Borrower contained herein or in any report, financial statement, exhibit, schedule, certificate or other document furnished by the Borrower pursuant hereto, in connection herewith or in connection with the negotiation hereof is true and correct in all material respects.

(ee) USA Patriot Act. Neither the Borrower nor any Affiliate of the Borrower is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA Patriot Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA Patriot Act as warranting special measures due to money laundering concerns.

The representations and warranties in Section 4.1(m) shall survive the termination of this Agreement and such representations and warranties may not be waived by any party hereto without the consent of the Administrative Agent.

Section 4.2 Representations and Warranties of the Borrower Relating to the Agreement and the Collateral.

The Borrower hereby represents and warrants, as of the Closing Date and as of each Funding Date:

(a) Valid Security Interest. This Agreement constitutes a security agreement within the meaning of Section 9-102(a)(73) of the UCC as in effect from time to time in the State of New York. Upon the delivery to the Trustee of all Collateral constituting “instruments” and “certificated securities” (as defined in the UCC as in effect from time to time in the jurisdiction where the Trustee’s Corporate Trust Office is located), the crediting of all Collateral that constitutes Financial Assets (as defined in the UCC as in effect from time to time in the State of New York) to an Account and the filing of the financing statements described in Section 4.1(m) in the jurisdiction in which the Borrower is located, such security interest shall be a valid and first priority perfected security interest in all of the Collateral (subject to Permitted Liens) in that portion of the Collateral in which a security interest may be created under Article 9 of the UCC as in effect from time to time in the State of New York.

(b) Eligibility of Collateral. The Borrower has conducted such due diligence and other review as it considered necessary with respect to the Loans set forth on Schedule III. As of the Closing Date and each Funding Date, (i) the Loan List and the information contained in each Funding Notice delivered pursuant to Section 2.2, is an accurate and complete listing of all Loans included in the Collateral as of the related Funding Date and the information contained therein with respect to the identity of such Loans and the amounts owing thereunder is true, correct and complete as of the related Funding Date, (ii) each such Loan included in the Borrowing Base is an Eligible Loan, (iii) each Loan included in the Collateral is free and clear of any Lien of any Person (other than Permitted Liens and any Lien which will be released contemporaneously with the acquisition thereof by the Borrower) and in compliance with all Applicable Laws and (iv) with respect to each Loan included in the Collateral, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Borrower in connection with the granting of a security interest in such Collateral to the Trustee as agent for the benefit of the Secured Parties have been duly obtained, effected or given and are in full force and effect.

(c) No Fraud. Each Loan originated by an unaffiliated third party was, to the best of the Borrower’s knowledge, originated without any fraud or material misrepresentation.

Section 4.3 Representations and Warranties of the Loan Manager.

The Loan Manager represents and warrants as follows as of the Closing Date, each Funding Date, and as of each other date provided under this Agreement or the other

Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Organization and Good Standing. The Loan Manager has been duly organized, and is validly existing as a limited liability company in good standing, under the laws of the State of Delaware, with all requisite limited liability company power and authority to own or lease its properties and conduct its business as such business is presently conducted.

(b) Due Qualification. The Loan Manager is duly qualified to do business and is in good standing as a limited liability company, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to be so qualified or obtain such qualifications. licenses or approvals would not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Loan Manager (i) has all necessary limited liability company power, authority and legal right to (a) execute and deliver each Transaction Document to which it is a party, and (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary limited liability company action, the execution, delivery and performance of each Transaction Document to which it is a party. This Agreement and each other Transaction Document to which the Loan Manager is a party have been duly executed and delivered by the Loan Manager.

(d) Binding Obligation. Each Transaction Document to which the Loan Manager is a party constitutes a legal, valid and binding obligation of the Loan Manager enforceable against the Loan Manager in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The consummation of the transactions contemplated by each Transaction Document to which it is a party and the fulfillment of the terms thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Loan Manager’s certificate of formation, operating agreement or any Contractual Obligation of the Loan Manager, (ii) result in the creation or imposition of any Lien upon any of the Loan Manager’s properties pursuant to the terms of any such Contractual Obligation, or (iii) violate any Applicable Law.

(f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the Loan Manager’s knowledge, threatened against the Loan Manager, before any Governmental Authority (i) asserting the invalidity of any Transaction Document to which the Loan Manager is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Transaction Document to which the Loan Manager is a party or (iii) that could reasonably be expected to have Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders, licenses, filings or other actions of any Person or of any Governmental Authority (if any)

required for the due execution, delivery and performance by the Loan Manager of each Transaction Document to which the Loan Manager is a party have been obtained.

(h) Reports Accurate. All information, financial statements of the Loan Manager, documents, books, records or reports furnished by the Loan Manager to the Administrative Agent or any Lender in connection with this Agreement are true, complete and correct in all material respects; provided that, the Loan Manager makes no representation with respect to any information furnished by an Obligor, the Borrower or any Seller or with respect to certification or information provided by the Borrower unless the Loan Manager has also certified as to such information.

(i) Collections. The Loan Manager acknowledges that all Collections received by it or its Affiliates with respect to the Collateral transferred or pledged hereunder are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within two (2) Business Days from receipt as required herein.

(j) Solvency. The Loan Manager is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under the Transaction Documents to which the Loan Manager is a party do not and will not render the Loan Manager not Solvent and the Loan Manager shall deliver to the Administrative Agent on the Closing Date a certification in the form of Exhibit C.

(k) No Fraud. Each Loan originated by an unaffiliated third party was, to the best of the Loan Manager’s knowledge, originated without any fraud or material misrepresentation.

(l) Intentionally Omitted.

(m) Intentionally Omitted.

(n) Compliance with Law. The Loan Manager has complied in all material respects with all Applicable Law to which it may be subject.

(o) No Material Adverse Effect. No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect on the Loan Manager since June 30, 2010.

(p) Intentionally Omitted.

(q) Acknowledgements of the Loan Manager. The Loan Manager acknowledges and agrees that, as of the date hereof, all of the Loans owned by the Borrower (either directly or through participation) as of the Closing Date (or subject to irrevocable commitments to purchase by the Borrower for settlement (as participations or assignments) after the Closing Date) are Closing Date Participation Interests and are as set forth on Schedule III and hereby consents to the acquisition by the Borrower on the Closing Date (or, in respect of Loans with respect to which the Borrower has entered into irrevocable commitments to purchase as of the Closing Date for settlement after the Closing Date) of each Loan set forth on Schedule III.

Section 4.4 Representations and Warranties of the Trustee.

The Trustee in its individual capacity and as Trustee represents and warrants as follows:

(a) Organization; Power and Authority. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Trustee under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Trustee, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Trustee is a party or by which it or any of its property is bound.

(d) No Violation. The execution and delivery of this Agreement, the performance of the Transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law as to the Trustee.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Trustee, required in connection with the execution and delivery of this Agreement, the performance by the Trustee of the transactions contemplated hereby and the fulfillment by the Trustee of the terms hereof have been obtained.

(f) Validity, Etc. The Agreement constitutes the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

(g) Corporate Trustee Required; Eligibility. The Trustee (including any successor Trustee appointed pursuant to Section 7.5) hereunder (i) is a national banking association or banking corporation or trust company organized and doing business under the laws of any state or the United States, (ii) is authorized under such laws to exercise corporate trust powers, (iii) has a combined capital and surplus of at least $200,000,000, (iv) is not affiliated, as that term is defined in Rule 405 of the Securities Act, with the Borrower or with any person involved in the organization or operation of the Borrower, (v) does not offer or provide credit or credit enhancement to the Borrower and (vi) is subject to supervision or examination by federal or state authority. If such banking association publishes reports of condition at least annually, pursuant to Applicable Law or the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 4.4(g) its combined capital and surplus shall be deemed to be as set forth in its most recent report of condition so published. In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 4.4(g), the Trustee shall give prompt notice to the Borrower, the Loan Manager and the Lenders that it has ceased to be eligible to be the Trustee.

ARTICLE V

GENERAL COVENANTS

Section 5.1 Affirmative Covenants of the Borrower.

The Borrower covenants and agrees with the Lenders that during the Covenant Compliance Period:

(a) Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws, including those with respect to the Collateral or any part thereof.

(b) Preservation of Company Existence. The Borrower will (i) preserve and maintain its company existence, rights, franchises and privileges in the jurisdiction of its formation, (ii) qualify and remain qualified in good standing as a limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect and (iii) maintain the Governing Documents of the Borrower in full force and effect and shall not amend the same without the prior written consent of the Administrative Agent.

(c) Performance and Compliance with Collateral. The Borrower (or the Loan Manager on behalf of the Borrower) will, at the Borrower’s expense, timely and fully perform and comply (or, by exercising its rights thereunder, cause each Seller to perform and comply pursuant to the related Sale Agreement) with all provisions, covenants and other promises required to be observed by it under the Collateral, the Transaction Documents and all other agreements related to such Collateral.

(d) Keeping of Records and Books of Account. The Borrower will keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. The Borrower will permit any representatives designated by the Administrative Agent to visit and inspect the financial records and the properties of such person at reasonable times and as often as reasonably requested, without unreasonably interfering with such party’s business and affairs and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent to discuss the affairs, finances and condition of such person with the Responsible Officers thereof and independent accountants therefor, in each case, other than (x) material and affairs protected by the attorney-client privilege and (y) materials which such party may not disclose without violation of confidentiality obligations binding upon it. For the avoidance of doubt, the right of the Administrative Agent provided herein to visit and inspect the financial records and properties of the Borrower shall be limited to not more than one (1) such visit and inspection in any fiscal quarter; provided that after the occurrence of an Event of Default and during its continuance, there shall be no limit to the number of such visits and inspections, and after the resolution of such Event of Default, the number of visits occurring in the current fiscal quarter shall be deemed to be zero.

(e) Protection of Interest in Collateral. With respect to the Collateral acquired by the Borrower, the Borrower will (i) acquire such Collateral pursuant to and in accordance with the terms of the Sale Agreements or directly from a third party, (ii) at the Borrower’s expense, take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Collateral free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, without limitation, (a) with respect to the Loans and that portion of the Collateral in which a security interest may be perfected by filing and maintaining (at the Borrower’s expense), effective financing statements against the Borrower in all necessary or appropriate filing offices, (including any amendments thereto or assignments thereof) and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof) and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) permit the Administrative Agent or its respective agents or representatives to visit the offices of the Borrower during normal office hours and upon reasonable notice examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the Responsible Officers of the Borrower having knowledge of such matters, and (iv) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.

(f) Deposit of Collections.

(i) The Borrower (or the Loan Manager on behalf of the Borrower) shall instruct each Obligor (or, with respect to any Agented Loan, the paying agent) to deliver all Collections in respect of the Collateral to the General Collection Account.

(ii) The Borrower (or the Loan Manager on behalf of the Borrower) shall, within two (2) Business Days after receipt thereof, direct the Trustee to transfer from the General Collection Account (A) all Collections received by it in respect of the Collateral attributable to Interest Collections to the Interest Collection Account, (B) other than as provided in clause (C), all Collections received by it in respect of the Collateral attributable to Principal Collections to the Principal Collection Account and (C) to the extent provided in Section 2.9(e), Collections to the Unfunded Exposure Account.

(g) Special Purpose Entity. The Borrower shall be in compliance with the special purpose entity requirements set forth in Section 4.1(u).

(h) Intentionally Omitted.

(i) Events of Default. Promptly following the knowledge or receipt of notice by a Responsible Officer of the Borrower of the occurrence of any Event of Default or Default, the Borrower will provide the Administrative Agent with written notice of the occurrence of such Event of Default or Default of which the Borrower has knowledge or has received notice. In addition, such notice will include a written statement of a Responsible Officer of the Borrower setting forth the details of such event (to the extent known by the Borrower) and the action, if any, that the Borrower proposes to take with respect thereto.

(j) Obligations. The Borrower shall pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof and the Borrower (or the Loan Manager on behalf of the Borrower) shall enforce all indemnities and rights against Obligors in accordance with this Agreement and all rights against the OFS Parent under the OFS Parent Sale Agreement.

(k) Taxes. The Borrower will be treated as a disregarded entity for U.S. federal income tax purposes.

(l) Use of Proceeds. The Borrower will use the proceeds of the Advances only to acquire Eligible Loans, to make distributions to its member in accordance with the terms hereof or to pay related expenses (including expenses payable hereunder).

(m) Obligor Notification Forms. The Administrative Agent may, in its discretion after the occurrence of a Loan Manager Termination Event or an Event of Default, send notification forms giving the Obligors and/or agents on Agented Loans notice of the Trustee’s interest in the Collateral and the obligation to make payments as directed by the Trustee.

(n) Adverse Claims. The Borrower will not create, or participate in the creation of, or permit to exist, any Liens on any of the Accounts other than the Lien created by this Agreement.

(o) Notices. The Borrower will furnish to the Administrative Agent and the Loan Manager:

(i) Income Tax Liability. Within ten (10) Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of, or assess or propose the collection of Taxes required to have been withheld by, the Borrower or the OFS Parent which equal or exceed $1,000,000 in the aggregate, telephonic or facsimile notice (confirmed in writing within five (5) Business Days) specifying the nature of the items giving rise to such adjustments and the amounts thereof;

(ii) Auditors’ Management Letters. Unless otherwise restricted, promptly after the receipt thereof, any auditors’ management letters are received by the Borrower or by its accountants;

(iii) Representations and Warranties. Promptly after the knowledge or receipt of notice of a Responsible Officer of the Borrower of the same, the Borrower shall notify the Administrative Agent if any representation or warranty set forth in Section 4.1 or Section 4.2 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Administrative Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent in the manner set forth in the preceding sentence before any Funding Date of any facts or circumstances within the knowledge of a Responsible Officer of the Borrower which would render any of the said representations and warranties untrue as of such Funding Date;

(iv) ERISA. Promptly after receiving notice of any “reportable event” (as defined in Title IV of ERISA) with respect to the Borrower (or any ERISA Affiliate thereof), a copy of such notice;

(v) Proceedings. As soon as possible and in any event within three (3) Business Days after a Responsible Officer of the Borrower receives notice or obtains knowledge thereof, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Trustee’s interest in the Collateral, or the Borrower or the OFS Parent; provided that notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral, the Transaction Documents, the Trustee’s interest in the Collateral, the Borrower or the OFS Parent in excess of $1,000,000 or more shall be deemed to be material for purposes of this Section 5.1(o)(v);

(vi) Notice of Certain Events. Promptly upon a Responsible Officer of the Borrower becoming aware thereof (and, in any event, within two (2) Business Days or, solely with respect to clause (6), five (5) Business Days), notice of (1) any Loan Manager Termination Event, (2) any Assigned Value Adjustment Event, (3) any failure to comply with Section 5.1(v), (4) any other event or circumstance that could reasonably be expected to have a Material Adverse Effect, (5) any event or circumstance whereby any Loan which was included in the latest calculation of the Borrowing Base as an Eligible Loan shall fail to meet one or more of the criteria (other than criteria waived by the Administrative Agent and the Majority Class B Lenders, on or prior to the related Funding Date in respect of such Loan, but including, for the avoidance of doubt, the requirements set forth in clauses (a), (h), (i), (k), (bb) and (ee) listed in the definition of “Eligible Loan”), (6) unless notice of such default has been provided by the Loan Manager under Section 5.3(l), the occurrence of any default by an Obligor on any Loan in the payment of principal or interest, a financial covenant default or that would result in an Assigned Value Adjustment Event, (7) any amendment to any OFS Parent Organizational Agreement, (8) the Parent Unencumbered Equity Amount being less than $10,000,000 at any time that the Maximum Class B Facility Amount minus the Class B Advances Outstanding is less than the Class B Minimum Reserve Amount or (9) unless notice thereof is provided to the Administrative Agent pursuant to the Closing Date Participation Agreement, any event of which the Borrower receives notice from the Seller (as defined in the OFS Parent Sale Agreement) pursuant to the Closing Date Participation Agreement;

(vii) Organizational Changes. As soon as possible and in any event within fifteen (15) Business Days after the effective date thereof, notice of any change in the name, jurisdiction of organization, organizational structure or location of records of the Borrower; provided that the Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Trustee to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral; and

(viii) Accounting Changes. As soon as possible and in any event within three (3) Business Days after the effective date thereof, notice of any change in the accounting policies of the Borrower.

(ix) Deemed Representations. On any day, as soon as possible and in any event within one (1) Business Day after knowledge thereof, notice of any event or occurrence that would cause any representation made by the Borrower pursuant to Section 3.2(d)(i), (ii) or (v) to be misleading or untrue in any material respect if made on such day.

(p) Contest Recharacterization. The Borrower shall in good faith contest any attempt to recharacterize the treatment of the Loans as property of the bankruptcy estate of any Seller.

(q) [Intentionally Omitted].

(r) [Intentionally Omitted].

(s) Financial Statements. The Borrower shall furnish (or cause to be furnished) to the Administrative Agent for distribution to each Lender:

(i) for each fiscal year of the OFS Parent commencing with the 2011 fiscal year, as soon as available, but in any event within 120 days after the end of each fiscal year of the OFS Parent, a copy of the audited balance sheet of the OFS Parent that includes equity of the Borrower in the consolidated group, as at the end of such year and the related statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by an independent certified public accountants of nationally recognized standing;

(ii) as soon as available, but in any event not later than sixty (60) days after the end of each of the first three (3) quarterly periods of each fiscal year of the Borrower and ninety (90) days after the end of the fourth (4th) quarterly period of each fiscal year of the Borrower, the unaudited balance sheet of the Borrower as at the end of such quarter and the related unaudited statements of income and retained earnings and of cash flows of the Borrower for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year end audit adjustments);

(iii) all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or Responsible Officer, as the case may be, and disclosed therein).

(t) Certificates; Other Information. The Borrower shall furnish to the Administrative Agent for distribution to each Lender:

(i) concurrently with the delivery of the financial statements referred to in Section 5.1(s)(i), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(ii) if the Maximum Class B Facility Amount minus the Class B Advances Outstanding is less than the Class B Minimum Reserve Amount, appropriate evidence showing that the Parent Unencumbered Equity Amount as of such date is greater than or equal to $10,000,000; and

(iii) within five (5) days after the same are sent, copies of all financial statements and reports which the Borrower sends to its investors, and within five (5) days after the same are filed, copies of all financial statements, filings and reports which any of the OFS Parent or the Borrower may make to, or file with, the SEC or any successor or analogous Governmental Authority.

(u) Minimum Equity Capital and Class B Advances: On any date that there are any Class A Advances Outstanding, (i) the Borrower shall maintain a combination of Equity Capital and Class B Advances Outstanding in an aggregate amount of not less than $65,000,000 and (ii) the Class B Advances Outstanding shall not be less than $20,000,000.

(v) Further Assurances. The Borrower will execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing UCC and other financing statements, agreements or instruments) that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Transaction Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Permitted Liens) of the security interests and Liens created or intended to be created hereby. Such security interests and Liens will be created hereunder and the Borrower shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions and lien searches) as it shall reasonably request to evidence compliance with this Section 5.1(v). The Borrower agrees to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.

(w) Non-Consolidation. The Borrower shall at all times act in a manner such that each of the assumptions made by Dechert LLP in its opinion delivered pursuant to Section 3.1(g)(iii) is true and accurate in all material respects. The Borrower shall at all times observe and be in compliance in all material respects with all covenants and requirements in the Governing Documents of the Borrower.

(x) Payment of Fees and Expenses. The Administrative Agent and the Lenders shall have received, within one (1) Business Day of the Closing Date, all fees to be received in respect of the Closing Date referred to herein.

(y) Acquisition and Disposition Requirements. Each acquisition, disposition, substitution and repurchase of Loans by the Borrower will be undertaken in accordance with the Portfolio Acquisition and Disposition Requirements.

(z) Delivery of Certificates. The Borrower shall deliver to the Administrative Agent (with a copy to the Trustee) no later than sixty (60) days after the Closing Date, a Certificate of Assignment in the form of Exhibit F (including Exhibit A thereto), with respect to each Closing Date Participation Interest funded by the Initial Advance, containing such additional information as may be reasonably requested by the Administrative Agent and each Lender.

(aa) Additional Loans. All Additional Loans acquired by the Borrower shall be acquired from or originated by the Madison Seller or an Affiliate thereof.

(bb) Lien Searches Against Obligors. The Administrative Agent shall, at any time, have the right to run a UCC lien search against any Obligor. Each such UCC lien search shall be at the sole expense of the Borrower.

(cc) Other. The Borrower (or the Loan Manager on behalf of the Borrower) will furnish to the Administrative Agent promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Trustee or the other Secured Parties under or as contemplated by this Agreement.

Section 5.2 Negative Covenants of the Borrower.

During the Covenant Compliance Period:

(a) Other Business. The Borrower will not (i) engage in any business other than (A) entering into and performing its obligations under the Transaction Documents and other activities contemplated by the Transaction Documents, (B) the acquisition, ownership and management of the Collateral and (C) the sale of the Collateral as permitted hereunder, (ii) incur any Indebtedness, obligation, liability or contingent obligation of any kind other than pursuant to this Agreement, or (iii) except as otherwise provided in Section 4.1(u)(v), form any Subsidiary or make any Investment in any other Person.

(b) Collateral Not to be Evidenced by Instruments. The Borrower will not take any action to cause any Loan that is not, as of the Closing Date or the related Funding Date, as the case may be, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Loan or unless such Instrument is promptly delivered to the

Trustee, together with an Indorsement in blank, as collateral security for such Loan.

(c) Security Interests. Except as otherwise permitted herein and in respect of any Discretionary Sale, Substitution, Optional Sale, or other sale permitted hereunder or required under any Sale Agreement, neither the Borrower nor the Loan Manager on behalf of the Borrower will sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any Collateral, whether now existing or hereafter transferred hereunder, or any interest therein. Promptly after receipt by a Responsible Officer of the Borrower of knowledge or notice thereof, the Borrower will promptly notify the Administrative Agent and the Trustee of the existence of any Lien (including Liens for Taxes) other than Permitted Liens on any Collateral and the Borrower shall defend the right, title and interest of the Trustee, for the benefit of the Secured Parties in, to and under the Collateral against all claims of third parties; provided that nothing in this Section 5.2(c) shall prevent or be deemed to prohibit the Borrower from suffering to exist Permitted Liens upon any of the Collateral.

(d) Mergers, Acquisitions, Sales, etc. The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire any of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, convey or lease any of its assets, or sell or assign with or without recourse any Collateral or any interest therein, other than as permitted or required pursuant to this Agreement (including as provided in Section 4.1(u)(iii)) or any Sale Agreement.

(e) Restricted Payments. The Borrower shall not make any Restricted Payments other than with respect to amounts the Borrower receives in accordance with Section 2.7, or Section 2.8 and any other provision of any Transaction Document which expressly requires or permits payments to be made to or amounts to be reimbursed to the Borrower.

(f) Change of Location of Underlying Instruments. The Borrower shall not, without the prior consent of the Administrative Agent, consent to the Trustee moving any Certificated Securities or Instruments from the Trustee’s Corporate Trust Office on the Closing Date, unless the Borrower has given at least thirty (30) days’ written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to ensure that the Trustee’s first priority perfected security interest (subject to Permitted Liens) continues in effect.

(g) ERISA Matters. The Borrower will not (a) engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (b) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Pension Plan other than a Multiemployer Plan, (c) fail to make or permit any ERISA Affiliate to fail to make, any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (d) terminate any Pension Plan so as to result in any liability, or (e) permit to exist any occurrence of any Reportable Event with respect to a Pension Plan.

(h) Operating Agreement. The Borrower will not amend, modify, waive or terminate any provision of its operating agreement without the prior written consent of the Administrative Agent.

(i) Changes in Payment Instructions to Obligors. The Borrower will not make any change, or permit the Loan Manager to make any change, in its instructions to Obligors (or agents on any Agented Loan) regarding payments to be made with respect to the Collateral to the General Collection Account, unless the Administrative Agent has consented to such change.

(j) Extension or Amendment of Collateral. The Borrower will not, except as otherwise permitted in Section 6.4(a) extend, amend or otherwise modify the terms of any Loan.

(k) Fiscal Year. The Borrower shall not change its fiscal year or method of accounting without providing the Administrative Agent with prior written notice (i) providing a detailed explanation of such changes and (ii) including a pro forma financial statements demonstrating the impact of such change.

(l) Change of Control. The Borrower shall not enter into any transaction or agreement which results in a Change of Control with respect to the Borrower.

(m) Ownership. The Borrower shall not have any owner other than the OFS Parent and, prior to the date of any initial public offering of Capital Stock in the OFS Parent, the OFS Parent shall not have any owners other than Orchard First Source Asset Management, LLC.

Section 5.3 Affirmative Covenants of the Loan Manager.

The Loan Manager covenants and agrees with the Borrower and the Lenders that during the Covenant Compliance Period:

(a) Compliance with Law. The Loan Manager will comply in all material respects with all Applicable Law in connection with the performance of its obligations under this Agreement.

(b) Preservation of Company Existence. The Loan Manager will (i) preserve and maintain its company existence, rights, franchises and privileges in the jurisdiction of its formation and (ii) qualify and remain qualified in good standing as a limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Performance and Compliance with Collateral. The Loan Manager will exercise its rights hereunder in order to permit the Borrower to duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with each item of Collateral and will take all necessary action to preserve the first priority security interest of the Trustee for the benefit of the Secured Parties in the Collateral.

(d) Keeping of Records and Books of Account.

(i) The Loan Manager will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Collateral and the identification of the Collateral.

(ii) The Loan Manager shall permit the Borrower, the Administrative Agent or their respective designated representatives, in each case at the expense of the Borrower, to visit the offices of the Loan Manager during normal office hours and upon reasonable notice and examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the officers or employees of the Loan Manager having knowledge of such matters.

(iii) The Loan Manager will on or prior to the date hereof, mark its master data processing records and other books and records relating to the Collateral indicating that the Loans are owned by the Borrower subject to the Lien of the Trustee for the benefit of the Secured Parties hereunder.

(i) The Loan Manager will cooperate with the Borrower and provide all information in its possession or reasonably available to it to the Borrower or any Person designated by the Borrower to receive such information so the Borrower may comply with and perform its obligations under the Transaction Documents.

(e) Preservation of Security Interest. The Loan Manager (at the Borrower’s expense) hereby authorizes the Trustee to file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the first priority perfected ownership and security interest of the Trustee for the benefit of the Secured Parties in, to and under the Loans and proceeds thereof and that portion of the Collateral in which a security interest may be perfected by filing.

(f) Credit and Collection Policy. The Loan Manager will (i) comply in all material respects with the Credit and Collection Policy in regard to the administration of the Collateral (except with the prior written consent of the Administrative Agent), and (ii) furnish to the Borrower and the Administrative Agent prior to its effective date, prompt written notice of any changes in the Credit and Collection Policy which has had or could be expected to have a material adverse effect on the Lenders or the Administrative Agent. The Loan Manager will not agree to or otherwise permit to occur any change in the Credit and Collection Policy which could be expected to have a material adverse effect on the Lenders or the Administrative Agent without the prior written consent of the Administrative Agent and the Borrower; provided that no consent shall be required from the Administrative Agent or the Borrower in connection with any change mandated by Applicable Law or a Governmental Authority as evidenced by an Opinion of Counsel to that effect delivered to the Administrative Agent.

(g) Events of Default. Promptly following the Loan Manager’s knowledge or notice of the occurrence of any Event of Default or Default, the Loan Manager will provide the Borrower and the Administrative Agent with written notice of the occurrence of such Event of Default or Default of which the Loan Manager has knowledge or has received notice. In addition, such notice will include a written statement of a Responsible Officer of the Loan Manager setting forth the details (to the extent known by the Loan Manager) of such event and the action, if any, that the Loan Manager proposes to take with respect thereto.

(h) Financial Statements of Madison. The Loan Manager shall furnish to the Administrative Agent (which may not be distributed to any other Person without Madison’s prior written consent) for each fiscal year of Madison commencing with the 2010 fiscal year, as soon as available, but in any event within 120 days after the end of each fiscal year of Madison, a copy of the audited balance sheet of Madison as at the end of such year and any other related information reasonably requested by the Administrative Agent and not, in Madison’s reasonable determination, deemed private or sensitive information, or such alternative information that Madison reasonably believes would satisfy the Administrative Agent’s request, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by an independent certified public accountants of nationally recognized standing;

(i) Other. The Loan Manager will promptly furnish to the Borrower and the Administrative Agent such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Loan Manager as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent, the Trustee or the Secured Parties under or as contemplated by this Agreement.

(j) Proceedings. The Loan Manager will furnish to the Administrative Agent, as soon as possible and in any event within three (3) Business Days after the Loan Manager receives notice or obtains knowledge thereof, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Trustee’s interest in the Collateral, the Loan Manager, or the Madison Seller; provided that notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral, the Transaction Documents, the Trustee’s interest in the Collateral, the Loan Manager, or the Madison Seller in excess of $1,000,000 (or $5,000,000 in the case of the Madison Seller) or more shall be deemed to be material for purposes of this Section 5.3(j).

(k) Deposit of Collections. The Loan Manager shall, within two (2) Business Days after receipt thereof, deposit into the General Collection Account any and all Collections received by the Loan Manager.

(l) Required Notices. The Loan Manager will furnish to the Borrower and the Administrative Agent, promptly upon becoming aware thereof, notice of (1) any Loan Manager Termination Event, (2) any Assigned Value Adjustment Event, (3) any Change of Control with respect to the Loan Manager, (4) any other event or circumstance that could reasonably be expected to have a Material Adverse Effect, (5) any event or circumstance whereby any Loan which was included in the latest calculation of the Borrowing Base as an

Eligible Loan shall fail to meet one or more of the criteria (other than criteria waived by the Administrative Agent and the Majority Class B Lenders, on or prior to the related Funding Date in respect of such Loan) listed in the definition of “Eligible Loan”, (6) the occurrence of any default by an Obligor on any Loan in the payment of principal or interest, a financial covenant default or that would result in an Assigned Value Adjustment Event or (7) any change or amendment to the Loan Manager LLC Agreement that would result in a Material Adverse Effect.

(m) Accounting Changes. As soon as possible and in any event within three (3) Business Days after the effective date thereof, the Loan Manager will provide to the Administrative Agent notice of any change in the accounting policies of the Loan Manager that could reasonably be expected to result in a Material Adverse Effect.

(n) Loan Register. The Loan Manager will maintain, or cause to be maintained, with respect to each Noteless Loan a register (which may be in physical or electronic form and readily identifiable as the loan asset register) (each, a “Loan Register”) in which it will record, or cause to be recorded, (v) the principal amount of such Noteless Loan, (w) the amount of any principal or interest due and payable or to become due and payable from the Obligor thereunder, (x) the amount of any sum in respect of such Noteless Loan received from the related Obligor, (y) the date of origination of such Noteless Loan and (z) the maturity date of such Noteless Loan. At any time a Noteless Loan is included in the Collateral, the Loan Manager shall deliver to the Borrower, the Administrative Agent and the Trustee a copy of the related Loan Register, together with a certificate of a Responsible Officer of the Loan Manager certifying to the accuracy of such Loan Register as of the date of acquisition of such Noteless Loan by the Borrower, all of which information may be included in the applicable Borrowing Base Certificate.

(o) [Intentionally Omitted].

(p) Acquisition and Disposition Requirements. Each acquisition, disposition, substitution and repurchase of Loans by the Loan Manager on behalf of the Borrower will be undertaken in accordance with the Portfolio Acquisition and Disposition Requirements.

Section 5.4 Negative Covenants of the Loan Manager.

During the Covenant Compliance Period:

(a) Mergers, Acquisition, Sales, etc. The Loan Manager will not be a party to any merger or consolidation, or purchase or otherwise acquire any of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, convey or lease any of its assets, or sell or assign with or without recourse any Collateral or any interest therein (other than as permitted pursuant to this Agreement), in each case where such action would have a Material Adverse Effect.

(b) Change of Location of Underlying Instruments. The Loan Manager shall not, without the prior consent of the Administrative Agent, consent to the Trustee moving any Certificated Securities or Instruments from the Trustee’s Corporate Trust Office on the Closing Date, unless the Loan Manager has given at least thirty (30) days’ written notice to the Administrative Agent and has authorized the Administrative Agent to take all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Trustee for the benefit of the Secured Parties in the Collateral.

(c) Change in Payment Instructions to Obligors. The Loan Manager will not make any change in its instructions to Obligors or agents of Agented Loans regarding payments to be made with respect to the Collateral to the General Collection Account, unless the Administrative Agent, the Trustee and, so long as no Event of Default has occurred and is continuing, the Borrower, have consented to such change.

(d) Extension or Amendment of Collateral. The Loan Manager will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify the terms of any Loan.

Section 5.5 Affirmative Covenants of the Trustee.

During the Covenant Compliance Period:

(a) Compliance with Law. The Trustee will comply in all material respects with all Applicable Law.

(b) Preservation of Existence. The Trustee will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Location of Underlying Instruments. Subject to Section 7.8, the Underlying Instruments shall remain at all times in the possession of the Trustee at the Corporate Trust Office unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Underlying Instruments to be released to the Loan Manager on a temporary basis in accordance with the terms hereof, except as such Underlying Instruments may be released pursuant to this Agreement.

(d) Corporate Trustee Required; Eligibility. The Trustee (including any successor Trustee appointed pursuant to Section 7.5) hereunder shall at all times (i) be a national banking association or banking corporation or trust company organized and doing business under the laws of any state or the United States, (ii) be authorized under such laws to exercise corporate trust powers, (iii) have a combined capital and surplus of at least $200,000,000, (iv) not be affiliated, as that term is defined in Rule 405 of the Securities Act, with the Borrower or with any person involved in the organization or operation of the Borrower, (v) not offer or provide credit or credit enhancement to the Borrower and (vi) be subject to supervision or examination by federal or state authority. If such banking association publishes reports of condition at least annually, pursuant to Applicable Law or the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 5.5(d) its combined capital and surplus shall be deemed to be as set forth in its most recent report of condition so published. In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 5.5(d), the Trustee shall give prompt notice to the Borrower, the Loan Manager and the Lenders that it has ceased to be eligible to be the Trustee.

Section 5.6 Negative Covenants of the Trustee.

During the Covenant Compliance Period:

(a) Underlying Instruments. The Trustee will not dispose of any documents constituting the Underlying Instruments in any manner that is inconsistent with the performance of its obligations as the Trustee pursuant to this Agreement and will not dispose of any Collateral except as contemplated by this Agreement.

(b) No Changes to Trustee Fee. The Trustee will not make any changes to the Trustee Fee set forth in the Trustee Fee Letter without the prior written approval of the Administrative Agent and the Borrower.

ARTICLE VI

COLLATERAL ADMINISTRATION

Section 6.1 Appointment of the Loan Manager.

The Loan Manager is hereby appointed as collateral manager and servicing agent of the Borrower for the purpose of performing certain collateral management functions including, without limitation, directing and supervising the investment and reinvestment of the Loans and Permitted Investments, servicing the Collateral, enforcing the Borrower’s rights and remedies in, to and under the Collateral and performing certain administrative functions on behalf of the Borrower delegated to it under this Agreement and in accordance with the applicable provisions of this Agreement, and the Loan Manager hereby accepts such appointment. The Loan Manager shall have the power to execute and deliver all necessary and appropriate documents and instruments on behalf of the Borrower in connection with performing its obligations set forth herein. Except as may otherwise be expressly provided in this Agreement, the Loan Manager will perform its obligations hereunder in accordance with the Loan Manager Standard. The Loan Manager and the Borrower hereby acknowledge that the Trustee, the Administrative Agent and the other Secured Parties are third party beneficiaries of the obligations undertaken by the Loan Manager hereunder. Notwithstanding anything contained in this Article VI or any other provision of this Agreement, the Loan Manager shall have no duty to select, direct the acquisition or disposition of, manage or otherwise take any action with respect to Permitted Investments described in clauses (a), (c), (e), (f), (g) or (h) of the definition of Permitted Investments in Section 1.1.

Section 6.2 Duties of the Loan Manager.

(a) Duties. Subject to the provisions concerning its general duties and obligations as set forth in Section 6.1 and the terms of this Agreement, the Loan Manager agrees to manage the investment and reinvestment of the Collateral and shall perform on behalf of the Borrower those investment-related duties and functions assigned to the Borrower in this Agreement and the duties that have been expressly delegated to the Loan Manager in this Agreement. Any reference in this Agreement to the Loan Manager’s duties or obligations hereunder shall also include those duties expressly delegated to it in this Agreement and those duties of the Borrower under this Agreement which the Loan Manager has agreed herein to perform on the Borrower’s behalf; it being understood that the Loan Manager shall have no obligation hereunder to perform any duties other than its duties as specified herein. The Loan Manager shall provide, and is hereby authorized to provide, the following services to the Borrower:

(i) select the Loans and Permitted Investments to be acquired and select the Loans, Equity Securities and Permitted Investments to be sold or otherwise disposed of by the Borrower;

(ii) invest and reinvest the Collateral;

(iii) instruct the Trustee with respect to any acquisition, disposition, or tender of, or Offer with respect to, a Loan, Equity Security, Permitted Investment or other assets received in respect thereof by the Borrower;

(iv) perform the investment-related duties and functions (including, without limitation, the furnishing of Funding Notices, Repayment Notices, Reinvestment Notices, Borrowing Base Certificates and other notices and certificates that the Loan Manager is required to deliver on behalf of the Borrower) as are expressly required to be performed by the Loan Manager hereunder with regard to acquisitions, sales or other dispositions of Loans, Equity Securities, Permitted Investments and other assets permitted to be acquired or sold under, and subject to this Agreement (including any proceeds received by way of Offers, workouts and restructurings on Loan or other assets owned by the Borrower) and shall comply with any applicable requirements required to be performed by the Loan Manager in this Agreement with respect thereto. The Borrower hereby irrevocably (except as provided below) appoints the Loan Manager as its true and lawful agent and attorney-in-fact (with full power of substitution) in its name, place and stead in connection with the performance of its duties provided for in this Agreement, including, without limitation, the following powers: (A) to give or cause to be given any necessary receipts or acquittance for amounts collected or received hereunder, (B) to make or cause to be made all necessary transfers of the Loans, Equity Securities and Permitted Investments in connection with any acquisition, sale or other disposition made pursuant hereto, (C) to execute (under hand, under seal or as a deed) and deliver or cause to be executed and delivered on behalf of the Borrower all necessary or appropriate bills of sale, assignments, agreements and other instruments in connection with any such acquisition, sale or other disposition and (D) to execute (under hand, under seal or as a deed) and deliver or cause to be executed and delivered on behalf of the Borrower any consents, votes, proxies, waivers, notices, amendments, modifications, agreements, instruments, orders or other documents in connection with or pursuant to this Agreement and relating to any Loan, Equity Security or Permitted Investment. The Borrower hereby ratifies and confirms all that such attorney-in-fact (or any substitute) shall lawfully do hereunder and pursuant hereto and authorizes such attorney-in-fact to exercise full discretion and act for the Borrower in the same manner and with the same force and effect as the managers or officers of the Borrower might or could do in respect of the performance of such services, as well as in respect of all other things the Loan Manager deems necessary or incidental to the furtherance or conduct of the Loan

Manager’s services under this Agreement, subject in each case to the applicable terms of this Agreement. The Borrower hereby authorizes such attorney-in-fact, in its sole discretion (but subject to applicable law and the provisions of this Agreement), to take all actions that it considers reasonably necessary and appropriate in respect of the Loans, the Equity Securities, the Permitted Investments and this Agreement. Nevertheless, if so requested by the Loan Manager or a purchaser of any Loan, Equity Security or Permitted Investment, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Loan Manager or such purchaser all proper bills of sale, assignments, releases, powers of attorney, proxies, dividends, other orders and other instruments as may reasonably be designated in any such request. Except as otherwise set forth and provided for herein, this grant of power of attorney is coupled with an interest, and it shall survive and not be affected by the subsequent dissolution or bankruptcy of the Borrower. Notwithstanding anything herein to the contrary, the appointment herein of the Loan Manager as the Borrower’s agent and attorney-in-fact shall automatically cease and terminate upon the resignation of the Loan Manager pursuant to Section 6.10 or any termination and removal of the Loan Manager pursuant to Section 6.11. Each of the Loan Manager and the Borrower shall take such other actions, and furnish such certificates, opinions and other documents, as may be reasonably requested by the other party hereto in order to effectuate the purposes of this Agreement and to facilitate compliance with applicable laws and regulations and the terms of this Agreement;

(v) negotiate on behalf of the Borrower with prospective originators, sellers or purchasers of Loans as to the terms relating to the acquisition, sale or other dispositions thereof;

(vi) subject to any applicable terms of this Agreement, monitor the Collateral on behalf of the Borrower on an ongoing basis and shall provide or cause to be provided to the Borrower copies of all reports, schedules and other data reasonably available to the Loan Manager that the Borrower is required to prepare and deliver or cause to be prepared and delivered under this Agreement, in such forms and containing such information required thereby, in reasonably sufficient time for such required reports, schedules and data to be reviewed and delivered by or on behalf of the Borrower to the parties entitled thereto under this Agreement. The obligation of the Loan Manager to furnish such information is subject to the Loan Manager’s timely receipt of necessary reports and the appropriate information from the Person responsible for the delivery of or preparation of such information or such reports (including without limitation, the Obligors of the Loans, the Borrower, the Trustee, the Administrative Agent or any Lender) and to any confidentiality restrictions with respect thereto. The Loan Manager shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing reasonably believed by it to be genuine and to have been signed or sent by a Person that the Loan Manager has no reason to believe is not duly authorized. The Loan Manager also may rely upon any statement made to it orally or by telephone and made by a Person the Loan Manager has no reason to believe is not duly authorized, and shall not incur any liability for relying thereon. The Loan Manager is entitled to rely on any other information furnished to it by third parties that it reasonably believes in good faith to be genuine provided that no Responsible Officer of the Loan Manager has knowledge that such information is materially incorrect;

(vii) subject to and in accordance with this Agreement, as agent of the Borrower and on behalf of the Borrower, direct the Trustee to take, or take on behalf of the Borrower, as applicable, any of the following actions with respect to a Loan, Equity Security or Permitted Investment:

(1) purchase or otherwise acquire such Loan or Permitted Investment;

(2) retain such Loan, Equity Security or Permitted Investment;

(3) sell or otherwise dispose of such Loan, Equity Security or Permitted Investment (including any assets received by way of Offers, workouts and restructurings on assets owned by the Borrower) in the open market or otherwise;

(4) if applicable, tender such Loan, Equity Security or Permitted Investment;

(5) if applicable, consent to or refuse to consent to any proposed amendment, modification, restructuring, exchange, waiver or Offer and give or refuse to give any notice or direction;

(6) retain or dispose of any securities or other property (if other than cash) received by the Borrower;

(7) call or waive any default with respect to any Loan;

(8) vote to accelerate the maturity of any Loan;

(9) participate in a committee or group formed by creditors of an Obligor under a Loan or issuer or obligor of a Permitted Investment;

(10) after the occurrence of the Collection Date, determine in consultation with the Borrower when, in the view of the Loan Manager, it would be in the best interest of the Borrower to liquidate all or any portion of the Collateral (and, if applicable, after discharge of the Lien of the Trustee in the Collateral under this Agreement) and, subject to the prior approval of the Borrower, execute on behalf of the Borrower any such liquidation or any actions necessary to effectuate any of the foregoing;

(11) advise and assist the Borrower with respect to the valuation of the Loans, to the extent required or permitted by this Agreement, and advise and assist the OFS Parent with respect to the valuation of the Borrower; and

(12) exercise any other rights or remedies with respect to such

Loan, Equity Security or Permitted Investment as provided in the Underlying Instruments of the Obligor or issuer under such assets or the other documents governing the terms of such assets or take any other action consistent with the terms of this Agreement which the Loan Manager reasonably determines to be in the best interests of the Borrower.

(viii) The Loan Manager may, but shall not be obligated to:

(1) retain accounting, tax, counsel and other professional services on behalf of the Borrower as may be needed by the Borrower; and/or

(2) consult on behalf of the Borrower with the Trustee, the Administrative Agent and the Lenders at such times as may be reasonably requested thereby in accordance with this Agreement and provide any such Person requesting the same with the information they are then entitled to have in accordance with this Agreement;

(ix) in connection with the purchase of any Loan by the Borrower, the Loan Manager shall prepare, on behalf of the Borrower, the information required to be delivered to the Trustee with respect to such Loan, the Administrative Agent or any Lender pursuant to this Agreement.

(x) preparing and submitting claims to, and acting as post-billing liaison with, Obligors on each Loan (for which no administrative or similar agent exists);

(xi) maintaining all necessary records and reports with respect to the Collateral and providing such reports to the Borrower and the Administrative Agent in respect of the management and administration of the Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Borrower or the Administrative Agent may reasonably request;

(xii) maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate management and administration records evidencing the Collateral in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;

(xiii) promptly delivering to the Borrower, the Administrative Agent or the Trustee, from time to time, such information and management and administration records (including information relating to its performance under this Agreement) as such Person may from time to time reasonably request;

(xiv) identifying each Loan clearly and unambiguously in its records to reflect that such Loan is owned by the Borrower and that the Borrower has granting a security interest therein to the Trustee for the benefit of the Secured Parties pursuant to this Agreement;

(xv) notifying the Borrower and the Administrative Agent promptly upon obtaining knowledge of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is or is threatened to be asserted by an Obligor with respect to any Loan (or portion thereof) of which it has knowledge or has received notice; or (2) that could reasonably be expected to have a Material Adverse Effect;

(xvi) assisting the Borrower in maintaining the first priority, perfected security interest (subject to Permitted Liens) of the Trustee, for the benefit of the Secured Parties, in the Collateral;

(xvii) maintaining the Loan File(s) with respect to Loans included as part of the Collateral; provided that upon the occurrence and during the continuance of an Event of Default or a Loan Manager Termination Event, the Administrative Agent may request the Loan File(s) to be sent to the Trustee or its designee;

(xviii) with respect to each Loan included as part of the Collateral, making the Loan File available for inspection by the Borrower or the Administrative Agent, upon reasonable advance notice, at the offices of the Loan Manager during normal business hours; and

(xix) directing the Trustee to make payments pursuant to the instructions set forth in the latest Borrowing Base Certificate in accordance with Section 2.7 and Section 2.8 and preparing such other reports as required to be prepared by the Loan Manager pursuant to Section 6.8.

It is acknowledged and agreed that the Borrower possesses only such rights with respect to the enforcement of rights and remedies with respect to the Loans and the Related Property and under the Underlying Instruments as have been transferred to the Borrower with respect to the related Loan, and therefore, for all purposes under this Agreement, the Loan Manager shall perform its administrative and management duties hereunder only to the extent that, as a lender under the related loan syndication Underlying Instruments, it has the right to do so.

(b) In performing its duties hereunder and when exercising its discretion and judgment in connection with any transactions involving the Loans, Equity Securities or Permitted Investments, the Loan Manager shall carry out any reasonable written directions of the Borrower for the purpose of the Borrower’s compliance with its limited liability company agreement, this Agreement and the other Transaction Documents; provided that such directions are not inconsistent with any provision of this Agreement by which the Loan Manager is bound or Applicable Law.

(c) In providing services hereunder, the Loan Manager may, without the consent of any party but with prior written notice to each of the Borrower and the Administrative Agent, employ third parties, including, without limitation, its Affiliates, to render advice (including investment advice), to provide services to arrange for trade execution and otherwise provide assistance to the Borrower and to perform any of its duties hereunder; provided that no such written notice shall be required for a delegation of any duties of the Loan Manager (i) with respect to the management of Equity Securities to New York Life Investment Management LLC (or any Affiliate thereof that is a registered investment advisor, each a “NYLIM Party”) or (ii) to Madison or its employees or to the Trustee in respect of collateral administration duties performed by the Trustee hereunder; provided further, that such delegation of any of its duties hereunder or performance of services by any other Person shall relieve the Loan Manager of any of its duties or liabilities hereunder. In connection with any delegation pursuant to clause (i) above, upon request by the Loan Manager, the Borrower shall enter into an advisory agreement with such NYLIM Party with respect to the management of any Equity Securities; provided that such advisory agreement is in form and substance reasonably acceptable to both the Borrower and such NYLIM Party.

(d) The Loan Manager assumes no responsibility under this Agreement other than to perform the Loan Manager’s duties called for hereunder and under the terms of this Agreement applicable to the Loan Manager, in good faith and, subject to the Loan Manager Standard, shall not be responsible for any action of the Borrower or the Trustee in following or declining to follow any advice, recommendation or direction of the Loan Manager.

(e) In performing its duties, the Loan Manager shall perform its obligations with reasonable care using a similar degree of care, skill and attention as it employs with respect to similar collateral that it manages for itself and its Affiliates having similar investment objectives and restrictions in accordance with its existing practices and procedures which the Loan Manager believes to be consistent with the customary standards, policies and procedures followed by institutional managers of national standing relating to assets of the nature and character of the Loans, except as and to the extent expressly provided otherwise in this Agreement.

(f) Notwithstanding anything to the contrary contained herein, the exercise by the Trustee, the Administrative Agent or the Secured Parties of their rights hereunder (including, but not limited to, the delivery of a Loan Manager Termination Notice), shall not release the Loan Manager, any Seller or the Borrower from any of their duties or responsibilities with respect to the Collateral, except that the Loan Manager’s obligations hereunder shall terminate upon its removal under this Agreement. The Secured Parties, the Administrative Agent and the Trustee shall not have any obligation or liability with respect to any Collateral, other than as provided for herein or in any other Transaction Document, nor shall any of them be obligated to perform any of the obligations of the Loan Manager hereunder.

(g) Nothing in this Section 6.2 or any other obligations of the Loan Manager under this Agreement shall release, modify, amend or otherwise effect any of the obligations of the Borrower or any other party hereunder.

(h) Any payment by an Obligor in respect of any Indebtedness owed by it to the Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law, be applied as a collection of a payment by such Obligor (starting with the oldest such outstanding payment due) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

(i) It is hereby acknowledged and agreed that, in addition to acting in its capacity as Loan Manager pursuant to the terms of this Agreement, MCF Capital Management LLC (and its Affiliates) will engage in other business and render other services outside the scope of its capacity as Loan Manager (including acting as administrative agent or as a lender with respect to Underlying Instruments or as collateral manager to other funds and investment vehicles). It is hereby further acknowledged and agreed that such other activities shall in no way whatsoever alter, amend or modify any of the Loan Manager’s rights, duties or obligations under the Transaction Documents (including, without limitation, its duty to comply with the Credit and Collection Policy).

(j) Subject to the provisions of this Agreement and Applicable Law, the Loan Manager is hereby authorized to effect client cross-transactions in which the Loan Manager causes the purchase or sale of a Loan to be effected between the Borrower and another account advised by the Loan Manager or any of its Affiliates. In addition, the Loan Manager is authorized to enter into agency cross-transactions in which the Loan Manager or any of its Affiliates act as broker for the Borrower and for the other party to the transaction, to the extent permitted under Applicable Law, in which case any such Affiliate will have a potentially conflicting division of loyalties and responsibilities regarding, both parties to the transaction. The Borrower hereby authorizes and consents to such broker engaging in such transactions and acting in such capacities.

(k) The Loan Manager, subject to and in accordance with the applicable provisions of this Agreement and the Sale Agreements, hereby agrees that it shall cause any transaction relating to the Loans, the Equity Securities and the Permitted Investments to be conducted on terms and conditions negotiated on an arm’s-length basis and in accordance with applicable law.

(l) In circumstances where the consent of the Borrower to the acquisition of Loan is not obtained, the Loan Manager will use commercially reasonable efforts to obtain the best execution (but shall have no obligation to obtain the best prices available) for all orders placed with respect to any purchase or sale of any Loan, Equity Security or Permitted Investment, in a manner permitted by law and in a manner it believes to be in the best interests of the Borrower, considering all circumstances. Subject to the preceding sentence, the Loan Manager may, in the allocation of business, select brokers and/or dealers with whom to effect trades on behalf of the Borrower and may open cash trading accounts with such brokers and dealers (provided that none of the assets of the Borrower may be credited to, held in or subject to the lien of the broker or dealer with respect to any such account). In addition, subject to the first sentence of this paragraph, the Loan Manager may, in the allocation of business, take into consideration research and other brokerage services furnished to the Loan Manager or its Affiliates by brokers and dealers which are not Affiliates of the Loan Manager; provided that the Loan Manager in good faith believes that the compensation for such services rendered by such brokers and dealers complies with the requirements of Section 28(e) of the Exchange Act (“Section 28(e)”), or in the case of principal or fixed income transactions for which the “safe harbor” of Section 28(e) is not available, the amount of the spread charged is reasonable in relation to the value of the research and other brokerage services provided. Such services may be used by the Loan Manager in connection with its other advisory activities or investment operations. The Loan Manager may aggregate sales and purchase orders placed with respect to the Loans with similar orders being made simultaneously for other clients of the Loan Manager or of Affiliates of the Loan Manager, if in the Loan Manager’s reasonable judgment such aggregation shall not result in an overall economic loss to the Borrower, taking into consideration the advantageous selling or purchase price, brokerage commission or other expenses, as well as the availability of such Assets on any other basis. In accounting for such aggregated order price, commissions and other expenses may be apportioned on a weighted average basis. When any purchase or sale of a Loan, Equity Security or Permitted Investment occurs as part of any aggregate sales or purchase orders, the objective of the Loan Manager will be to allocate the executions among the clients in an equitable manner and in accordance with the internal policies and procedures of the Loan Manager and, to the extent relevant, applicable law.

Section 6.3 Authorization of the Loan Manager.

(a) Each of the Borrower and the Trustee hereby authorizes the Loan Manager to take any and all steps in its name and on its behalf necessary or desirable in the determination of the Loan Manager and not inconsistent with the grant by the Borrower to the Trustee for the benefit of the Secured Parties, of a security interest in the Collateral that at all times ranks senior to any other creditor of the Borrower, to collect all amounts due under any and all Collateral, including, without limitation, endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the applicable Seller could have done if it had continued to own such Collateral. Each of the Borrower and the Trustee, on behalf of the Secured Parties shall furnish the Loan Manager with any powers of attorney and other documents necessary or appropriate to enable the Loan Manager to carry out its management and administrative duties hereunder, and shall cooperate with the Loan Manager to the fullest extent in order to permit the collectability of the Collateral. In no event shall the Loan Manager be entitled to make any Secured Party or the Trustee a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any foreclosure or similar collection procedure) without the prior written consent of the Borrower and the Administrative Agent.

(b) After the declaration of the Termination Date, at the direction of the Administrative Agent, the Loan Manager shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Collateral and direct the Loan Manager; provided that the Trustee may, in accordance with Section 5.1(m), notify any Obligor with respect to any Collateral of the assignment of such Collateral to the Trustee, on behalf of the Secured Parties, and direct that payments of all amounts due or to become due be made directly to the Trustee or any collection agent, sub-agent or account designated by the Trustee and, upon such notification and at the expense of the Borrower, the Trustee may enforce collection of any such Collateral, and adjust, settle or compromise the amount or payment thereof.

(c) In dealing with the Loan Manager and its duly appointed agents, none of the Administrative Agent, the Trustee nor any Lender shall be required to inquire as to the authority of the Loan Manager or any such agent to bind the Borrower.

Section 6.4 Collection of Payments; Accounts.

(a) Collection Efforts, Modification of Collateral. The Loan Manager will use commercially reasonable efforts consistent with the Credit and Collection Policy and the Loan Manager Standard to collect or cause to be collected all payments called for under the terms and provisions of the Loans included in the Collateral as and when the same become due. The Loan Manager may not waive, modify or otherwise vary any provision of an item of Collateral in any manner contrary to the Credit and Collection Policy.

(b) Taxes and other Amounts. To the extent the Borrower is required under the Underlying Instruments to perform such duties, the Loan Manager will collect all payments with respect to amounts due for Taxes, assessments and insurance premiums relating to each Loan to the extent required to be paid to the Borrower for such application under the Underlying Instrument and remit such amounts to the appropriate Governmental Authority or insurer as required by the Underlying Instruments.

(c) Payments to General Collection Account. On or before the applicable Funding Date, the Borrower or the Loan Manager, as applicable, shall have instructed all Obligors and paying agents of Agented Loans to make all payments owing to the Borrower in respect of the Collateral directly to the General Collection Account in accordance with Section 2.9; provided that neither the Borrower nor the Loan Manager is required to so instruct any Obligor which is solely a guarantor unless and until the Loan Manager (on behalf of the Borrower) directly calls on the related guaranty.

(d) Accounts. Each of the parties hereto hereby agrees that each Account shall be deemed to be a Securities Account. Each of the parties hereto hereby agrees to cause the Trustee or any other Securities Intermediary that holds any Cash or other Financial Asset for the Borrower in an Account to agree with the parties hereto that (A) the cash and other property (subject to Section 6.4(e) below with respect to any property other than investment property, as defined in Section 9-102(a)(49) of the UCC) is to be treated as a Financial Asset and (B) the jurisdiction governing the Account, all Cash and other Financial Assets credited to the Account and the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110(e) of the UCC) shall, in each case, be the State of New York. In no event may any Financial Asset held in any Account be registered in the name of, payable to the order of, or specially Indorsed to, the Borrower, unless such Financial Asset has also been Indorsed in blank or to the Trustee or other Securities Intermediary that holds such Financial Asset in such Account.

(e) Underlying Instruments. Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, none of the Trustee nor any Securities Intermediary shall be under any duty or obligation in connection with the acquisition by the Borrower, or the grant by the Borrower of a security interest to the Trustee, of any Loan to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Underlying Instruments, or otherwise to examine the Underlying Instruments, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including without limitation any necessary consents). The Trustee shall hold any Instrument delivered to it evidencing any Loan transferred to the Trustee hereunder as custodial agent for the Secured Parties in accordance with the terms of this Agreement.

(f) Adjustments. If (i) the Loan Manager makes a deposit into the Collection Account on behalf of the Borrower in respect of a Collection of a Loan and such Collection was received by the Loan Manager in the form of a check that is not honored for any reason or (ii) the Loan Manager makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Loan Manager shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

Section 6.5 Realization Upon Loans Subject to a Assigned Value Adjustment Event.

The Loan Manager will use reasonable efforts consistent with the Underlying Instruments to exercise available remedies relating to a Loan that has become subject to one or more Assigned Value Adjustment Events in order to maximize recoveries thereunder in accordance with the Credit and Collection Policy and the Loan Manager Standard. Subject to the terms of the Underlying Instruments and the Loan Manager Standard, the Loan Manager will comply with the Credit and Collection Policy and in all material respects with Applicable Law in exercising such remedies.

Section 6.6 Loan Manager Compensation.

As compensation for its administrative and management activities hereunder, the Loan Manager or its designee shall be entitled to receive the Loan Management Fee pursuant to the provisions of Sections 2.7 and Section 2.8, as applicable.

Section 6.7 Expense Reimbursement.

Subject to Sections 2.7, 2.8, and 2.9(f), as applicable, the Borrower shall pay or reimburse the Loan Manager for its payment of any and all reasonable costs and expenses incurred on behalf of the Borrower in connection with its management, administration and collection activities with respect to the Collateral and compliance with the terms of this Agreement, including, without limitation: (i) any transfer fees necessary to register any Loan; (ii) any fees and expenses in connection with the acquisition, management, amendment, enforcement, pricing, valuation or disposition of Collateral or otherwise in connection with the Advances or the Borrower (including (a) investment related travel, communications and related expenses, (b) legal fees and expenses, (c) in connection with the termination, cancellation or abandonment of a potential acquisition or disposition of any Collateral that is not consummated and (d) amounts required to be paid or reimbursed to any agent under any Underlying Instrument); (iii) any and all taxes and governmental charges that may be incurred or payable by the Borrower; (iv) any and all costs and expenses for services to the Borrower and the Collateral in respect of assignment processing fees; (v) in the event the Borrower is included in the consolidated financial statements of the Loan Manager or its Affiliates, costs and expenses associated with the preparation of such financial statements and other information by the Loan Manager or its Affiliates to the extent related to the inclusion of the Borrower in such financial statements, and (vi) any and all expenses incurred to comply with any law or regulation related to the activities of the Borrower and, to the extent relating specifically to the Borrower (or its activities) and the Collateral, the Loan Manager; provided that, (i) to the extent the Borrower (or the Loan Manager on behalf of the Borrower) is entitled to be reimbursed for any such costs and expenses by any Obligor and is, in fact, paid or reimbursed thereby, the Borrower shall pay or reimburse the Loan Manager in accordance with this Section 6.7 (net of any amounts, if any, received by the Loan Manager directly) and (ii) in the event the Loan Manager has fees or expenses (including internal costs of the Loan Manager or that are allocated to the Loan Manager) that are allocable to one or more entities in addition to the Borrower to which the Loan Manager (including, so long as the Loan Manager is an Affiliate of Madison, Madison) provides management or advisory services, the Borrower shall be responsible for only a pro rata portion (based on aggregate principal or committed amounts) of such fees and expenses, based on the aggregate assets under management of all entities to which such costs or expenses are allocable (including, so long as the Loan Manager is an Affiliate of Madison, by Madison), all such reimbursable costs and expenses being the “Loan Manager Reimbursable Expenses”.

Section 6.8 Reports; Information.

(a) Borrower’s Notice. On each Funding Date and on the date of each Reinvestment of Principal Collections pursuant to Section 2.14(a)(i) or acquisition by the Borrower of Additional Loans in connection with a Substitution pursuant to Section 2.14(b), the Borrower (or the Loan Manager on its behalf) will provide the applicable Borrower’s Notice and a Borrowing Base Certificate, each updated as of such date, to the Administrative Agent (with a copy to the Trustee).

(b) Tax Returns. Upon demand by the Administrative Agent, the Borrower shall deliver copies of any foreign, federal, state and local income tax returns and reports filed by the Borrower, if any.

(c) Obligor Financial Statements; Other Reports. The Loan Manager will deliver to the Borrower and the Administrative Agent, to the extent received by the Loan Manager (on behalf of the Borrower) pursuant to the Underlying Instruments, the complete financial reporting package with respect to each Obligor and with respect to each Loan for such Obligor (including any financial statements, management discussion and analysis, executed covenant compliance certificates and related covenant calculations with respect to such Obligor and with respect to each Loan for such Obligor) provided to the Loan Manager (on behalf of the Borrower) for the periods required by the Underlying Instruments, which delivery shall be made within ten (10) Business Days after receipt by the Borrower or the Loan Manager (on behalf of the Borrower) as specified in the Underlying Instruments. The Loan Manager will provide, promptly upon request from the Administrative Agent or the Borrower, such other information received by it from any Obligor as may reasonably be requested with respect to such Obligor.

(d) Amendments to Loans. The Loan Manager will post on a password protected website maintained by the Loan Manager to which the Borrower and the Administrative Agent will have access (or otherwise deliver to the Borrower and the Administrative Agent, including, without limitation, by electronic mail) a copy of any material amendment, restatement, supplement, waiver or other modification to the Underlying

Instruments of any Loan (along with any internal documents prepared by the Loan Manager and provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other modification) within ten (10) Business Days of the effectiveness of such amendment, restatement, supplement, waiver or other modification.

(e) Payment Date Reporting. The Loan Manager shall deliver a Borrowing Base Certificate and a Payment Date Statement, in each case determined as of the day that is four (4) Business Days prior to each Payment Date, and delivered to the Administrative Agent and Trustee not later than the Business Day preceding the related Payment Date. Each such Payment Date Statement shall contain instructions to the Trustee to withdraw on the related Payment Date from the applicable Collection Account and pay or transfer amounts set forth in such report in the manner specified, and in accordance with the priorities established, in Section 2.7 or Section 2.8, as applicable.

(f) Certificates; Other Information.

(i) The Loan Manager on behalf of the Borrower shall furnish to the Borrower and to the Administrative Agent for distribution to each Lender, within ten (10) days after the end of each calendar month and on each Funding Date pursuant to Section 2.2(b)(ii), a Borrowing Base Certificate showing the Borrowing Base as of such date, certified as complete and correct by a Responsible Officer of the Loan Manager.

(ii) The Loan Manager will provide the Borrower with a monthly report regarding the Collateral and its activities hereunder in such form as they may mutually agree.

(iii) The Loan Manager shall furnish to the Administrative Agent for distribution to each Lender within one hundred and twenty (120) days after the end of each fiscal year of the Borrower, commencing with the 2011 fiscal year, a report covering such fiscal year of a firm of independent certified public accountants of nationally recognized standing to the effect that such accountants have applied certain agreed-upon procedures (a copy of which procedures are attached hereto as Schedule IV, it being understood that the Loan Manager and the Administrative Agent will provide an updated Schedule IV reflecting any further amendments to such Schedule IV prior to the issuance of the first such agreed-upon procedures report, a copy of which shall replace the then existing Schedule IV) to certain documents and records relating to the Collateral, the Borrower and the Loan Manager, compared the information contained in the Borrowing Base Certificates delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that the information and the calculations included in such Borrowing Base Certificates were not determined or performed in accordance with the provisions of this Agreement, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement.

Section 6.9 Annual Statement as to Compliance.

The Loan Manager will provide to the Borrower and the Administrative Agent, within thirty (30) days following the end of each fiscal year of the Loan Manager, commencing with the fiscal year ending on December 31, 2010, a report signed by a Responsible Officer of the Loan Manager certifying that (a) a review of the activities of the Loan Manager, and the Loan Manager’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Loan Manager has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Loan Manager Termination Event has occurred and is continuing or, if any such Loan Manager Termination Event has occurred and is continuing, a statement describing the nature thereof and the steps being taken to remedy such Loan Manager Termination Event.

Section 6.10 The Loan Manager Not to Resign.

The Loan Manager shall not resign from the obligations and duties hereby imposed on it except upon the Loan Manager’s good faith determination in consultation with legal counsel that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Loan Manager could take to make the performance of its duties hereunder permissible under Applicable Law. In connection with any such determination permitting the resignation of the Loan Manager, the Loan Manager shall deliver to the Administrative Agent a description of the circumstances giving rise to such determination.

Section 6.11 Loan Manager Termination Events.

Upon the occurrence of a Loan Manager Termination Event, notwithstanding anything herein to the contrary, the Controlling Lender, by written notice to the Loan Manager with a copy to the Borrower, the Trustee and each other Lender (such notice, a “Loan Manager Termination Notice”), may, in its sole discretion, terminate all of the rights and obligations of the Loan Manager as “Loan Manager” under this Agreement. Each Loan Manager Termination Notice shall include a list of at least two (2) potential replacement Loan Managers (each a “Potential Replacement Loan Manager”), which list may include the Controlling Lender. Within three (3) days following receipt of a Loan Manager Termination Notice, the Class B Lenders shall, in consultation with the Borrower, approve at least one (1) of the Potential Replacement Loan Managers; provided that, if more than one (1) Potential Replacement Loan Manager is approved by the Class B Lenders, the Controlling Lender shall make the final selection. If the Class B Lenders fail to approve a Potential Replacement Loan Manager, the Controlling Lender shall select the replacement Loan Manager in its sole discretion. Until a replacement Loan Manager is selected as set forth above, the Loan Manager shall (i) unless otherwise notified by the Administrative Agent, continue to act in such capacity pursuant to Section 6.1 and (ii) as requested by the Administrative Agent in its sole discretion (A) terminate some or all of its activities as Loan Manager hereunder by the Administrative Agent in its sole discretion as necessary or desirable, (B) provide such information as may be requested by the Administrative Agent to facilitate the transition of the performance of such activities to the Administrative Agent or any agent thereof and (C) take all other actions requested by the Administrative Agent, in each case to facilitate the transition of the performance of such activities to the Administrative Agent or any agent thereof.

ARTICLE VII

THE TRUSTEE

Section 7.1 Designation of Trustee.

(a) Initial Trustee. The role of Trustee with respect to the Underlying Instruments shall be conducted by the Person designated as Trustee hereunder from time to time in accordance with this Section 7.1. Until the Administrative Agent shall give to Wells Fargo a Trustee Termination Notice, Wells Fargo Delaware Trust Company, N.A. is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Trustee pursuant to the terms hereof.

(b) Successor Trustee. Upon the Trustee’s receipt of a Trustee Termination Notice from the Administrative Agent of the designation of a successor Trustee pursuant to the provisions of Section 7.5, the Trustee agrees that it will terminate its activities as Trustee hereunder.

Section 7.2 Duties of Trustee.

(a) Appointment. Each of the Borrower and the Administrative Agent hereby designate and appoint the Trustee to act as its agent and hereby authorizes the Trustee to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Trustee by this Agreement. The Trustee hereby accepts such agency appointment to act as Trustee pursuant to the terms of this Agreement, until its resignation or removal as Trustee pursuant to the terms hereof. In such capacity, the Trustee shall assist the Borrower and the Loan Manager in connection with maintaining a database of certain characteristics with respect to the Collateral on an ongoing basis as provided herein, and in providing to the Borrower and the Loan Manager certain reports, schedules and calculations, all as more particularly described in Section 7.2(b) below (in each case in such form and content, and in such greater detail, as may be mutually agreed upon by the parties hereto from time to time), based upon information and data received from the Borrower and/or the Loan Manager. The Trustee’s duties and authority are limited to the duties and authority specifically set forth in this Agreement. By entering into, or performing its duties under, this Agreement, the Trustee shall not be deemed to assume any obligations or liabilities of the Borrower or the Loan Manager under this Agreement or any other Transaction Document, and nothing herein contained shall be deemed to release, terminate, discharge, limit, reduce, diminish, modify, amend or otherwise alter in any respect the duties, obligations or liabilities of the Borrower or the Loan Manager under this Agreement.

(b) Duties. On or before the initial Funding Date, and until its removal pursuant to Section 7.5, the Trustee shall perform, on behalf of the Administrative Agent and the Secured Parties, the following duties and obligations:

(i) The Trustee shall take and retain custody of the Required Loan Documents delivered by the Borrower pursuant to the definition of “Eligible Loans” in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties. Within five (5) Business Days of its receipt of any Underlying Instruments and the Loan Checklist, the Trustee shall review the Required Loan Documents delivered to it to confirm that (A) if the files delivered per the following sentence indicate that any document must contain an original signature, each such document appears to bear the original signature, or if the file indicates that such document must contain a copy of a signature, that such copies appear to bear a reproduction of such signature and (B) based on a review of the applicable note, the related original Loan balance, Loan identification number and Obligor name with respect to such Loan is referenced on the related Loan Checklist and is not a duplicate Loan (such items (A) through (B) collectively, the “Review Criteria”). In order to facilitate the foregoing review by the Trustee, in connection with each delivery of Underlying Instruments hereunder to the Trustee, the Loan Manager shall provide to the Trustee an electronic file (in EXCEL or a comparable format acceptable to the Trustee) or the related Loan Checklist that contains a list of all Required Loan Documents and whether they require original signatures, the Loan identification number and the name of the Obligor and the original Loan balance with respect to each related Loan. If, at the conclusion of such review, the Trustee shall determine that (1) the original Loan balances of the Loans with respect to which it has received Underlying Instruments is less than as set forth on the electronic file, the Trustee shall immediately notify the Administrative Agent and the Loan Manager of such discrepancy, and (2) any Review Criteria is not satisfied, the Trustee shall within one (1) Business Day notify the Loan Manager of such determination and provide the Loan Manager with a list of the non-complying Loans and the applicable Review Criteria that they fail to satisfy. The Loan Manager shall have ten (10) Business Days to correct any non-compliance with any Review Criteria. If after the conclusion of such time period the Loan Manager has still not cured any non-compliance by a Loan with any Review Criteria, the Trustee shall promptly notify the Borrower and the Administrative Agent of such determination by providing a written report to such persons identifying, with particularity, each Loan and each of the applicable Review Criteria that such Loan fails to satisfy. In addition, if requested in writing in the form of Exhibit E by the Loan Manager and approved by the Administrative Agent within ten (10) Business Days of the Trustee’s delivery of such report, the Trustee shall return the Underlying Instruments for any Loan which fails to satisfy a Review Criteria to the Borrower. Other than the foregoing, the Trustee shall not have any responsibility for reviewing any Underlying Instruments.

(ii) In taking and retaining custody of the Underlying Instruments, the Trustee shall be deemed to be acting as the agent of the Secured Parties; provided that the Trustee makes no representations as to the existence, perfection or priority of any Lien on the Underlying Instruments or the instruments therein; and provided further that the Trustee’s duties as agent shall be limited to those expressly contemplated herein.

(iii) All Underlying Instruments that are originals or copies shall be kept in fire resistant vaults, rooms or cabinets at the Corporate Trust Office. All Underlying Instruments that are originals or copies shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. All Underlying Instruments that are originals or copies shall be clearly segregated from any other documents or instruments maintained by the Trustee. All Underlying Instruments that are delivered to the Trustee in electronic format shall be saved onto disks and/or onto the Trustee’s secure computer system, and maintained in a manner so as to permit retrieval and access.

(iv) The Trustee shall make payments in accordance with Section 2.7 and Section 2.8 and as otherwise expressly provided under this Agreement (the “Payment Duties”).

(v) On each Reporting Date, the Trustee shall provide a written report to the Administrative Agent, the Borrower and the Loan Manager (in a form acceptable to the Administrative Agent) identifying each Loan for which it holds Underlying Instruments, the non-complying Loans and the applicable Review Criteria that any non-complying Loan fails to satisfy.

(vi) The Trustee shall, promptly upon its actual receipt of a Borrowing Base Certificate from the Loan Manager on behalf of the Borrower, calculate the Borrowing Base and, if the Trustee’s calculation does not correspond with the calculation provided by the Loan Manager on such Borrowing Base Certificate, deliver such calculation to each of the Administrative Agent, Borrower and Loan Manager within one (1) day of receipt by the Trustee of such Borrowing Base Certificate. The Trustee shall also make required calculations for each Payment Date Statement as of the day that is four (4) Business Days prior to the applicable Payment Date, and deliver such calculations to the Loan Manager (and, following the delivery of a Notice of Exclusive Control, the Administrative Agent and the Loan Manager) for the Loan Manager’s (or Administrative Agent’s, as applicable) review no later than two (2) Business Days prior to such Payment Date. Upon the approval (which may be by email) by the Loan Manager (or after delivery of a Notice of Exclusive Control, the Administrative Agent), the Payment Date Statement shall constitute instructions by the Loan Manager (or after delivery of a Notice of Exclusive Control, the Administrative Agent) to the Trustee to withdraw on the related Payment Date from the applicable Collection Account and pay or transfer amounts set forth in such report in the manner specified, and in accordance with the priorities established, in Section 2.7 or Section 2.8, as applicable.

(vii) The Trustee shall create a collateral database with respect to the Collateral (the “Collateral Database”), and update the Collateral Database daily for changes, including to reflect the sale or other disposition of the Collateral, based upon, and to the extent of, information furnished to the Trustee by the Borrower (or the Loan Manager on behalf of the Borrower) as may be reasonably required by the Trustee.

(viii) The Trustee shall track the receipt and daily allocation to the Accounts of Collections, the outstanding balances therein, and any withdrawals therefrom and, on each Business Day, provide to the Loan Manager daily reports reflecting such actions as of the close of business on the preceding Business Day.

(ix) The Trustee shall provide such other information with respect to the Collateral as may be routinely maintained by the Trustee or as may be required by this Agreement, in each case as the Borrower, Loan Manager or the Administrative Agent may reasonably request from time to time.

(x) The Trustee shall notify the Borrower, the Loan Manager and the Administrative Agent upon receiving notices, reports or proxies or any other requests relating to corporate actions affecting the Collateral.

(xi) If, in performing its duties under this Agreement, the Trustee is required to decide between alternative courses of action, the Trustee may request written instructions from the Administrative Agent as to the course of action desired. If the Trustee does not receive such instructions within two (2) Business Days after its request therefor, the Trustee may, but shall be under no duty to, take or refrain from taking any such courses of action. The Trustee shall act in accordance with instructions received after such two (2) Business Day period except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions. The Trustee shall be entitled to rely on the advice of legal counsel and independent accountants obtained in good faith in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

(xii) In performing its duties, (A) the Trustee shall use a similar degree of care and attention as it employs with respect to similar collateral that it holds as Trustee for others and (B) all calculations made by the Trustee pursuant to this Section 7.2(b) using information that is not routinely maintained by the Trustee, including Advance Rate, EBITDA, Assigned Value and Unrestricted Cash of any Obligor shall be made using such amounts as provided by the Administrative Agent, Controlling Lender, Borrower or the Loan Manager to the Trustee.

(xiii) Nothing herein shall prevent the Trustee or any of its Affiliates from engaging in other businesses or from rendering services of any kind to any Person.

Section 7.3 Merger or Consolidation.

Any Person (i) into which the Trustee may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Trustee shall be a party, or (iii) that may succeed to the properties and assets of the Trustee substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Trustee hereunder, shall be the successor to the Trustee under this Agreement without further act of any of the parties to this Agreement.

Section 7.4 Trustee Compensation.

As compensation for its Trustee activities hereunder, the Trustee shall be entitled to a Trustee Fee pursuant to the provision of Section 2.7(a)(1), Section 2.7(b)(1) or Section 2.8(1), as applicable. The Trustee’s entitlement to receive the Trustee Fee shall cease on the earlier to occur of: (i) its removal as Trustee pursuant to Section 7.5 or (ii) the termination of this Agreement.

Section 7.5 Trustee Removal.

The Trustee may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Trustee and the Lenders (the “Trustee Termination Notice”); provided that notwithstanding its receipt of a Trustee Termination Notice, the Trustee shall continue to act in such capacity until a successor Trustee has been appointed, has agreed to act as Trustee hereunder in full compliance with the requirements of Section 5.5(d), and has received all Underlying Instruments held by the previous Trustee.

Section 7.6 Limitation on Liability.

(a) The Trustee may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Trustee may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or (b) the verbal instructions of the Administrative Agent.

(b) The Trustee may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c) The Trustee shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except, notwithstanding anything to the contrary contained herein, in the case of its willful misconduct, bad faith or grossly negligent performance or omission of its duties and in the case of its grossly negligent performance of its Payment Duties and in the case of its grossly negligent performance of its duties in taking and retaining custody of the Underlying Instruments.

(d) The Trustee makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Trustee shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e) The Trustee shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Trustee.

(f) The Trustee shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g) It is expressly agreed and acknowledged that the Trustee is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(h) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided, that the Trustee shall not be responsible for any willful misconduct or gross negligence on the part of any non-Affiliated agent or attorney appointed with due care by it hereunder.

Section 7.7 Resignation of the Trustee.

The Trustee shall not resign from the obligations and duties hereby imposed on it except upon (a) ninety (90) days’ prior written notice to the Borrower, Loan Manager, Administrative Agent and each Lender, or (b) the Trustee’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Trustee could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Trustee shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent. No such resignation shall become effective until a successor Trustee acceptable to the Controlling Lender in its sole discretion shall have assumed the responsibilities and obligations of the Trustee hereunder, which Trustee satisfies all requirements of Section 5.5(d).

Section 7.8 Release of Documents.

(a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Collateral, the Trustee is hereby authorized (unless and until such authorization is revoked by the Administrative Agent after the occurrence of an Event of Default), upon written receipt from the Loan Manager of a request for release of documents and receipt in the form annexed hereto as Exhibit E, to release to the Loan Manager within two (2) Business Days of receipt of such request, the related Underlying Instruments or the documents set forth in such request and receipt to the Loan Manager. All documents so released to the Loan Manager shall be held by the Loan Manager in trust for the benefit of the Trustee in accordance with the terms of this Agreement. The Loan Manager shall return to the Trustee the Underlying Instruments or other such documents (i) promptly upon the request of the Administrative Agent (after the occurrence of an Event of Default), or (ii) when the Loan Manager’s need therefor in connection with such enforcement or servicing no longer exists, unless the Loan shall be liquidated or sold, in which case, upon receipt of an additional request for release of documents and receipt certifying such liquidation or sale from the Loan Manager to the Trustee in the form annexed hereto as Exhibit E, the Loan Manager’s request and receipt submitted pursuant to the first sentence of this subsection shall be released by the Trustee to the Loan Manager.

(b) Release for Payment. Upon receipt by the Trustee of the Loan Manager’s request for release of documents and receipt in the form annexed hereto as Exhibit E (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been or will be credited to the Collection Account as provided in this Agreement), the Trustee shall promptly release the related Underlying Instruments to the Loan Manager.

Section 7.9 Return of Underlying Instruments.

The Borrower (or the Loan Manager on its behalf) may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), require that the Trustee return each Required Loan Document (as applicable), respectively (a) delivered to the Trustee in error, (b) as to which the lien on the Underlying Asset has been so released pursuant to Section 8.2, (c) that has been the subject of a Discretionary Sale, Substitution or Optional Sale pursuant to Section 2.14 or (e) that is required to be redelivered to the Borrower in connection with the termination of this Agreement, in each case by submitting to the Trustee and the Administrative Agent a written request in the form of Exhibit E hereto (signed by both the Borrower (or the Loan Manager on its behalf) and the Administrative Agent) specifying the Collateral to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Trustee shall upon its receipt of each such request for return executed by the Borrower (or the Loan Manager on its behalf) and the Administrative Agent promptly, but in any event within five (5) Business Days, return the Underlying Instruments so requested to the Borrower (or the Loan Manager on its behalf).

Section 7.10 Access to Certain Documentation and Information Regarding the Collateral; Audits.

(a) The Loan Manager, the Borrower and the Trustee shall provide to the Administrative Agent access to the Underlying Instruments and all other documentation in the possession of such Persons regarding the Collateral including in such cases where the Administrative Agent may direct the Trustee in connection with the enforcement of the rights or interests of the Trustee hereunder, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two (2) Business Days’ prior written request, (ii) during normal business hours and (iii) subject to the Loan Manager’s, the Borrower’s and Trustee’s normal security and confidentiality procedures. Prior to the Closing Date and periodically thereafter at the discretion of the Administrative Agent, the Administrative Agent may review the Loan Manager’s collection and administration of the Collateral in order to assess compliance by the Loan Manager with Article VI and may conduct an audit of the Collateral, and Underlying Instruments in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time.

(b) Without limiting the foregoing provisions of Section 7.10(a), from time to time on request of the Administrative Agent, the Trustee shall permit certified public accountants or other independent auditors acceptable to the Administrative Agent to conduct a review of the Underlying Instruments and all other documentation regarding the Collateral. Up to two (2) such reviews per fiscal year shall be at the expense of the Borrower and additional reviews in a fiscal year shall be at the expense of the requesting Lender(s); provided that, after the occurrence and during the continuance of an Event of Default, any such reviews, regardless of frequency, shall be at the expense of the Borrower.

ARTICLE VIII

SECURITY INTEREST

Section 8.1 Grant of Security Interest.

(a) This Agreement constitutes a security agreement and the Advances effected hereby constitute secured loans by the applicable Lenders to the Borrower under Applicable Law. For such purpose, the Borrower hereby transfers, conveys, assigns and grants as of the Closing Date to the Trustee for the benefit of the Secured Parties, a lien and continuing security interest in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) all Collateral (other than any Collateral which constitutes Margin Stock), whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located, to secure the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations of the Borrower arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Obligations. Notwithstanding any of the other provisions set forth in this Agreement, this Agreement shall not constitute a grant of a security interest in any property to the extent that such grant of a security interest is prohibited by any Applicable Law not in effect as of the date hereof or requires a consent not obtained of any Governmental Authority pursuant to such Applicable Law. The powers conferred on the Trustee hereunder are solely to protect the Trustee’s interests in the Collateral and shall not impose any duty upon the Trustee to exercise any such powers. The Trustee shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Trustee nor any of its officers, directors, employees or agents shall be responsible to the Borrower for any act or failure to act hereunder, except for its own gross negligence or willful misconduct. If the Borrower fails to perform or comply with any of its agreements contained herein, the Trustee, at its option and at the direction of the Administrative Agent, but without any obligation to do so, may itself perform or comply, or otherwise cause performance or compliance, with such agreement. The expenses of the Trustee incurred in connection with such performance or compliance, together with interest thereon at the rate per annum applicable to Advances, shall be payable by the Borrower to the Trustee on demand and shall constitute Obligations secured hereby.

(b) The grant of a security interest under this Section 8.1 does not constitute and is not intended to result in a creation or an assumption by the Trustee of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Trustee on behalf of the Secured Parties, of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral, and (c) the Trustee shall not have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Trustee be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(c) Notwithstanding anything to the contrary, the Lender, the Borrower, the Loan Manager, the Administrative Agent, the Trustee and each Lender hereby agree to treat, and to cause each of their respective Affiliates to treat, each Variable Funding Note as indebtedness for purposes of United States federal and state income tax or state franchise tax to the extent permitted by Applicable Law and shall file its tax returns or reports, or cause its Affiliates to file such tax returns or reports, in a manner consistent with such treatment.

Section 8.2 Release of Lien on Collateral.

(a) At the same time as (i) any Loan expires by its terms or is prepaid in full and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account (ii) any Loan has been the subject of a Discretionary Sale, Substitution or Optional Sale pursuant to Section 2.14, has been sold to a Seller as required under a Sale Agreement or has been sold pursuant to Section 9.2, the Trustee, as agent for the Secured Parties will, to the extent requested by the Loan Manager or the Borrower, release its interest in such Collateral. In connection with any release of such Collateral, the Trustee, on behalf of the Secured Parties, will upon receipt of the Proceeds of any such sale, payment in full or prepayment in full of a Loan into the General Collection Account, at the sole expense of the Borrower, (i) execute and deliver to the Borrower or the Loan Manager (or its designee) requesting the same, any assignments, bills of sale, termination statements and any other releases and instruments as such Person may reasonably request in order to effect the release and transfer of such Collateral, (ii) deliver any portion of the Collateral to be released from the Lien granted under this Agreement in its possession to or at the direction of the Borrower or the Loan Manager (on behalf of the Borrower) and (iii) otherwise take such actions as are necessary and appropriate to release the Lien of the Trustee for the benefit of the Secured Parties on the applicable portion of the Collateral to be released and delivered to or at the direction of the Borrower or the Loan Manager on its behalf such portion of the Collateral to be so released; provided that, the Trustee, as agent for the Secured Parties, will make no representation or warranty, express or implied, with respect to any such Collateral in connection with such release, sale, transfer and/or assignment. Nothing in this Section shall diminish the Loan Manager’s obligations pursuant to Section 6.5 with respect to the Proceeds of any such sale.

(b) On the Collection Date, the Trustee, on behalf of the Secured Parties, will release the security interest in the Collateral created hereby, which release shall occur simultaneously with receipt in the Collection Account of the payoff amount specified in a payoff letter signed by the Administrative Agent. Upon request of the Borrower to the Trustee and to the Administrative Agent, the Trustee shall promptly provide to the Borrower and the Administrative Agent a computation of all amounts owing to the Trustee as of the anticipated Collection Date and the Administrative Agent shall promptly provide to the Borrower, with a copy to the Trustee, a computation of all amounts owing to the Administrative Agent and the Lenders as of the anticipated Collection Date. In connection with such release of the Collateral, the Trustee, on behalf of the Secured Parties, will, at the sole expense of the Borrower, (i) execute and deliver to the Borrower or the Loan Manager (or its designee) requesting the same, any assignments, bills of sale, termination statements and any other releases and instruments as the Borrower (or the Loan Manager on behalf of the Borrower) may reasonably request in order to effect the release of the Collateral, (ii) deliver any portion of the Collateral to be released from the Lien granted under this Agreement in its possession to or at the direction of the Borrower or the Loan Manager (on behalf of the Borrower) and (iii) otherwise take such actions as are necessary and appropriate to release the Lien of the Trustee for the benefit of the Secured Parties on the Collateral (including, without limitation, delivering a Termination Notice (as defined in the Securities Account Control Agreement) in respect of the Securities Account Control Agreement); provided that, the Trustee, as agent for the Secured Parties, will make no representation or warranty, express or implied, with respect to any such Collateral in connection with such release.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1 Events of Default.

The following events shall be Events of Default (“Events of Default”) hereunder:

(a) the Borrower or any Seller fails to make any payment when due under any Transaction Document, subject to any applicable cure period thereunder (such cure period not to exceed three (3) Business Days); or

(b) the Borrower, the OFS Parent, the Loan Manager or any Seller defaults in making any payment required to be made under an agreement for borrowed money (other than, in the case of the Borrower, this Agreement) to which it is a party individually or in an aggregate principal amount in excess of (i) with respect to the Borrower, $500,000, and (ii) with respect to the Loan Manager, the OFS Seller or the Madison Seller, $2,500,000 and, in either case, such default is not cured within the applicable cure period, if any, provided for under such agreement; or

(c) any failure on the part of the Borrower, any Seller or the OFS Parent to duly to observe or perform any other covenants or agreements of such Person (other than those specifically addressed by a separate Event of Default), as applicable, set forth in this Agreement or the other Transaction Documents to which such Person is a party and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to such Person and (ii) the date on which such Person acquires knowledge thereof; or

(d) the occurrence of an Insolvency Event relating to the Borrower or any Seller; or

(e) any event shall occur that has had or is reasonably likely to have a Material Adverse Effect; or

(f) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $1,000,000 (or $5,000,000 with respect to the Madison Seller), against the Borrower or any Seller, and the Borrower or such Person, as applicable, shall not have either

(i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal; or

(g) the Borrower shall assign or attempt to assign any of its rights, obligations or duties under this Agreement other than to the Trustee in accordance with the provisions hereof without the prior written consent of each Lender (such consent to be provided in the sole and absolute discretion of such Lender); or

(h) the Borrower shall have made payments (other than payments made on behalf of the Borrower from insurance proceeds of the Borrower) to settle any litigation claim or dispute totaling more than $1,000,000 in the aggregate; or

(i) the Borrower, any Seller or the Loan Manager fails to observe or perform any agreement or obligation with respect to the management and distribution of funds received with respect to the Loans, and such failure is not cured with three (3) Business Days; or

(j) the Borrower shall cease to be an Affiliate of the OFS Seller, or shall fail to qualify as a bankruptcy-remote entity based upon the criteria set forth in Section 4.1(u), such that Dechert LLP or another law firm reasonably acceptable to the Administrative Agent could no longer render a substantive nonconsolidation opinion with respect thereto; or

(k) any Transaction Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower or any Seller,

(l) The Borrower, OFS Parent, the Loan Manager, any Seller or any other party shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any lien or security interest thereunder, or

(m) the Borrower ceases to have a valid ownership interest in all of the Eligible Loans (subject to Permitted Liens) or the Trustee shall fail to have a first priority perfected security interest in any part of the Collateral (subject to Permitted Liens) except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document; or

(n) the existence of a Class A Borrowing Base Deficiency or a Class B Borrowing Base Deficiency which continues unremedied for three (3) Business Days; or

(o) the Borrower shall become required to register as an “investment company” within the meaning of the 1940 Act; or

(p) the Internal Revenue Service or any other Governmental Authority shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any assets of the Borrower and such lien shall not have been released within five (5) Business Days; or

(q) any representation, warranty or certification made or deemed made by the Borrower, the OFS Parent or any Seller in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect in any respect when made or deemed made and such failure has a material adverse effect on the Lenders or a Material Adverse Effect; or

(r)(A) any material provision of any Transaction Document shall at any time for any reason cease to be valid and binding or in full force and effect; or (B) any of the Borrower, any Seller, the Loan Manager or OFS Parent shall deny that it has any further liability or obligation under any material provision of any Transaction Document; or (C) the validity or enforceability of any material provision of any Transaction Document shall be contested by any of the Borrower, any Seller, OFS Parent or the Loan Manager; or

(s) prior to any initial public offering by the OFS Parent in connection with its conversion to a “Business Development Company”, a Change of Control of the Borrower or the OFS Parent (other than any Change of Control required in order for OFS Parent to register as a “Business Development Company”) without the prior written consent from each Lender;

(t) the failure by the Borrower to demonstrate that the Parent Unencumbered Equity is at least $10,000,000 at any time that the Unused Class B Facility Amount is less than the Class B Minimum Reserve Amount and such failure is not cured within (A) three (3) Business Days or (B) if Class B Advances are drawn for the purposes of curing a Class A Borrowing Base Deficiency while the Parent Unencumbered Equity is less than $10,000,000, the later of (x) thirty (30) days and (y) the next Payment Date, by repaying the Class B Advances such that the Class B Advances Outstanding does not exceed (x) the Class B Facility Amount minus (y) the Class B Minimum Reserve Amount; and

(u) any failure on the part of the Borrower to comply with the covenant set forth in Section 5.1(g) with respect to the respect to the matters set forth in Section 4.1(u)(xxvi) which continues unremedied for ten (10) Business Days; provided that such ten (10) Business Day cure period shall only apply to the removal of an Independent Manager due to voluntary resignation, death or other physical or mental incapacity.

Section 9.2 Remedies.

(a) Upon the occurrence of an Event of Default and the expiration of the Standstill Period, the Trustee shall, at the request of the Controlling Lender and by notice to the Borrower, declare (i) the Termination Date to have occurred and all outstanding Obligations to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower) or (ii) the Reinvestment Period End Date to have occurred; provided that, in the case of any event involving the Borrower described in Section 9.1(d), all of the Obligations shall be immediately due and payable in full (without presentment, demand, notice of any kind, all of which are hereby expressly, waived by the Borrower) and the Termination Date shall be deemed to have occurred automatically upon the occurrence of any such event.

(b) On and after the declaration or occurrence of the Termination Date and the expiration of the time permitted the Borrower and the Class B Lenders to exercise their respective rights pursuant to Sections 12.3 and 12.4, the Trustee, for the benefit of the Secured Parties, shall have, with respect to the Collateral granted pursuant to Section 8.1, and in addition to all other rights and remedies available to the Trustee and the Secured Parties under this Agreement or other Applicable Law, all rights and remedies of a secured party upon default provided under the UCC of each applicable jurisdiction and other Applicable Laws, which rights shall be cumulative. Without limiting the generality of the foregoing, the Trustee, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Borrower or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances transfer all or any part of the Collateral into the Trustee’s name or the name of any Secured Party or its nominee or nominees, and/or forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Trustee or any Secured Party or elsewhere upon such terms and conditions (including by lease or by deferred payment arrangement) as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk and/or may take such other actions as may be available under applicable law. The Trustee or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, auction or closed tender, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Borrower, which right or equity is hereby waived or released. In addition, the Borrower and the Loan Manager hereby agree that they will, at the Borrower’s expense and at the direction of the Trustee, forthwith, (i) assemble all or any part of the Collateral as directed by the Trustee and make the same available to the Trustee at a place to be designated by the Trustee, whether at the Borrower’s premises or elsewhere, and (ii) without notice except as specified below, sell the Collateral or any part thereof upon such terms, in such lots, to such buyers, and according to such other instructions as the Trustee at the direction of the Controlling Lender may deem commercially reasonable. The Borrower agrees that, to the extent notice of sale shall be required by law, ten (10) days’ notice to the Borrower of any sale hereunder shall constitute reasonable and proper notification. All cash Proceeds received by the Trustee on behalf of the Secured Parties in respect of any sale of, collection from, or other realization upon, all or any part of the Loans (after payment of any amounts incurred in connection with such sale) shall be deposited into the General Collection Account and to be applied pursuant to Section 2.8. To the extent permitted by applicable law, the Borrower waives all claims, damages and demands it may acquire against the Trustee or any other Secured Party arising out of the exercise by the Trustee or any other Secured Party of any of its rights hereunder. The Borrower shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorneys employed by the Trustee or any Secured Party to collect such deficiency. For the avoidance of doubt, the occurrence of a Termination Date as defined in clauses (a) through (c), inclusive, of the definition of “Termination Date” shall constitute a Termination Date for the purposes of this Section 9.2.

(c) Notwithstanding any other provision of this Article IX, in connection with the sale of the Collateral following a declaration that the Obligations are immediately due and payable pursuant to Section 9.2(a), (x) first, the Borrower (or the OFS Parent or any of their respective Affiliates) and second, Madison (or any of its Affiliates) shall have the right to purchase any or all of the Loans in the Collateral by paying to the Trustee in immediately available funds, the OFS Purchase Price (with respect to any purchase by the Borrower, the OFS Parent or any of their respective Affiliates) or the MCF Purchase Price (with respect to any purchase by Madison or any of its Affiliates) for each such purchased Loan. If the Borrower (or the OFS Parent or any of their respective Affiliates) fails to exercise this purchase right by paying the OFS Purchase Price to the Trustee in immediately available funds within three (3) days following the declaration that the Obligations are immediately due and payable pursuant to Section 9.2(a), then such rights shall be irrevocably forfeited by the Borrower (and the OFS Parent and their respective Affiliates) and Madison (and its Affiliates) shall then have three (3) days to exercise its purchase right. If Madison (or any of its Affiliates) then fails to exercise its purchase right by paying the MCF Purchase Price to the Trustee in immediately available funds within three (3) days following the expiration of the Borrower’s purchase right, such rights shall be irrevocably forfeited by Madison (and its Affiliates).

For purposes of this Section 9.2(c) and Section 12.2(b), “OFS Purchase Price” means, with respect to any Loan, a gross purchase price equal to the sum of (A) the outstanding Advances with respect to such Loan, plus (B) all accrued Class A Non-Usage Fees and Class A Interest on the Class A Advances related to such Loan as of the Repurchase Date, plus (C) all accrued Class B Non-Usage Fees and Class B Interest on the Class B Advances related to such Loan as of the Repurchase Date, plus (D) all costs and expenses incurred by the Secured Parties in connection with the proposed sale of such Loan in the enforcement of its rights pursuant to this Section 9.2, plus (E) all accrued and unpaid Loan Management Fees and expenses owing to the Loan Manager; provided that, if the OFS Parent or any of its Affiliates exercises this purchase right, the OFS Purchase Price shall be the greater of such sum and the fair market value of such Loan (subject to the OFS Parent Valuation Procedures).

For purposes of this Section 9.2(c) and Section 12.2(b), “MCF Purchase Price” means, with respect to any Loan, a gross purchase price equal to the greatest of (I) the Madison GAAP book value of such Loan, (II) the fair market value of such Loan and (III) the sum of (A) the outstanding Class A Advances with respect to such Loan (exclusive of Accreted Interest), plus (B) all accrued Class A Non-Usage Fees and Class A Interest on the Class A Advances related to such Loan as of the Repurchase Date, plus (C) all costs and expenses incurred by the Secured Parties (other than any costs or expenses separately incurred by the Class B Lender) in connection with the proposed sale of such Loan in the enforcement of its rights pursuant to this Section 9.2, plus (D) all accrued and unpaid Loan Management Fees and expenses owing to the Loan Manager.

Section 9.3 Trustee May Enforce Claims Without Possession of VFNs.

All rights of action and claims under this Agreement, any other Transaction Document may be prosecuted and enforced by the Trustee without the possession of any of the VFNs or the production thereof in any legal or equitable proceeding, judicial or otherwise, relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall be applied as set forth in Section 2.8.

Section 9.4 Application of Cash Collected.

Any Cash collected by the Trustee with respect to the VFNs pursuant to this Article IX and any Cash that may then be held or thereafter received by the Trustee with respect to the Obligations hereunder shall be applied in accordance with Section 2.8, at the date or dates fixed by the Trustee; provided, that (a) subject to clause (b), no such date may be fixed by the Trustee unless the Trustee has given the Borrower no fewer than two (2) Business Days’ prior written notice of such date, which notice shall set forth in reasonable detail the expected applications of Cash on such date and (b) no failure by the Trustee to deliver the notice required pursuant to the foregoing clause (a) will affect the application of funds in the Collection Accounts pursuant to Section 2.8 on the next succeeding Payment Date.

Section 9.5 Rights of Action.

Notwithstanding any other provision of this Agreement or in any other Transaction Document, the Controlling Lender shall have the right to institute any proceedings, judicial or otherwise, with respect to any Transaction Document, or for the appointment of a separate receiver or trustee, or for any other remedy hereunder. The Trustee shall only institute proceedings and exercise remedies hereunder at the direction of the Controlling Lender and, in taking any action as so directed, shall have the right to indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, it being understood and intended that the Class B Lenders are subordinated in the manner and to the extent set forth in Article XII.

Section 9.6 Unconditional Rights of Lenders to Receive Principal and Interest

(a) Notwithstanding any other provision in this Agreement, each Lender shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on the Obligations as such principal and interest become due and payable in accordance with the terms hereof and, subject to the provisions of Section 9.5, to institute proceedings for the enforcement of any such payment, and such right shall not be impaired without the consent of such Lender.

(b) If collections in respect of the Collateral are insufficient to make payments due in respect of the VFNs, no other assets will be available for payment of the deficiency following realization of the Collateral and application of the proceeds thereof in accordance with Sections 2.7 and 2.8, and the obligations of the Borrower to pay any deficiency shall thereupon be extinguished and shall not thereafter revive.

Section 9.7 Restoration of Rights and Remedies.

If the Trustee or any Lender has instituted any judicial proceeding to enforce any right or remedy under this Agreement and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Lender, then and in every such case the Borrower, the Trustee and the Lenders shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Secured Parties shall continue as though no such proceeding had been instituted.

Section 9.8 Rights and Remedies Cumulative.

No right or remedy herein conferred upon or reserved to the Trustee or to the Lenders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing by law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 9.9 Delay or Omission Not Waiver

No delay or omission of the Trustee or of any Lender to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Section 9.9 or by law to the Trustee or to the Lenders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Lenders, as the case may be.

Section 9.10 Control by Controlling Lender

Notwithstanding any other provision of this Agreement, the Controlling Lender shall have the right to cause the institution of and direct the time, method and place of conducting any Proceeding for any remedy available to the Trustee or for exercising any trust, right, remedy or power conferred on the Trustee, and the Trustee shall, without delay, implement such direction of the Controlling Lender; provided, that such direction shall not conflict with any rule of law or with this Agreement and the Trustee shall have been provided with indemnity reasonably satisfactory to it.

Section 9.11 Waiver of Stay or Extension Laws.

The Borrower covenants (to the extent that it may lawfully do so) that they will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force (including filing a voluntary petition under Chapter 11 of the Bankruptcy Code and by the voluntary commencement of a proceeding or the filing of a petition seeking winding up, liquidation, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect), which may affect the covenants, the performance of or any remedies under this Agreement; and the Borrower (to the extent that it may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 9.12 Power of Attorney. The Borrower hereby irrevocably appoints the Trustee its true and lawful attorney (with full power of substitution) in its name, place and stead and at is expense, in connection with the enforcement of the rights and remedies provided for (and subject to the terms and conditions set forth) in this Agreement during the continuance of a Default or an Event of Default, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Trustee, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Trustee or such purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request. For the avoidance of doubt, the power of attorney granted by the Borrower pursuant to this Section 9.12 supersedes any other power of attorney or similar rights granted by the Borrower to any other party (including, without limitation, the Loan Manager) under this Agreement, any other Transaction Document or any other agreement; provided that, the Loan Manager may continue to exercise its rights under this Agreement until the Loan Manager has received notice of the Trustee’s exercise of its power of attorney hereunder.

ARTICLE X

INDEMNIFICATION

Section 10.1 Indemnities by the Borrower.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Administrative Agent, the Trustee, the Secured Parties, the Lenders and each of their respective assigns and officers, directors, employees and agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against, incurred by or asserted by the Borrower or any third party against such Indemnified Party or any of them arising out of or as a result of this Agreement or having an interest in the Collateral or in respect of any Loan included in the Collateral, excluding, however, any Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of any Indemnified Party (or resulting from negligence on the part of the Trustee under circumstances in which the Trustee is subject to a negligence standard) or in respect of Taxes (other than those described in clause (xiii) of this Section 10.1(a) or in Section 2.12, Section 2.13, or Section 13.9). If the Borrower has made any indemnity payment pursuant to this Section 10.1 and Section 10.3 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts then, the recipient shall repay to the Borrower an amount equal to the amount it has collected from others in respect of such Indemnified Amounts. Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts (except to the extent resulting from gross negligence or willful misconduct on the part of any Indemnified Party or resulting from negligence on the part of the Trustee under circumstances in which the Trustee is subject to a negligence standard) relating to or resulting from:

(i) any representation or warranty made or deemed made by the Borrower, the Loan Manager (on behalf of the Borrower) or any of their respective officers under or in connection with this Agreement or any other Transaction Document, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(ii) the failure of any Loan acquired on the Closing Date to be an Eligible Loan as of the Closing Date and the failure of any Loan acquired after the Closing Date to be an Eligible Loan on the related Funding Date;

(iii) the failure by the Borrower or the Loan Manager (on behalf of the Borrower) to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law, with respect to any Collateral or the nonconformity of any Collateral with any such Applicable Law;

(iv) the failure to vest and maintain vested in the Trustee, for the benefit of the Secured Parties, a first priority, perfected security interest in the Collateral, together with all Collections, free and clear of any Lien (other than Permitted Liens) whether existing at the time of any Advance at any time thereafter;

(v) the failure to maintain, as of the close of business on each Business Day prior to the Termination Date, an amount of Advances Outstanding that is less than or equal to the Borrowing Base on such Business Day;

(vi) the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Collateral, whether at the time of any Advance at any subsequent time;

(vii) any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment with respect to any Collateral (including, without limitation, a defense based on the Collateral not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Collateral or the furnishing or failure to furnish such merchandise or services;

(viii) any failure of the Borrower or the Loan Manager (on behalf of the Borrower) to perform its duties or obligations in accordance with the provisions of this Agreement or any of the other Transaction Documents to which it is a party or any failure by the Borrower or the Loan Manager (on behalf of the Borrower) to perform its respective duties under any Collateral;

(ix) the failure of the Trustee to remit any amounts held in the Collection Account pursuant to the instructions of the Loan Manager (on behalf of the Borrower) or the Administrative Agent (to the extent such Person is entitled to give such instructions in accordance with the terms hereof) whether by reason of the exercise of set-off rights or otherwise;

(x) any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Borrower or the OFS Seller to qualify to do business or file any notice or business activity report or any similar report;

(xi) any action taken by the Borrower or the Loan Manager (on behalf of the Borrower) in the enforcement or collection of any Collateral;

(xii) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with the Underlying Assets or services that are the subject of any Collateral;

(xiii) the failure by the Borrower to pay when due any Taxes for which the Borrower is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Collateral;

(xiv) any repayment by the Administrative Agent or another Secured Party of any amount previously distributed in reduction of Advances Outstanding or payment of Interest or any other amount due hereunder which amount the Administrative Agent or another Secured Party believes in good faith is required to be repaid;

(xv) except with respect to funds held in the Collection Account, the commingling of Collections on the Collateral at any time with other funds;

(xvi) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Advances or the security interest in the Collateral;

(xvii) any failure by the Borrower to give reasonably equivalent value to the applicable Seller or to the applicable third party transferor, in consideration for the transfer by such Seller or such third party to the Borrower of any item of Collateral or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

(xviii) the use of the proceeds of any Advance in a manner other than as provided in this Agreement and the applicable Sale Agreement; or

(xix) the failure of the Borrower, the OFS Seller or any of their respective agents or representatives to remit to the Loan Manager (on behalf of the Borrower) or the Trustee, Collections on the Collateral remitted to the Borrower, the OFS Seller, the Loan Manager (on behalf of the Borrower) or any such agent or representative as provided in this Agreement.

(b) Any amounts subject to the indemnification provisions of this Section 10.1 shall be paid by the Borrower to the Indemnified Party on the Payment Date following such Person’s demand therefor, accompanied by a reasonably detailed description in writing of the related damage, loss, claim, liability and related costs and expenses.

(c) If for any reason the indemnification provided above in this Section 10.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations; provided that the Borrower shall not be required to contribute in respect of any Indemnified Amounts excluded in Section 10.1(a).

(d) The obligations of the Borrower under this Section 10.1 shall survive the resignation or removal of the Administrative Agent, the Loan Manager or the Trustee and the termination of this Agreement.

(e) Notwithstanding anything contained in this Section 10.1 or otherwise in this Agreement or in any other Transaction Document, the Borrower shall not be liable to the Administrative Agent, the Lenders, any of the Secured Parties or any other Person for any consequential (including loss of profit), indirect, special or punitive damages under this Agreement or any other Transaction Document.

Section 10.2 Indemnities by the Loan Manager.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Loan Manager hereby agrees to indemnify each Indemnified Party, the Borrower, the OFS Parent, and their respective managers, officers, directors, employees and agents (collectively, the “Loan Manager Indemnified Parties”) forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any such Indemnified Party by reason of any acts or omissions of the Loan Manager arising out of a breach of its obligations and duties under this Agreement and each other Transaction Document to which it is a party, including, but not limited to (i) any representation or warranty made by the Loan Manager under or in connection with any Transaction Document or any other information or report delivered by or on behalf of the Loan Manager pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made, (ii) the failure by the Loan Manager to comply with any Applicable Law, (iii) the failure of the Loan Manager to comply with its duties or obligations in accordance with this Agreement, (iv) any gross negligence, willful misconduct, bad faith or fraud on the part of the Loan Manager or (v) any litigation, proceedings or investigation against the Loan Manager in connection with any Transaction Document or its role as Loan Manager hereunder solely to the extent arising from the Loan Manager’s breach of its obligations and duties under this Agreement or any other Transaction Document to which it is a party excluding, however, any Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of any Loan Manager Indemnified Party (or resulting from negligence on the part of the Trustee under circumstances in which the Trustee is subject to a negligence standard). The provisions of this indemnity shall run directly to and be enforceable by a Loan Manager Indemnified Party subject to the limitations hereof; provided that the indemnification of the Borrower, the OFS Parent and their respective managers, officers, directors, employees and agents shall be in all respects junior and subordinate to the indemnification of the Indemnified Parties and their respective managers, officers, directors, employees and agents; provided further that, in no event shall the Loan Manager be required to indemnify the Borrower or its managers, officers, directors, employees and agents for any Indemnified Amounts with respect to which the Borrower is required to indemnify the Loan Manager pursuant to Section 10.4 hereof.

(b) Any amounts subject to the indemnification provisions of this Section 10.2 shall be paid by the Loan Manager to the applicable Loan Manager Indemnified Party within five (5) Business Days following such Person’s demand therefor.

(c) For the avoidance of doubt, the Loan Manager shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected Loans.

(d) The obligations of the Loan Manager under this Section 10.2 shall survive the resignation or removal of the Administrative Agent or the Trustee and the termination of this Agreement.

(e) Any indemnification pursuant to this Section 10.2 shall not be payable from the Collateral.

Section 10.3 After-Tax Basis.

Indemnification under Section 10.1, Section 10.2, Section 10.4, Section 2.12, Section 2.13, and Section 13.9 shall be on an after-Tax basis.

Section 10.4 Indemnities by the Borrower in favor of the Loan Manager.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Loan Manager, its permitted assigns and officers, directors, managers, employees and agents thereof (collectively, the “Borrower Indemnified Parties”) forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by a Borrower Indemnified Party arising out of or as a result of this Agreement or any other Transaction Document or in respect of any Loan included in the Collateral or the Collateral generally, excluding, however, any Indemnified Amounts with respect to which the Loan Manager is required to indemnify the Borrower pursuant to Section 10.2 hereof. The provisions of this indemnity shall run directly to and be enforceable by a Borrower Indemnified Party subject to the limitations hereof.

(b) Any amounts subject to the indemnification provisions of this Section 10.4 shall be paid (i) by the Borrower to the applicable Borrower Indemnified Party within five (5) Business Days following such Person’s demand therefor and (ii) so long as there are any Commitments in effect, Class A Advances Outstanding or Class B Advances Outstanding, only in accordance with the priority of payments set forth in Section 2.7(a), Section 2.7(b) or Section 2.8, as applicable.

(c) The obligations of the Borrower under this Section 10.4 shall survive the resignation or removal of the Loan Manager and the termination of this Agreement.

ARTICLE XI

THE ADMINISTRATIVE AGENT

Section 11.1 Appointment.

Each Secured Party hereby appoints and authorizes the Administrative Agent as its agent and bailee for purposes of perfection pursuant to the applicable UCC and hereby further authorizes the Administrative Agent to appoint additional agents and bailees (including, without limitation, the Trustee) to act on its behalf and for the benefit of each of the Secured Parties. Each Secured Party further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality, of the foregoing, each Secured Party hereby appoints the Administrative Agent as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent may deem necessary or appropriate or that a Secured Party may reasonably request in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Administrative Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Collateral now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. The Lenders may direct the Administrative Agent to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Administrative Agent hereunder, the Administrative Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Lenders; provided that the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise. In the event the Administrative Agent requests the consent of a Lender pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within ten (10) Business Days of such Person’s receipt of such request, then such Lender shall be deemed to have declined to consent to the relevant action. To the extent not delivered or required to be delivered to the Lenders by the Borrower or the Loan Manager hereunder or the other Transaction Documents, the Administrative Agent shall furnish to the Lenders, promptly upon the Administrative Agent’s receipt of the same, copies of all notices, certificates and other information delivered to the Administrative Agent under the Transaction Documents.

Section 11.2 Standard of Care.

The Administrative Agent shall exercise such rights and powers vested in it by this Agreement and the other Transaction Documents, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

Section 11.3 Administrative Agent’s Reliance, etc.

Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower or any Seller), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made by any other Person in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of any of the Borrower, the Loan Manager, the OFS Parent or any Seller or to inspect the property (including the books and records) of any of the Borrower, the Loan Manager, the OFS Parent or any Seller; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

Section 11.4 Credit Decision with Respect to the Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party.

Section 11.5 Indemnification of the Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or the Loan Manager), ratably in accordance with its Pro Rata Share from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Administrative Agent hereunder or thereunder; provided that, the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. The payment of amounts under this Section 11.5 shall be on an after-Tax basis. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent, ratably in accordance with its Pro Rata Share promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Lenders hereunder and/or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or the Loan Manager.

Section 11.6 Successor Administrative Agent.

(a) The Administrative Agent may resign at any time, effective upon the appointment and acceptance of a successor Administrative Agent as provided below, by giving at least five (5) days’ written notice thereof to each Lender and the Borrower and may be removed at any time with cause by the Lenders acting jointly. Upon any such resignation or removal, the Lenders acting jointly shall appoint a successor Administrative Agent with the consent of the Borrower, such consent not to be unreasonably withheld. Each of the Borrower and each Lender agree that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent which successor Administrative Agent shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000, (ii) a Lender or (iii) an Affiliate of such a bank or a Lender. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this ARTICLE XI shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(b) Notwithstanding Section 11.6(a), on the date that the Class A Obligations are repaid in full (other than contingent indemnification or reimbursement obligations as to which no claim giving rise thereto has been asserted) and no Class A Commitments are outstanding, if WFS is the Administrative Agent at such time, WFS shall be deemed to have automatically resigned as Administrative Agent, effective as of such date, and the Class B Lender holding the greatest amount of Class B Advances Outstanding at such time shall be deemed to be automatically appointed as the successor Administrative Agent hereunder, in each case, without any notice or any additional action by any such party. Such Controlling Lender shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the “Administrative Agent”, and WFS shall be discharged from its duties and obligations under this Agreement. After WFS’s resignation or removal hereunder as Administrative Agent, the provisions of this ARTICLE XI shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 11.7 Payments by the Administrative Agent.

Unless specifically allocated to a specific Lender pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Lenders shall be paid by the Administrative Agent to the Lenders in accordance with their respective Pro Rata Shares in the applicable Advances Outstanding, or if there are no Advances Outstanding in accordance with their most recent Commitments, on the Business Day received by the Administrative Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Lender on such Business Day, but, in any event, shall pay such amounts to such Lender not later than the following Business Day.

ARTICLE XII

INTERCREDITOR PROVISIONS

Section 12.1 Priorities. Subject to the priority of payments set forth in Sections 2.7 and 2.8, each Lender hereby acknowledges that (i) the Trustee has been granted Liens upon the Collateral to secure the Borrower’s Obligations to each of the Lenders, (ii) the rights of the Class A Lenders to direct the Trustee or the Administrative Agent with respect to any rights or remedies relating to the Collateral are and shall be in all respects senior and prior in right to the rights of the Class B Lenders with respect thereto, (iii) the rights of the Class B Lenders to direct the Trustee or the Administrative Agent with respect to any rights or remedies relating to the Collateral are and shall be in all respects junior and subordinate to the rights of the Class A Lenders with respect thereto, (iv) as and to the extent provided in Sections 2.7 and 2.8, the rights of payment of the Class A Lenders against the Borrower is senior in all respects to the rights of payment of the Class B Lenders against the Borrower, and (v) as and to the extent provided in Sections 2.7 and 2.8, the rights of payment of the Class B Lenders are subordinate in all respects to the rights of payment to the Class A Lenders.

Section 12.2 Management and Enforcement of Collateral.

(a) Standstill. The Administrative Agent will use reasonable efforts to inform both the Borrower and the Loan Manager of the commencement of the Standstill Period. If an Event of Default occurs (other than an Event of Default described in Section 9.1(d)), the Controlling Lender hereby agrees solely for the benefit of the Class B Lenders that it will not exercise its right to direct the Trustee to accelerate under Section 9.2(a) until the earlier of (i) the end of the Standstill Period, and (ii) the date on which the Majority Class B Lenders consent to the exercise of such direction right by the Controlling Lender. The Class B Lenders acknowledge and agree that the provisions of this Section 12.2(a) shall only apply with respect to the first such Event of Default to occur (other than any Event of Default which has been cured or waived pursuant to the terms of this Agreement) and shall be of no further force and effect with respect to any subsequent Event of Default. During the Standstill Period, the Controlling Lender and the Majority Class B Lenders, with the cooperation of the Loan Manager, shall use commercially reasonable efforts to identify a mutually acceptable remediation plan (a “Remediation Plan”). If a Remediation Plan is not agreed to before the end of the Standstill Period by both the Controlling Lender and the Majority Class B Lenders and the Majority Class B Lenders have not agreed to the Controlling Lender instructing the Trustee to accelerate under Section 9.2(a), then the Loan Manager shall, under the direction of the Controlling Lender in its sole discretion, effectuate any and all remedies available to the Lenders hereunder or under any other Transaction Documents (including, without limitation, the sale of any Loans included in the Collateral). On any day during the Standstill Period (i) each of the Class B Lenders (or any Affiliate of the Class B Lender, as the case may be) shall have the right (but not the obligation) to purchase any Loan included in the Collateral at a purchase price equal to the MCF Purchase Price as set forth in Section 9.2(c) and (ii) the Borrower shall, in its sole discretion, have the opportunity to purchase any Loan included in the Collateral at the OFS Purchase Price as set forth in Section 9.2(c), with such purchase to close on or prior to the last day of the Standstill Period.

(b) Management of Collateral. The Controlling Lender shall have the exclusive right to direct the Trustee to manage, perform and enforce the terms of this Agreement and the other Transaction Documents with respect to the Collateral, and to exercise and enforce all privileges and rights hereunder and thereunder, with respect to the Collateral, including the exclusive right to take Enforcement Actions hereunder or thereunder after the declaration that the Obligations are immediately due and payable pursuant to Section 9.2(a) and subject to the purchase rights provided in Sections 9.2(c), 12.3 and 12.4. Except as specifically provided in this Section 12.1(b) or 12.1(c) below, notwithstanding any rights or remedies available to any Lender other than the Controlling Lender under this Agreement or any of the other Transaction Documents, Applicable Law or otherwise, no such Lender shall, directly or indirectly, take any Enforcement Action or instruct the Trustee to take any Enforcement Action. In no event shall any Lender other than the Controlling Lender commence or continue (or direct the Trustee to commence or continue) any Enforcement Action if the Controlling Lender is diligently attempting to vacate any stay prohibiting an Enforcement Action with respect to all or a material portion of Collateral.

(c) Permitted Actions. Section 12.1(b) shall not be construed to limit or impair in any way any right of: (a) any Lender to bid for or purchase Collateral at any public, private or judicial foreclosure upon such Collateral initiated by the Trustee upon the instruction of any Lender, or at any sale of Collateral during an Insolvency Proceeding (provided that no such bid may include a “credit bid” in respect of the Class B Obligations unless the proceeds of such bid are otherwise sufficient to enable the Class A Obligations to be paid in full), (b) any Class B Lender to file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Class B Lenders including any claims secured by the Collateral to the extent not in contravention of the terms of this Agreement, (c) any Class B Lender to exercise any rights or remedies or file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Borrower under applicable law, in each case, to the extent not in contravention of the terms of this Agreement, (d) any Class B Lender to vote on any plan of reorganization or file any proof of claim, (e) any Class B Lender to direct the Trustee to take an Enforcement Action to the extent permitted under Section 12.1(b), (f) any Class B Lender to receive Proceeds of Collateral in accordance with Section 2.7 or 2.8, and (g) any Class B Lender, in any Insolvency Proceeding commenced by or against any of the Borrower, the Loan Manager, the OFS Parent or any Seller, to file a claim or statement of interest with respect to the Class B Obligations.

Section 12.3 Purchase of Class A Obligations.

(a) Purchase Notice. Upon the declaration that the Obligations are immediately due and payable pursuant to Section 9.2(a), the Class B Lenders shall have the option, but not the obligation, to purchase all, but not less than all, of the Class A Obligations from the Class A Lenders, and assume all, but not less than all, of then existing funding commitments under the Class A Commitments, if any, by giving irrevocable written notice (a “Purchase Notice”) to the Class A Lenders no later than the fifth (5th) Business Day after the declaration that the Obligations are immediately due and payable pursuant to Section 9.2(a).

(b) Purchase Option Closing. On the date specified by the Class B Lenders in the Purchase Notice (which shall not be less than three (3) Business Days nor more than five (5) Business Days, after the receipt by the Class A Lenders of the Purchase Notice), the Class A Lenders shall sell to the Class B Lenders, and the Class B Lenders shall purchase from the Class A Lenders, all, but not less than all, of the Class A Obligations, and the Class A Lenders shall assign to the purchasing Class B Lenders, and the purchasing Class B Lenders shall assume from the Class A Lenders all, but not less than all, of the Class A Commitments.

(c) Purchase Price. Such purchase and sale shall be made pursuant to Section 13.16. Upon the date of such purchase and sale, the Class B Lenders shall pay to the Class A Lenders as the purchase price therefor 100% of the full amount of all Class A Obligations then outstanding and unpaid (including principal, interest, fees, indemnities and expenses, including reasonable attorneys’ fees and legal expenses, but excluding contingent indemnification, cost reimbursement and similar obligations for which no claim has been determined). The purchase price and cash collateral described herein shall be remitted by wire transfer of immediately available funds to such bank account of the Class A Lenders, as the Class A Lenders may designate in writing to the Class B Lenders for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Class B Lenders to the bank account designated by the Class A Lenders are received in such bank account prior to 1:00 p.m., New York City time.

(d) Nature of Sale. Such purchase and sale shall be expressly made without representation or warranty of any kind by the Class A Lenders as to the Class A Obligations or otherwise and without recourse to the Class A Lenders, except for representations and warranties as to the following: (a) the amount of the Class A Obligations being purchased (including as to the principal of and accrued and unpaid interest on such Class A Obligations, fees and expenses thereof), (b) that the Class A Lenders own the Class A Obligations free and clear of any Liens and (c) each Class A Lender has the full right and power to assign its Class A Obligations and such assignment has been duly authorized by all necessary corporate action by such Class A

Lender.

(e) Notice of Election to Purchase. The Class A Lenders shall not (or shall instruct the Trustee not to) take or complete any Enforcement Action (other than any Enforcement Action necessary to prevent material diminution in the value of the Collateral), as long as the purchase and sale of the Class A Obligations provided for herein shall have closed within fifteen (15) Business Days following the declaration that the Obligations are immediately due and payable pursuant to Section 9.2(a) and the Class A Lenders shall have received payment in full of the Class A Obligations as provided for herein within such fifteen (15) Business Day period.

Section 12.4 Purchase of Class A and Class B Obligations.

(a) Purchase Notice. Upon the declaration that the Obligations are immediately due and payable pursuant to Section 9.2(a), and after the time period provided pursuant to Section 12.3 for the Class B Lenders to exercise their purchase rights thereunder, the Borrower shall have the option, but not the obligation, to purchase all, but not less than all, of the Class A Obligations and Class B Obligations from the Lenders by giving a Purchase Notice to the Lenders no later than the fifth (5th) Business Day after the declaration that the Obligations are immediately due and payable pursuant to Section 9.2(a).

(b) Purchase Option Closing. On the date specified by the Borrower in the Purchase Notice (which shall not be less than three (3) Business Days nor more than five (5) Business Days, after the receipt by the Lenders of the Purchase Notice), the Lenders shall sell to the Borrower, and the Borrower shall purchase from the Lenders, all, but not less than all, of the Class A Obligations and Class B Obligations.

(c) Purchase Price. Such purchase and sale shall be made pursuant to Section 13.16. Upon the date of such purchase and sale, the Borrower shall (a) pay to the Lenders as the purchase price therefor 100% of the full amount of all Class A Obligations and Class B Obligations then outstanding and unpaid (including principal, interest, fees, indemnities and expenses, including reasonable attorneys’ fees and legal expenses, but excluding contingent indemnification, cost reimbursement and similar obligations for which no claim has been determined), (b) agree to reimburse the Lenders for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any checks or other payments provisionally credited to the Class A Obligations and Class B Obligations, and/or as to which the Lenders have not yet received final payment, and (c) furnish cash collateral to the Lenders with respect to the reasonably anticipated amount of any costs, expenses and contingent indemnification obligations not yet due and payable but with respect to which a claim may reasonably be expected to be asserted under this Agreement or any other Transaction Document (which cash collateral shall be returned to the Borrower to the extent not applied in respect of any claim within ninety (90) days after such cash collateral was posted). The purchase price and cash collateral described herein shall be remitted by wire transfer of immediately available funds to such bank account of the Lenders, as the Lenders may designate in writing to the Borrower for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Borrower to the bank account designated by the Lenders are received in such bank account prior to 2:00 p.m., New York City time.

(d) Nature of Sale. Such purchase and sale shall be expressly made without representation or warranty of any kind by the Lenders as to the Class A Obligations and Class B Obligations or otherwise and without recourse to the Lenders, except for representations and warranties as to the following: (a) the amount of the Class A Obligations and Class B Obligations being purchased (including as to the principal of and accrued and unpaid interest on such Obligations, fees and expenses thereof), (b) that the Lenders own the Class A Obligations and Class B Obligations free and clear of any Liens and (c) each Lender has the full right and power to assign its Class A Obligations and Class B Obligations and such assignment has been duly authorized by all necessary corporate action by such Lender.

(e) Notice of Election to Purchase. The Lenders shall not (or shall instruct the Trustee not to) complete any Enforcement Action (other than any Enforcement Action necessary to prevent material diminution in the value of the Collateral), as long as the purchase and sale of the Class A Obligations and Class B Obligations provided for herein shall have closed within fifteen (15) Business Days following the declaration that the Obligations are immediately due and payable pursuant to Section 9.2(a) and the Lenders shall have received payment in full of the Class A Obligations and Class B Obligations as provided for herein within such fifteen (15) Business Day period.

Section 12.5 Subrogation.

The Class B Lenders hereby agree that until the Class A Obligations have been paid in full and the Class A Commitments have been terminated, they will not assert any rights of subrogation it or they may acquire as a result of any payment hereunder; provided that, as between the Borrower, on the one hand, and the Class B Lenders, on the other hand, any such payment that is paid over to any Class A Lender pursuant to this Agreement shall be deemed not to reduce any of the Class B Obligations.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Amendments and Waivers.

Except as provided in this Section 13.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Administrative Agent, the Loan Manager, the Required Lenders and the Class B Lenders representing more than 50% of the aggregate Class B Commitments (or, if the Class B Commitments have terminated, Class B Advances Outstanding); provided that, (i) any amendment of the Agreement that is solely for the purpose of adding a Lender may be effected without the written consent of the Borrower or any Lender (provided that no new Class B Lender may be added hereunder without the prior written consent of each existing Class B Lender), (ii) no such amendment, waiver or modification materially adversely affecting the rights or obligations of the Trustee shall be effective without the written agreement of such Person, (iii) any amendment of the Agreement that a Lender is advised by its legal or financial advisors to be necessary or desirable in order to avoid the consolidation of the Borrower with such Lender for accounting purposes may be effected without the written consent of any other Lender, and (iv) each party to this Agreement agrees to made any amendment or modification to the Transaction Documents necessary to permit the Borrower to be owned (either directly or indirectly) by a “Business Development Company” within the meaning of the 1940 Act to the extent any such amendment or modification does not adversely affect the rights of such party under this Agreement or any other Transaction Document, as determined in such party’s sole and complete discretion.

Section 13.2 Notices, etc.

All notices, reports and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy) and mailed, e-mailed, faxed, transmitted or delivered, as to each party hereto, at its address set forth on Annex A to this Agreement or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, five (5) days after being deposited in the United States mail, first class postage prepaid, (b) notice by e-mail, when verbal or electronic communication of receipt is obtained, or (c) notice by facsimile copy, when verbal communication of receipt is obtained.

Section 13.3 Ratable Payments.

If any Secured Party, whether by setoff or otherwise, has payment made to it with respect to any portion of the Obligations owing to such Secured Party (other than payments received pursuant to Section 10.1) in a greater proportion than that received by any other Secured Party, such Secured Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of the Obligations held by the other Secured Parties so that after such purchase each Secured Party will hold its ratable proportion of the Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Secured Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 13.4 No Waiver; Remedies.

No failure on the part of the Administrative Agent, the Trustee or a Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 13.5 Binding Effect; Benefit of Agreement.

This Agreement shall be binding upon and inure to the benefit of the Borrower, the Loan Manager, the Administrative Agent, the Trustee, the Secured Parties and their respective successors and permitted assigns. Each Loan Manager Indemnified Party and each Indemnified Party shall be an express third-party beneficiary of this Agreement to the extent set forth herein. Madison, in its individual capacity, shall be an express third-party beneficiary of Section 9.2(c).

Section 13.6 Term of this Agreement.

This Agreement, including, without limitation, the Borrower’s representations and covenants set forth in Articles IV and V, and the Loan Manager’s representations, covenants and duties set forth in Articles IV and V, creates and constitutes the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect during the Covenant Compliance Period; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower or the Loan Manager pursuant to Articles IV and V, the provisions, including, without limitation the indemnification and payment provisions, of Article X, Section 2.13, Section 13.9, Section 13.10 and Section 13.11, shall be continuing and shall survive (i) any termination of this Agreement and the occurrence of the Collection Date, (ii) with respect to the rights and remedies of the Class A Lenders under Article X, any sale by the Class A Lenders of the Class A Obligations hereunder and (iii) with respect to the rights and remedies of the Class B Lenders under Article X, any sale by the Class B Lenders of the Class B Obligations hereunder.

Section 13.7 Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 13.8 Waivers.

Each of the Loan Manager and the Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Transaction Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower or the Loan Manager, as applicable;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.8 any special, indirect, exemplary, punitive or consequential (including loss of profit)damages.

Section 13.9 Costs and Expenses.

(a) In addition to the rights of indemnification granted to the Indemnified Parties under Article X hereof, the Borrower agrees to pay on demand all costs and expenses of the Administrative Agent, the Loan Manager, the Trustee and the Secured Parties incurred in connection with the preparation, execution, delivery, administration (including periodic auditing, to the extent required to be paid by the Borrower pursuant to this Agreement), renewal, amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent, the Loan Manager, the Trustee and the Secured Parties with respect thereto and with respect to advising the Administrative Agent, the Loan Manager, the Trustee and the Secured Parties as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Administrative Agent, the Loan Manager, the Trustee or the Secured Parties in connection with the enforcement of this Agreement by such Person and the other documents to be delivered hereunder or in connection herewith.

(b) The Borrower shall pay on the Payment Date following receipt of a request therefor, all other costs and expenses that have been invoiced at least two (2) Business Days prior to such Payment Date and incurred by the Administrative Agent and the Secured Parties, in each case in connection with periodic audits of the Borrower’s books and records.

Section 13.10 No Proceedings. Each of the parties hereto (other than the Administrative Agent) hereby agrees that it will not institute against, or join any other Person in instituting against, the Borrower or OFS Funding any Insolvency Proceeding so long as there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect) since the end of the Covenant Compliance Period.

Section 13.11 Recourse Against Certain Parties.

(a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Administrative Agent, any Secured Party, or the Borrower, the Loan Manager, any Seller or the OFS Parent as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any incorporator, affiliate, stockholder, officer, partner, member, manager, employee or director of the Administrative Agent, any Secured Party, or the Borrower, the Loan Manager, any Seller or the OFS Parent by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Administrative Agent, any Secured Party, or the Borrower, the Loan Manager, any Seller or the OFS Parent contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate or limited liability company obligations of the Administrative Agent, any Secured Party, or the Borrower, the Loan Manager, any Seller or the OFS Parent, and that no personal liability whatsoever shall attach to or be incurred by the Administrative Agent, any Secured Party, any the Borrower, the Loan Manager, any Seller or the OFS Parent or any incorporator, stockholder, affiliate, officer, partner, member, manager, employee or director of the Administrative Agent, any Secured Party, or the Borrower, the Loan Manager, any Seller or the OFS Parent under or by reason of any of the obligations, covenants or agreements of the Administrative Agent, any Secured Party, or the Borrower, the Loan Manager, any Seller or the OFS Parent contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of the Administrative Agent, any Secured Party, or the Borrower, the Loan Manager, any Seller or the OFS Parent and each incorporator, stockholder, affiliate, officer, partner, member, manager, employee or director of the Administrative Agent, any Secured Party or the Borrower, the Loan Manager, any Seller or the OFS Parent, or any of them, for breaches by the Administrative Agent, any Secured Party, or the Borrower, the Loan Manager, any Seller or the OFS Parent of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided that the foregoing non-recourse provisions shall in no way affect any rights the Secured Parties might have against any incorporator, affiliate, stockholder, officer, employee, partner, member, manager or director of any the Borrower, the Loan Manager, any Seller or the OFS Parent to the extent of any fraud, misappropriation, embezzlement or any other financial crime constituting a felony by such Person.

(b) Notwithstanding any contrary provision set forth herein, no claim may be made by the Borrower, the Loan Manager or any other Person against the Administrative Agent and the Secured Parties or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each of the Borrower and the Loan Manager hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(c) Notwithstanding any contrary provision set forth herein, no claim may be made by the Borrower against the Loan Manager or its Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(d) Notwithstanding any contrary provision set forth herein, no claim may be made by the Loan Manager against the Borrower or its Affiliates, directors, officers, employees,

attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Loan Manager hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(e) No obligation or liability to any Obligor under any of the Loans is intended to be assumed by the Administrative Agent and the Secured Parties under or as a result of this Agreement and the transactions contemplated hereby.

(f) The provisions of this Section 13.11 shall survive the termination of this Agreement.

Section 13.12 Protection of Right, Title and Interest in the Collateral; Further Action Evidencing Advances.

(a) The Loan Manager (on behalf of the Borrower) shall cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Administrative Agent, as agent for the Secured Parties, and of the Secured Parties to the Collateral to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Administrative Agent, as agent of the Secured Parties, hereunder to all property comprising the Collateral. The Borrower shall cooperate fully with the Loan Manager in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 13.12(a).

(b) The Borrower agrees that from time to time, at its expense, it will promptly authorize, execute and deliver all instruments and documents, and take all actions, that the Administrative Agent may reasonably request in order to perfect, protect or more fully evidence the security interest granted in the Collateral, or to enable the Administrative Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder or under any other Transaction Document.

(c) If the Borrower or the Loan Manager fails to perform any of its obligations hereunder, the Administrative Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s or such Secured Party’s costs and expenses incurred in connection therewith shall be payable by the Borrower as provided in Article X. The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower (i) to execute on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral, including those that describe the Collateral as “all assets,” or words of similar effect, and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral. This appointment is coupled with an interest and is irrevocable.

(d) Without limiting the generality of the foregoing, the Borrower (or the Loan Manager on its behalf) will, not earlier than six (6) months and not later than three (3) months prior to the fifth (5th ) anniversary of the date of filing of the financing statement referred to in Section 3.1(m) or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Covenant Compliance Period shall have ended, authorize, execute and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement.

Section 13.13 Confidentiality.

(a) Each of the Administrative Agent, the Secured Parties, the Trustee, the Borrower and the Loan Manager shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and all information with respect to the other parties, including all information regarding the business and beneficial ownership of the Borrower and the Loan Manager hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, investigators, auditors, attorneys, investors, potential investors or other agents, including any Approved Valuation Firm, engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Loans contemplated herein and the agents of such Persons (“Excepted Persons”); provided that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Administrative Agent, the Secured Parties, the Trustee, the Loan Manager and the Borrower that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower and its affiliates, (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law, and (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents. It is understood that the financial terms that may not be disclosed except in compliance with this Section 13.13(a) include, without limitation, all fees and other pricing terms, and all Events of Default, Loan Manager Termination Events, and priority of payment provisions.

(b) Anything herein to the contrary notwithstanding, each of the Borrower and the Loan Manager hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent, the Loan Manager, the Trustee or the Secured Parties by each other, (ii) by the Administrative Agent, the Trustee and the Secured Parties to any prospective or actual assignee or participant of any of them provided such Person agrees to hold such information confidential in accordance with the terms hereof, or (iii) by the Administrative Agent, and the Secured Parties to any Rating Agency, any commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Lender, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information. In addition, the Secured Parties, the Administrative Agent, and the Loan Manager may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (A) if required to do so by any applicable statute, law, rule or regulation, (B) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Administrative Agents’, the Secured Parties’, the Trustee’s, the Loan Manager’s or the Borrower’s business or that of their affiliates, (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent, the Secured Parties, the Trustee, the Loan Manager or the Borrower or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party, (D) (1) to the extent required by Applicable Law, the filing of any Transaction Document (other than the Fee Letter) (together with any exhibits and schedules thereto) as an exhibit to the OFS Parent’s filings with the SEC or otherwise (including in connection with an N-2 amendment by the OFS Parent) or (2) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Borrower or, to the extent information with respect to the Loan Manager is included therein, the Loan Manager, (E) to any affiliate, independent or internal auditor, agent (including any potential sub-or-successor servicer), employee or attorney of the Trustee or the Loan Manager having a need to know the same, (F) to any Person whose consent is required or to whom notice is required to be given in connection with the Borrower’s acquisition or disposition of any Loan or any assignment thereof, or (G) to any Person when required for USA Patriot Act or other “know your customer” purposes, provided that the Trustee or the Loan Manager, as applicable, advises such recipient of the confidential nature of the information being disclosed; or (iii) any other disclosure authorized by the Borrower or the Loan Manager, as applicable.

(d) Notwithstanding any other provision of this Agreement, each of the Borrower and the Loan Manager shall each have the right to keep confidential from the Administrative Agent, the Trustee and/or the Secured Parties, for such period of time as such Person determines is reasonable (i) any information that such Person reasonably believes to be in the nature of trade secrets and (ii) any other information that such Person or any of their Affiliates, or the officers, employees or directors of any of the foregoing, is required by law as evidenced by an Opinion of Counsel.

(e) Each of the Administrative Agent, the Secured Parties and the Trustee will keep the information of the Obligors confidential in the manner required by the applicable Underlying Instruments.

Section 13.14 Execution in Counterparts; Severability; Integration.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement, the other Transaction Documents and any agreements or letters (including fee letters) executed in connection herewith contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Section 13.15 Waiver of Setoff.

Each of the parties hereto hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against any Lender or its assets.

Section 13.16 Assignments by the Lenders.

(a) Each Lender may at any time assign, or grant a security interest or sell a participation interest in or sell any Advance (or portion thereof) or any VFN (or any portion thereof) to any Person; provided that, (i) no transfer of any Advance (or any portion thereof) or of any VFN (or any portion thereof) shall be made unless such transfer is exempt from the registration requirements of the Securities Act and any applicable state securities laws or is made in accordance with the Securities Act and such laws, and is made only to either an “accredited investor” as defined in paragraph (1), (2), (3), or (7) of Rule 501(a) of Regulation D under the Securities Act or any entity in which all of the equity owners come within any one of such paragraphs of Rule 501(a) of Regulation D under the Securities Act or to a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, (ii) in the case of an assignment of any Advance (or any portion thereof) or of any VFN (or of any portion thereof) the assignee executes and delivers to the Loan Manager, the Borrower the Administrative Agent and the Trustee a fully executed Joinder Supplement substantially in the form of Exhibit H hereto and a transferee letter substantially in the form of Exhibit G hereto (a “Transferee Letter”) and (iii) no such assignment, grant or sale shall be to any Person with less than $50,000,000 in available capital. The parties to any such assignment, grant or sale of a participation interest shall execute and deliver to such Lender for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties. The Borrower shall not assign or delegate, or grant any interest in, or permit any Lien (except Permitted Liens) to exist upon, any of the Borrower’s rights, obligations or duties under the Transaction Documents without the prior written consent of the Administrative Agent. Notwithstanding anything contained in this Agreement to the contrary, neither Wells Fargo nor Madison shall need prior consent of the Borrower to consolidate with or merge into any other Person or convey or transfer substantially all of its properties and assets, including without limitation any Advance (or portion thereof) or any VFN (or any portion thereof), to any Person.

(b) The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its lending offices, a copy of each transfer pursuant to Section 13.16(a) delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to, each

Lender pursuant to the terms hereof from time to time (the “Register”). Transfer by a Lender of its rights hereunder or under any VFN may be effected only by the recording by the Administrative Agent of the identity of the transferee in the Register. The entries in the Register shall be conclusive, and Borrower, the Loan Manager the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The register shall be available for inspection by Borrower, the Loan Manager and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Section 13.17 Heading and Exhibits.

The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

OFS CAPITAL WM, LLC

By:	OFS Capital, LLC, its Administrative Manager

By:	Orchard First Source Asset Management, LLC, its Manager

By:	Orchard First Source Capital, Inc., its Managing Member

By:	/s/ Glenn R. Pittson
Name: Glenn R. Pittson
Title: President

OFS PARENT:

OFS CAPITAL, LLC

By:	Orchard First Source Asset Management, LLC, its Manager

By:	Orchard First Source Capital, Inc., its Managing Member

By:	/s/ Glenn R. Pittson
Name: Glenn R. Pittson
Title: President

Signature Page to LSA

LOAN MANAGER:

MCF CAPITAL MANAGEMENT LLC

By:	Madison Capital Funding LLC, its sole member

By:	/s/ Devon Russell
Name: Devon Russell
Title: Senior Managing Director

[Signatures Continued on the Following Page]

Signature Page to LSA

THE ADMINISTRATIVE AGENT:

WELLS FARGO SECURITIES, LLC, in its capacity as Administrative Agent

By:	/s/ Mike Romanzo, CFA
Name: Mike Romanzo, CFA
Title: Director

CLASS A LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Kevin Sunday
Name: Kevin Sunday
Title: Director

CLASS B LENDER:

MADISON CAPITAL FUNDING LLC

By:	/s/ Devon Russell
Name: Devon Russell
Title: Senior Managing Director

[Signatures Continued on the Following Page]

Signature Page to LSA

THE TRUSTEE:

WELLS FARGO DELAWARE TRUST COMPANY, N.A., not in its individual capacity but solely as Trustee

By:	/s/ Patrick F. Gallagher
Name: Patrick F. Gallagher
Title: Assistant Vice President

Signature Page to LSA

Annex A

OFS CAPITAL WM, LLC

2850 West Golf Road

5th Floor

Rolling Meadows, Illinois 60008

Attention: Jeff A. Cerny

Telephone No.: (847) 734-7905

Telecopy No.: (847) 840-0982

Email: JCerny@ofscapital.com

With a copy to:

Orchard First Source Capital

515 Madison Ave, 41st Floor

New York, NY 10022

Attention: Glen E. Ostrander

Telephone No.: (646) 652-8481

Email: gostrander@ofscapital.com

MCF CAPITAL MANAGEMENT LLC

30 South Wacker Drive

Suite 3700

Chicago, Illinois 60606

Attention: Joshua Niedner

Fax: (312) 596-6950

Email: josh_niedner@mcfllc.com

Annex A to LSA

Annex A (Continued)

WELLS FARGO SECURITIES, LLC

One Wachovia Center, NC0600

Charlotte, NC 28288

Attention: Mary Katherine DuBose

Facsimile: (704) 715-0067

Confirmation: (704) 383-0906

All electronic dissemination of Notices should be sent to scp.mmloans@wachovia.com

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Lender

One Wachovia Center, NC0600

Charlotte, NC 28288

Attention: Mary Katherine DuBose

Facsimile: (704) 715-0067

Confirmation: (704) 383-0906

All electronic dissemination of Notices should be sent to scp.mmloans@wachovia.com

WELLS FARGO DELAWARE TRUST COMPANY, N.A.,

as Trustee

For notices

Wells Fargo Delaware Trust Company, N.A.

919 N. Market St., Suite 1600

Wilmington, DE 19801

Attn: Patrick F. Gallagher

Fax: (302) 575-2006

Phone: (302) 575-2009

Email: Patrick.F.Gallagher@wellsfargo.com

with a copy to:

Wells Fargo Bank, N.A.

9062 Old Annapolis Rd.

Columbia, MD 21045

Attn: CDO Trust Services – OFS Capital WM, LLC

Fax: (410) 715-3748

Phone: (410) 884-2000

Annex A to LSA

Annex A (Continued)

For delivery of certificated securities and instruments:

Wells Fargo Delaware Trust Company, N.A.

c/o Wells Fargo Bank, N.A.

1055 10th Avenue S.E.

Minneapolis, MN 55414

Attn: ABS Custody Vault

Fax: (612) 667-1080

Phone: (612) 667-8058

MADISON CAPITAL FUNDING LLC

30 South Wacker Drive

Suite 3700

Chicago, Illinois 60606

Attention: Joshua Niedner

Fax: (312) 596-6950

Email: josh_niedner@mcfllc.com

Annex A to LSA

Annex B

Lender	Commitment
Wells Fargo Bank, National Association	$135,000,000 of Class A Advances
Madison Capital Funding LLC	$45,000,000 of Class B Advances

Annex B to LSA

EXECUTION VERSION

EXHIBITS AND SCHEDULES

TO

LOAN AND SECURITY AGREEMENT

Dated as of September 28, 2010

EXHIBITS

EXHIBIT A-1	Form of Funding Notice
EXHIBIT A-2	Form of Repayment Notice
EXHIBIT A-3	Form of Reinvestment Notice
EXHIBIT A-4	Form of Borrowing Base Certificate
EXHIBIT A-5	Form of Approval Notice
EXHIBIT B	Form of Variable Funding Note
EXHIBIT C	Form of Officer’s Certificate as to Solvency
EXHIBIT D	Form of Officer’s Closing Certificate
EXHIBIT E	Form of Release of Underlying Instruments
EXHIBIT F	Form of Certificate of Assignment of Underlying Instruments
EXHIBIT G	Form of Transferee Letter
EXHIBIT H	Form of Joinder Supplement
EXHIBIT I	Form of Section 2.13 Certificate
EXHIBIT J	Form of Portfolio Acquisition and Disposition Certificate
EXHIBIT K	Form of Certificate of Required Loan Documents
EXHIBIT L	Form of Consent Procedures

EXHIBIT A-1

To Loan and

Security Agreement

FORM OF FUNDING NOTICE

[Date]

(OFS CAPITAL WM, LLC)

Wells Fargo Securities, LLC

as the Administrative Agent

One Wachovia Center, Mail Code: NC0600

Charlotte, North Carolina 28288

Facsimile No.: (704) 715-0067

via e-mail:	cp.conduits@wellsfargo.com
scp.mmloans@wellsfargo.com

Re:	Loan and Security Agreement dated as of September 28, 2010

Ladies and Gentlemen:

This Funding Notice is delivered to you pursuant to Sections 2.2 and 3.2 of that certain Loan and Security Agreement, dated as of September 28, 2010 (as amended, modified, supplemented or restated from time to time, the “Loan and Security Agreement”), by and among MCF Capital Management LLC, as the loan manager (in such capacity, the “Loan Manager”), OFS Capital WM, LLC, as the borrower (in such capacity, the “Borrower”), Wells Fargo Securities, LLC, as the Administrative Agent, each of the Lenders from time to time party thereto, and Wells Fargo Delaware Trust Company, N.A., as the Trustee. Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Security Agreement.

The undersigned, through its duly elected Responsible Officer, and holding the office set forth below such officer’s name, hereby certify as follows:

1.

The [Borrower][Loan Manager on behalf of the Borrower] hereby requests a [Class A Advance in the principal amount of $        ][and a][Class B Advance in the principal amount of $        ]. Each Advance shall be at least equal to $500,000 (or, in the case of any Advance to be applied to fund any draw under a Revolving Loan or Delayed Draw Loan, such lesser amount as may be required to fund such draw) (the “Requested Advance”).

2.	The [Borrower][Loan Manager on behalf of the Borrower] hereby requests that such Advance be made on the following date: (the “Requested Funding Date”).

3. Wire Instructions:	Name of Bank:
A/C No.:
ABA No.:
Reference:

4.

Attached to this Funding Notice is a true, correct and complete list of the Obligors and all Loans which will become part of the Collateral on the date hereof, each Loan reflected thereon being an Eligible Loan except to the extent a portion of any such Loan is being acquired solely with equity contributions, and specifying (a) the appropriate file number,

Exhibit A-1

Outstanding Balance, Assigned Value and Purchase Price of each such Loan, and (b) with respect to any Revolving Loan or Delayed Draw Loan, the amount to be deposited in the Unfunded Exposure Account in connection with the acquisition of each such Loan pursuant to Section 2.9(e) of the Loan and Security Agreement.

5.

[The Borrower hereby certifies that as of the Requested Funding Date all of the conditions precedent set forth in Section 3.2 of the Loan and Security Agreement (other than with respect to the Loan Manager’s certifications in clauses (e) and, with respect to reports required to be delivered by the Loan Manager under the Transaction Documents, (h) and the conditions precedent in clauses (g), (i) and (j) of such Section 3.2) to the making of the Advances requested hereby set forth have been satisfied.]

6.

[The Loan Manager hereby certifies that as of the Requested Funding Date all of the conditions precedent set forth in Section 3.2 of the Loan and Security Agreement (other than with respect to the Borrower’s certifications in clauses (d) and, with respect to reports required to be delivered by the Borrower under the Transaction Documents, (h) and the conditions precedent in clauses (g), (i) and (j) of such Section 3.2) to the making of the Advances requested hereby set forth have been satisfied.]

7.	Each of the undersigned certify that all information contained herein and in the attached Borrowing Base Certificate is true, correct and complete as of the date hereof.

Exhibit A-1

IN WITNESS WHEREOF, the undersigned have executed this Funding Notice as of the date first written above.

[OFS CAPITAL WM, LLC, as the Borrower

By: OFS Capital, LLC, its Administrative Manager
By: Orchard First Source Asset Management, LLC, its Manager
By: Orchard First Source Capital, Inc., its Managing Member

By:
Name: Glenn R. Pittson Title: President]

[MCF CAPITAL MANAGEMENT LLC, as the Loan Manager on behalf of the Borrower

By: Madison Capital Funding, LLC, its sole

member

By:
Name: Title: ]

[Attach Borrowing Base Certificate and List of Loans]

Exhibit A-1

EXHIBIT A-2

To Loan and

Security Agreement

FORM OF REPAYMENT NOTICE

[Date]

(OFS CAPITAL WM, LLC)

Wells Fargo Securities, LLC

as the Administrative Agent

One Wachovia Center, Mail Code: NC0600

Charlotte, North Carolina 28288

Facsimile No.: (704) 715-0067

via e-mail:	cp.conduits@wellsfargo.com
scp.mmloans@wellsfargo.com

Re:	Loan and Security Agreement dated as of September 28, 2010

Ladies and Gentlemen:

This Repayment Notice is delivered to you pursuant to Section 2.3 of that certain Loan and Security Agreement, dated as of September 28, 2010 (as amended, modified, supplemented or restated from time to time, the “Loan and Security Agreement”), by and among MCF Capital Management LLC, as the loan manager (in such capacity, the “Loan Manager”), OFS Capital WM, LLC, as the borrower (in such capacity, the “Borrower”), Wells Fargo Securities, LLC, as the Administrative Agent, each of the Lenders from time to time party thereto, and Wells Fargo Delaware Trust Company, N.A., as the Trustee. Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Security Agreement.

The undersigned, through its duly elected Responsible Officer, and holding the office set forth below such officer’s name, hereby certifies as follows:

[1. Pursuant to Section 2.3(b) of the Loan and Security Agreement, the Borrower][Loan Manager on behalf of the Borrower] desires to reduce the [Class A][Class B] Advances Outstanding (an “Advance Reduction”) by the amount of $         on                      (the “Requested Advance Reduction Date”). Any reduction of the Advances Outstanding (other than with respect to payments of Advances Outstanding made by the Borrower to cure a Borrowing Base Deficiency) shall be in a minimum amount of $500,000 and in integral multiples of $100,000 in excess thereof.]

[2. In connection with the Advance Reduction (if such Advance Reduction is in connection with an Optional Sale pursuant to Section 2.14 of the Loan and Security Agreement), the Borrower shall deliver to the Administrative Agent, on the Requested Advance Reduction Date, funds sufficient to repay such Advances Outstanding together with all accrued Class A Interest thereon, accrued Class B Interest thereon and Breakage Costs.][In connection with any the Advance Reduction (if such Advance Reduction is not in connection with an Optional Sale pursuant to Section 2.14 of the Loan and Security Agreement), the Borrower shall deliver to the Administrative Agent, on the Requested Advance Reduction Date, funds sufficient to repay such Advances Outstanding together with all Breakage Costs.]

A-2-1

[3. Pursuant to Section 2.3(a)(i) of the Loan and Security Agreement, the Borrower desires to permanently and irrevocably reduce the Class A Commitments (a “Class A Commitment Reduction”) by the amount of $         on                           (the “Requested Class A Commitment Reduction Date”). Such Class A Commitment Reduction shall be in an amount equal to the aggregate Class A Commitments, or, in the case of a partial reduction, $5,000,000 and in integral multiples of $500,000 in excess thereof. In connection with any such Class A Commitment Reduction, the Borrower shall deliver to the Administrative Agent the applicable Commitment Reduction Fee.]

4. [On the Class A Commitment Reduction Date, the Borrower certifies that, after giving effect to the Class A Commitment Reduction, the sum of the Class A Advances Outstanding plus all accrued Class A interest plus all Breakage Costs owing to any Class A Lender will be less than the remaining Class A Commitments.]

[5. Pursuant to Section 2.3(a)(ii) of the Loan and Security Agreement, the Borrower desires to permanently and irrevocably reduce the Class B Commitments (a “Class B Commitment Reduction”) by the amount of $         on                           (the “Requested Class B Commitment Reduction Date”). Such Class B Commitment Reduction shall be in an amount equal to the aggregate Class B Commitments, or, in the case of a partial reduction, $5,000,000 and in integral multiples of $500,000 in excess thereof. In connection with any such Class B Commitment Reduction, the Borrower shall deliver to the Administrative Agent the applicable Commitment Reduction Fee.]

6. [On the Class B Commitment Reduction Date, the Borrower certifies that, after giving effect to the Class B Commitment Reduction, the sum of the Class B Advances Outstanding plus all accrued Class B interest plus all Breakage Costs owing to any Class B Lender will be less than the remaining Class B Commitments.

7. [By its acceptance and acknowledgement hereto, each Class A Lender provides its prior written consent to the Class B Commitment Reduction. The Borrower hereby acknowledges that no reduction of the Class B Commitments, so long as any Class A Commitments or Class A Obligations are outstanding, shall be effective without the prior written consent of each Class A Lender.]

Each of the undersigned certify that all information contained herein is true and correct as of the date hereof.

[Remainder of Page Intentionally Left Blank]

A-2-2

IN WITNESS WHEREOF, the undersigned have executed this Repayment Notice this      day of             ,     .

[OFS CAPITAL WM, LLC, as the Borrower	[MCF CAPITAL MANAGEMENT LLC, as the Loan Manager on behalf of the Borrower

By: OFS Capital, LLC, its Administrative Manager

By: Orchard First Source Asset Management, LLC, its Manager	By: Madison Capital Funding, LLC, its sole member

By: Orchard First Source Capital, Inc., its Managing Member

By:		By:
	Name: Glenn R. Pittson Title: President]	Name: Title: ]

Acknowledged and agreed:

[Class A Lender]

Name:
Title:

[Attach Borrowing Base Certificate]

A-2-3

EXHIBIT A-3

To Loan and

Security Agreement

FORM OF REINVESTMENT NOTICE

[Date]

(OFS CAPITAL WM, LLC)

Wells Fargo Securities, LLC

as the Administrative Agent

One Wachovia Center, Mail Code: NC0600

Charlotte, North Carolina 28288

Facsimile No.: (704) 715-0067

via e-mail:	scp.mmloans@wellsfargo.com

Re:	Loan and Security Agreement dated as of September 28, 2010.

Ladies and Gentlemen:

This Reinvestment Notice is delivered to you pursuant to Section 3.2(c) of that certain Loan and Security Agreement, dated as of September 28, 2010 (as amended, modified, supplemented or restated from time to time, the “Loan and Security Agreement”), by and among MCF Capital Management LLC, as the loan manager (in such capacity, the “Loan Manager”), OFS Capital WM, LLC, as the borrower (in such capacity, the “Borrower”), Wells Fargo Securities, LLC, as the Administrative Agent, each of the Lenders from time to time party thereto, and Wells Fargo Delaware Trust Company, N.A., as the Trustee. Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Security Agreement.

The Loan Manager (on behalf of the Borrower), through its duly elected Responsible Officer, and holding the office set forth below such officer’s name, hereby certifies as follows:

1. In connection with a proposed [Reinvestment of Principal Collections permitted by Section 2.14(a)(i)] [acquisition of Additional Loans in connection with a Substitution pursuant to Section 2.14(b)] of the Agreement, the Loan Manager (on behalf of the Borrower) hereby requests a disbursement (a “Disbursement”) of Principal Collections from the Principal Collections Account in the amount of $        .

2. The Loan Manager (on behalf of the Borrower) hereby requests that such Disbursement be made on the following date:                      (the “Requested Reinvestment Date”).

3. Attached to this Reinvestment Notice is a true, correct and complete calculation of the Borrowing Base and all components thereof.

4. As of the Requested Reinvestment Date all of the conditions precedent set forth in Section 3.2 of the Loan and Security Agreement to the Disbursement requested hereby (other than with respect to the Borrower’s certifications in clauses (d) and, with respect to reports required to be delivered by the Borrower under the Transaction Documents, (h) and the conditions precedent in clauses (g), (i) and (j) of such Section 3.2) have been satisfied.

A-3-1

The undersigned certify that all information contained herein and in the attached Borrowing Base Certificate is true and correct as of the date hereof.

[Remainder of Page Intentionally Left Blank]

A-3-2

IN WITNESS WHEREOF, the undersigned has executed this Reinvestment Notice this      day of             ,         .

MCF CAPITAL MANAGEMENT LLC, as the Loan Manager on behalf of the Borrower

By: Madison Capital Funding, LLC, its sole member

By:
Name:
Title:

[Attach Borrowing Base Certificate]

A-3-3

EXHIBIT A-4

To Loan and

Security Agreement

FORM OF BORROWING BASE CERTIFICATE

[DATE]

This certificate is delivered pursuant to that certain Loan and Security Agreement, dated as of September 28, 2010 (as amended, modified, supplemented or restated from time to time, the “Loan and Security Agreement”), by and among MCF Capital Management LLC, as the loan manager (in such capacity, the “Loan Manager”), OFS Capital WM, LLC, as the borrower (in such capacity, the “Borrower”), Wells Fargo Securities, LLC, as the Administrative Agent, each of the Lenders from time to time party thereto, and Wells Fargo Delaware Trust Company, N.A., as the Trustee. Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Security Agreement.

[As of the date hereof the Borrower certifies that (i) all of the information set forth in Annex I attached hereto is true, correct and complete, (ii) with respect to the Borrower and the OFS Seller, no Default or Event of Default has occurred and is continuing, (iii) all of the Loans owned by the Borrower are Eligible Loans other than as waived by the Administrative Agent and the Majority Class B Lenders on the applicable Funding Date of such Loan; and (iv) each of the representations and warranties in Sections 4.1 and 4.2 of the Loan and Security Agreement is true, correct and complete.

As of the date hereof the Loan Manager certifies that (i) with respect to the Loan Manager and the Madison Seller, no Default, Event of Default or Loan Manager Termination Event has occurred and is continuing; and (ii) each of the representations and warranties in Section 4.3 of the Loan and Security Agreement is true, correct and complete.]

[As of the date hereof the Loan Manager certifies that (i) all of the information set forth in Annex I attached hereto is true, correct and complete, (ii) with respect to the Loan Manager and the Madison Seller, no Default, Event of Default or Loan Manager Termination Event has occurred and is continuing; (iii) all of the Loans owned by the Borrower are Eligible Loans other than as waived by the Administrative Agent and the Majority Class B Lenders on the applicable Funding Date of such Loan; and (iv) each of the representations and warranties in Section 4.3 of the Loan and Security Agreement is true, correct and complete.]

[Remainder of Page Intentionally Left Blank]

Signature Page to Borrowing Base Certificate

This Borrowing Base Certificate is certified as of the date first written above.

[OFS CAPITAL WM, LLC, as the Borrower		MCF CAPITAL MANAGEMENT LLC, as the Loan Manager on behalf of the Borrower

By:	OFS Capital, LLC, its Administrative Manager

By: Orchard First Source Asset Management, LLC, its Manager		By:	Madison Capital Funding, LLC, its sole member

By:	Orchard First Source Capital, Inc., its Managing Member

By:		By:
	Name: Glenn R. Pittson	Name:
	Title: President]	Title:

Signature Page to Borrowing Base Certificate

EXHIBIT A-5

To Loan and

Security Agreement

FORM OF APPROVAL NOTICE

DATE

ELIGIBLE LOAN INFORMATION

Obligor Name
Par Amount of Purchase
Net Senior Leverage Ratio
Cash Interest Coverage Ratio
Pricing
Remaining Term to Maturity

ASSIGNED VALUE

Assigned Value
Advance Rate

Purchase Price

WELLS FARGO SECURITIES, LLC APPROVAL

Commitment Termination
Approval Good Until
Approval Conditioned Upon

Reviewed by:
Name:
Telephone No.

A-5-1

EXHIBIT B

To Loan and

Security Agreement

FORM OF CLASS [A][B] VARIABLE FUNDING NOTE

$[ ]	[ ] [ ], 20[ ]

THIS VARIABLE FUNDING NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), ANY STATE SECURITIES LAWS IN THE UNITED STATES OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION AND THE BORROWER HAS NOT REGISTERED UNDER THE U.S. INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE “INVESTMENT COMPANY ACT”). THE HOLDER HEREOF, BY ITS ACCEPTANCE OF THIS VARIABLE FUNDING NOTE, REPRESENTS THAT IT HAS OBTAINED THIS VARIABLE FUNDING NOTE IN A TRANSACTION IN COMPLIANCE WITH THE SECURITIES ACT, THE INVESTMENT COMPANY ACT AND ALL OTHER APPLICABLE LAWS OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION, AND THE RESTRICTIONS ON SALE AND TRANSFER SET FORTH IN THE LOAN AND SECURITY AGREEMENT. THE HOLDER HEREOF, BY ITS ACCEPTANCE OF THIS VARIABLE FUNDING NOTE, FURTHER REPRESENTS, ACKNOWLEDGES AND AGREES THAT IT WILL NOT REOFFER, RESELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE (OR ANY INTEREST HEREIN) EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT, THE INVESTMENT COMPANY ACT AND ALL OTHER APPLICABLE LAWS OF ANY JURISDICTION AND IN ACCORDANCE WITH THE CERTIFICATIONS AND OTHER REQUIREMENTS SPECIFIED IN THE LOAN AND SECURITY AGREEMENT REFERRED TO HEREIN.

THIS VARIABLE FUNDING NOTE IS TRANSFERABLE ONLY IN ACCORDANCE WITH THE RESTRICTIONS DESCRIBED HEREIN AND IN THE LOAN AND SECURITY AGREEMENT. ANY SALE OR TRANSFER IN VIOLATION OF THE FOREGOING WILL BE OF NO FORCE AND EFFECT, WILL BE VOID AB INITIO, AND WILL NOT OPERATE TO TRANSFER ANY RIGHTS TO THE TRANSFEREE, NOTWITHSTANDING ANY INSTRUCTIONS TO THE CONTRARY TO THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY INTERMEDIARY. EACH TRANSFEROR OF THIS VARIABLE FUNDING NOTE OR AN INTEREST HEREIN AGREES TO PROVIDE NOTICE OF THE TRANSFER RESTRICTIONS SET FORTH HEREIN AND IN THE LOAN AND SECURITY AGREEMENT TO THE TRANSFEREE.

FOR VALUE RECEIVED, OFS CAPITAL WM, LLC, a Delaware limited liability company (the “Borrower”), promises to pay to [            ] (“Lender”) or its assigns, the principal sum of              ($        ), or, if less, the unpaid principal amount of the aggregate advances (“Advances”) made by the Lender to the Borrower pursuant to the Loan and Security Agreement (as defined below), as set forth on the attached Schedule, on the dates specified in the Loan and Security Agreement, and to pay interest on the unpaid principal amount of each Advance on each day that such unpaid principal amount is outstanding, at the Interest Rate related to such Advance as provided in the Loan and Security Agreement, on each Payment Date and each other date specified in the Loan and Security Agreement.

This Class [A][B] Variable Funding Note (this “Note”) is one of the Variable Funding Notes issued pursuant to the Loan and Security Agreement, dated as of September 28, 2010 (as amended, modified, supplemented or restated from time to time, the “Loan and Security Agreement”), by and among MCF Capital Management LLC, as the loan manager, the Borrower, Wells Fargo Securities, LLC, as the Administrative Agent, each of the Lenders from time to time party thereto, and Wells Fargo Delaware Trust Company, N.A., as the Trustee. Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Security Agreement.

Notwithstanding any other provisions contained in this Note, if at any time the rate of interest payable by the Borrower under this Note, when combined with any and all other charges provided for in this Note, in the Loan and Security Agreement or in any other document (to the extent such other charges would constitute interest for the purpose of any applicable law limiting interest that may be charged on this Note), exceeds the highest rate of interest permissible under applicable law (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be exceeded, the rate of interest under this Note shall be equal to the Maximum Lawful Rate. If at any time thereafter the rate of interest payable under this Note is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest under this Note at the Maximum Lawful Rate until such time as the total interest paid by the Borrower is equal to the total interest that would have been paid had applicable law not limited the interest rate payable under this Note. In no event shall the total interest received by the Lender under this Note exceed the amount which the Lender could lawfully have received had the interest due under this Note been calculated since the date of this Note at the Maximum Lawful Rate.

Payments of the principal of, and interest on, Advances represented by this Note shall be made by or on behalf of the Borrower to the holder hereof by wire transfer of immediately available funds in the manner and at the address specified for such purpose as provided in the Loan and Security Agreement, or in such manner or at such other address as the holder of this Note shall have specified in writing to the Borrower for such purpose, without the presentation or surrender of this Note or the making of any notation on this Note.

If any payment under this Note falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day and interest shall be payable on any principal so extended at the applicable Interest Rate.

If all or a portion of (i) the principal amount hereof or (ii) any interest payable thereon or (iii) any other amounts payable hereunder shall not be paid when due (whether at maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is equal to the Prime Rate plus 4.00%, in each case from the date of such non-payment to (but excluding) the date such amount is paid in full, provided that such interest rate shall not at any time exceed the Maximum Lawful Rate.

Portions or all of the principal amount of the Note shall become due and payable at the time or times set forth in the Loan and Security Agreement. Any portion or all of the principal amount of this Note may be prepaid, together with interest thereon (and, as set forth in the Loan and Security Agreement, certain costs and expenses of the Lender) at the time and in the manner set forth in, but subject to the provisions of, the Loan and Security Agreement.

Except as provided in the Loan and Security Agreement, the Borrower expressly waives presentment, demand, diligence, protest and all notices of any kind whatsoever with respect to this Note.

All amounts evidenced by this Note, the Lender’s Advances and all payments and prepayments of the principal hereof and the respective dates and maturity dates thereof shall be endorsed by the Lender on the schedule attached hereto and made a part hereof or on a continuation thereof, which shall be attached hereto and made a part hereof; provided, however, that the failure of the Lender to make such a notation shall not in any way limit or otherwise affect the obligations of the Borrower under this Note as provided in the Loan and Security Agreement.

The holder hereof may sell, assign, transfer, negotiate, grant participations in or otherwise dispose of all or any portion of any Advances made by the Lender and represented by this Note and the indebtedness evidenced by this Note, subject to the applicable provisions of the Loan and Security Agreement.

This Note is secured by the security interests granted by the Borrower to the Trustee for the benefit of the Secured Parties pursuant to Section 8.1 of the Loan and Security Agreement. The holder of this Note, as a Secured Party, is entitled to the benefits of the Loan and Security Agreement (including, without limitation, the security interests granted thereunder) and may enforce the agreements of the Borrower contained in the Loan and Security Agreement and exercise the remedies provided for by, or otherwise available in respect of, the Loan and Security Agreement, all in accordance with, and subject to the restrictions contained in, the terms of the Loan and Security Agreement. If an Event of Default shall occur, the Lenders may declare, or in certain circumstances, the unpaid principal balance thereof shall be declared, and become, due and payable, in each case, in the manner and with the effect provided in the Loan and Security Agreement.

The Borrower, the Lenders, the Loan Manager and the Trustee each intend, for federal, state and local income and franchise tax purposes only, that this Note be evidence of indebtedness secured by the Collateral, and the Lender, as a lender under the Loan and Security Agreement, by the acceptance hereof, agrees to treat the Note for federal, state and local income and franchise tax purposes as indebtedness.

This Note is one of the “Variable Funding Notes” referred to in Section 2.1 of the Loan and Security Agreement and represents a ratable share of the security interest in the Collateral to the extent provided in the Loan and Security Agreement. This Note shall be construed in accordance with and governed by the laws of the State of New York.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Note as on the date first written above.

OFS CAPITAL WM, LLC, as the Borrower

By:

By:
Name:
Title:

Schedule attached to Class [A][B] Variable Funding Note dated [        ] [    ], 20[    ] of OFS CAPITAL WM, LLC payable to the order of [Lender]

Date of Advance or Repayment	Principal Amount of Advance	Principal Amount of Repayment	Outstanding Principal Amount

EXHIBIT C

To Loan and

Security Agreement

FORM OF OFFICER’S CERTIFICATE AS TO SOLVENCY

[MCF CAPITAL MANAGEMENT LLC]

[OFS CAPITAL WM, LLC]

[OFS CAPITAL, LLC]

[MADISON CAPITAL FUNDING LLC]

Reference is made to that certain Loan and Security Agreement, dated as of September 28, 2010 (as amended, modified, supplemented or restated from time to time, the “Loan and Security Agreement”), by and among MCF Capital Management LLC, as the loan manager (in such capacity, the “Loan Manager”), OFS Capital WM, LLC, as the borrower (in such capacity, the “Borrower”), Wells Fargo Securities, LLC, as the Administrative Agent, each of the Lenders from time to time party thereto, and Wells Fargo Delaware Trust Company, N.A., as the Trustee. Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Security Agreement.

The undersigned, through its duly elected Responsible Officer, hereby certifies as of the      day of         ,          (the “Certification Date”) to the Borrower, the Administrative Agent, the Lenders, the other Secured Parties, and their respective successors and assigns, as follows:

Both before and after giving effect to (a) the transactions contemplated by the [Loan and Security Agreement][OFS Parent Sale Agreement][Madison Sale Agreement] and the other Transaction Documents and (b) the payment and accrual of all transaction costs in connection with the foregoing, the undersigned is and will be Solvent.

[Remainder of Page Intentionally Left Blank]

C-1

IN WITNESS WHEREOF, I have signed and delivered this Officer’s Certificate as to Solvency as of the Certification Date.

[MCF CAPITAL MANAGEMENT LLC, as the Loan Manager

By: Madison Capital Funding, LLC, its sole member

By:
Name:
Title:]

[OFS CAPITAL WM, LLC, as the Borrower

By:

By:
Name:
Title:]

[MADISON CAPITAL FUNDING LLC, as the Madison Seller

By:
Name:
Title:]

[OFS CAPITAL, LLC, as the OFS Seller

By:

By:
Name:
Title:]

C-2

EXHIBIT D

To Loan and

Security Agreement

FORM OF OFFICER’S CERTIFICATE

Dated as of [                    ]

The undersigned, the [Officer’s Title] of [Name of Entity] (the “Company”), does, as of the date hereof, hereby certify in such capacity, and not individually, as follows pursuant to that certain Loan and Security Agreement, dated as of September 28, 2010 (as amended, modified, supplemented or restated from time to time, the “Loan and Security Agreement”), by and among MCF Collateral Management LLC, as the loan manager, OFS Capital WM, LLC, as the borrower, Wells Fargo Securities, LLC, as the administrative agent, each of the Lenders from time to time party thereto, and Wells Fargo Delaware Trust Company, N.A., as the trustee. Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Loan and Security Agreement.

(1) Duly Formed. The Company is duly formed, validly existing and in good standing under the laws of the State of [                    ].

(2) [No Default. No Default, Event of Default, Change of Control or Loan Manager Termination Event has occurred and is continuing.]

(3) Certificate of Incorporation/Formation. Attached hereto as “Exhibit A” is a true, correct and complete copy of the [Certificate of Incorporation/Formation] of the Company, together with any and all amendments thereto, as on file with the Secretary of State of the State of [                    ], and no action has been taken to amend, modify or repeal such [Certificate of Incorporation/Formation], the same being in full force and effect in the attached form as of the date hereof.

(4) By-Laws/Governing Documents. Attached hereto as “Exhibit B” are true, correct and complete copies of the [charter or by-laws] and the [Limited Liability Company Agreement] of the Company, together with any and all amendments thereto, and such [charter or by-laws] and [Limited Liability Company Agreement] remains in full force and effect in the attached form as of the date hereof.

(5) Resolutions. Attached hereto as “Exhibit C” is a true and correct copy of the resolutions that have been duly adopted by the [Unanimous Written Consent of the Board of Directors][Sole Member] of the Company dated [                    ], and such resolutions have not been amended, modified, revoked or rescinded in any respect since its adoption and remains in full force and effect on the date hereof.

(6) Incumbency. Attached hereto as “Exhibit D” is an Incumbency Certificate which sets forth the names, titles, and specimen signatures of the individuals who are duly elected, qualified and acting officers of the Company as of the date hereof.

(7) Good Standing/Existence. Attached hereto as “Exhibit E” are copies of recently dated certificates issued by the Secretary of State or other appropriate authority of each jurisdiction in which the Company was formed or is qualified to do business, such certificates evidencing the good standing and existence of the Company in such jurisdictions.

2

IN WITNESS WHEREOF, the undersigned has hereunto executed this Officer’s Certificate as of the date first set forth above.

Name:
Title:

The undersigned,                     , does hereby certify that he is a duly elected and presently incumbent                      of the Company and in such capacity on behalf of the Company, does hereby certify that                      is a duly elected and presently incumbent                      of the Company.

Name:
Title:

Signature Page to Officer’s Certificate ([                    ])

EXHIBIT E

To Loan and

Security Agreement

FORM OF RELEASE OF UNDERLYING INSTRUMENTS

[Delivery Date]

[BY FACSIMILE: (612) 667-1080

Wells Fargo Delaware Trust Company, N.A.

ABS Custody Vault

1055 10th Ave. SE

MAC N9401-011

Minneapolis, MN 55414

Attention: Corporate Trust Services – Asset-Backed Securities Vault]

Re:

Loan and Security Agreement, dated as of September 28, 2010 (as amended, modified, supplemented or restated from time to time, the “Loan and Security Agreement”), by and among MCF Capital Management LLC, as the loan manager (in such capacity, the “Loan Manager”), OFS Capital WM, LLC, as the borrower (in such capacity, the “Borrower”), Wells Fargo Securities, LLC, as the Administrative Agent, each of the Lenders from time to time party thereto, and Wells Fargo Delaware Trust Company, N.A., as the Trustee. Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Security Agreement.

Ladies and Gentlemen:

In connection with the administration of the Underlying Instruments held by Wells Fargo Delaware Trust Company, N.A. as the Trustee on behalf of the Secured Parties, under the Loan and Security Agreement, we request the release of the Underlying Instruments (or such documents as specified below) for the Loans described below, for the reason indicated. All capitalized terms used but not defined herein shall have the meaning provided in the Loan and Security Agreement.

Obligor’s Name, Address & Zip Code:

Loan Identification Number:

Reason for Requesting Documents (check one)

1.

Loan paid in full. (The Loan Manager hereby certifies that all amounts received in connection with such Loan have been or will be credited to the Collection Account as required by the Loan and Security Agreement.)

2.

Loan liquidated by ____________________________. (The Loan Manager hereby certifies that all proceeds (net of liquidation expenses which the Loan Manager may retain to pay such expenses) of foreclosure, insurance, condemnation or other liquidation have been finally received and have been or will be credited to the Collection Account.)

3.	Loan in foreclosure.

4.	Delivered in Error.

5.	Substitution.

6.	Failure to satisfy Review Criteria.

7.	Repurchased.

8.	Occurrence of the Collection Date.

9.	Discretionary Sale.

10.	Servicing.

11.	Other (explain).

If box 1, 2, 4, 5, 6, 7, 8, or 9 above is checked, and if all or part of the Underlying Instruments were previously released to us, please release to us the Underlying Instruments, requested in our previous request and receipt on file with you, as well as any additional documents in your possession relating to the specified Loan.

If box 6 is checked, we understand that the Underlying Instruments will not be released to us until such released is approved by the Administrative Agent pursuant to Section 7.2(b)(i) of the Loan and Security Agreement.

If box 3, 10 or 11 above is checked, we will return of all of the above Underlying Instruments to you as the Trustee (i) promptly upon the request of the Administrative Agent (after an Event of Default) or (ii) when our need therefor no longer exists.

[Remainder of Page Intentionally Left Blank]

MCF CAPITAL MANAGEMENT LLC, as the Loan Manager

By:	Madison Capital Funding, LLC, its sole member

By:
Name:
Title:

Consent of Administrative Agent if required under the Agreement:

WELLS FARGO SECURITIES, LLC, as the Administrative Agent

By:
Name:
Title:
Date:

EXHIBIT F

To Loan and

Security Agreement

FORM OF ASSIGNMENT OF UNDERLYING INSTRUMENTS

THIS GENERAL ASSIGNMENT OF UNDERLYING INSTRUMENTS (this “Assignment”), made as of the      day of             , 200     by                                       (“            ”), having an address
(“Assignor”)      to                                                      , a                                                             , having an address at                                                           (“Assignee”).

KNOW ALL MEN BY THESE PRESENTS, that for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby does sell, assign, transfer, grant, convey and set over unto Assignee and to the successors and assigns of Assignee all of Assignor’s right, title and interest in, to and under (a) the document(s) referenced in Exhibit A attached hereto and made a part hereof, including any amendments or supplements thereto (such documents collectively referred to herein as the “Underlying Instruments”), (b) the instruments, documents, certificates, letters, records and papers relating to the Underlying Instruments and all other documents executed and/or delivered in connection with the loan evidenced and or secured by the Underlying Instruments, including, without limitation, all of Assignor’s right, title and interest in any title insurance policies, and other insurance policies, endorsements and certificates, security agreements, guaranties, indemnities, bank accounts, certificates of deposit, letters of credit, bonds, operating accounts, reserve accounts, escrow accounts and other accounts, permits, licenses, opinions, surveys, appraisals, environmental reports, inspection reports, financial statements, and any and all other documents and collateral arising out of and/or executed and/or delivered in connection with the Underlying Instruments, (c) all rights and benefits of Assignor related to the Underlying Instruments, including without limitation, all of Assignor’s rights to receive insurance proceeds, condemnation awards, indemnity payments, sales proceeds and all other income, issues, profits, payments and proceeds of any nature under or in connection with the Underlying Instruments, and all of Assignor’s rights to exercise any rights or remedies thereunder, and all claims, demands and causes of action related to the items referenced in clauses (a) and (b) above (the items referenced in clauses (a), (b) and (c) are collectively referred to herein as the “Assigned Documents”). Assignor represents to Assignee that Assignor has good right, title and authority to assign the Assigned Documents as set forth herein.

[Signature Page To Follow]

IN WITNESS WHEREOF, Assignor has caused these presents to be duly executed as of the day and year first written above.

[Entity], a [State of Inc./Formation] [Entity Type]

[By: , its ]

By:		[SEAL]
Name:
Title:

EXHIBIT A

To Exhibit F

EXHIBIT A1

[Modify/add/delete as appropriate]

1.	[Loan Agreement, dated as of , 200 (together with all amendments and supplements from time to time thereto), between and relating to a loan in the original principal amount of $ .

2.	Promissory Note dated , 200 in the original principal amount of $ issued by in favor of , or order.

3.	UCC-1 Financing Statements showing , as debtor, and , as secured party. [Reference Recording Office and any assignments.]

4.

[Reference other major loan documents, such as: loan agreement, credit agreement, note purchase agreement, acquisition agreement, intercreditor agreement, guarantees, insurance policies and assumption or substitution agreements.]

[1]	Capitalized terms used but not defined herein shall have the meaning ascribed to them in the .

EXHIBIT G

To Loan and

Security Agreement

FORM OF TRANSFEREE LETTER

            , 20__

OFS Capital WM, LLC,

as the Borrower

2850 West Golf Road, 5th Floor

Rolling Meadows, Illinois 60008

Attention: Jeff A. Cerny

Fax: (847) 734-7910

Email: jcerny@ofscapital.com

MCF Capital Management LLC,

as the Loan Manager

30 South Wacker Drive

Suite 3700

Chicago, Illinois 60606

Attention: Joshua Niedner

Fax: (312) 596-6950

Email: josh_niedner@mcfllc.com

Wells Fargo Securities, LLC,

as the Administrative Agent

One Wachovia Center, Mail Code NC0600

Charlotte, North Carolina 28288

Attention: Mary Katherine DuBose

Re:	OFS Capital WM, LLC Class [A][B] Variable Funding Notes
[Name of Lender]

Ladies and Gentlemen:

In connection with our acquisition of the above-captioned Variable Funding Notes (the “Notes”), we certify that (a) we understand that the Notes are not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and are being transferred to us in a transaction that is exempt from the registration requirements of the Securities Act and any such laws, (b) we are either a Qualified Institutional Buyer under Rule 144A of the Securities Act or an institutional “Accredited Investor” as defined in Rule (1)-501(a)(1)-(3) or (7) under the Securities Act, and have such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of investments in the Notes, (c) we are a “Qualified Purchaser” for the purpose of Section 3(c)(7) of the Investment Company Act of 1940, as amended (d) we have had the opportunity to ask questions of and receive answers from the Borrower and the Loan Manager concerning the purchase of the Notes and all matters relating thereto or any additional information deemed necessary to our decision to purchase the Notes, (e) we are acquiring the Notes for investment for our own account and not with a view to any distribution of such Notes (but without prejudice to our right at all times to sell or otherwise dispose of the Notes in accordance with clause (g) below), (f) we have not offered or sold any Notes to, or solicited offers to buy any Notes from,

G-1

any person, or otherwise approached or negotiated with any person with respect thereto, or taken any other action which would result in a violation of Section 5 of the Securities Act, (g) we will not sell, transfer or otherwise dispose of any Notes unless (1) such sale, transfer or other disposition is made pursuant to an effective registration statement under the Securities Act or is exempt from such registration requirements, and if requested, we will at our expense provide an opinion of counsel satisfactory to the addressees of this certificate that such sale, transfer or other disposition may be made pursuant to an exemption from the Securities Act, (2) the purchaser or transferee of such Notes has executed and delivered to you a certificate to substantially the same effect as this certificate, and (3) the purchaser or transferee has otherwise complied with any conditions for transfer set forth in the Loan and Security Agreement, dated as of September 28, 2010, (h) we are not acquiring a Note, directly or indirectly, for or on behalf of an employee benefit plan or other retirement arrangement subject to the Employee Retirement Income Security Act of 1974, as amended, and/or Section 4975 of the Internal Revenue Code of 1986, as amended, or any entity, the assets of which would be deemed plan assets under the Department of Labor regulations set forth at 29 C.F.R. §2510.3-101; unless Prohibited Transaction Class Exemption (“PTCE”) 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 92-23 or some other applicable prohibited transaction exemption is applicable to the acquisition and holdings of such Notes and (i) we are a U.S. Person, as such term is defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

Very truly yours,

Print Name of Transferee

By:
Responsible Officer

G-2

EXHIBIT H

To Loan and

Security Agreement

FORM OF JOINDER SUPPLEMENT

JOINDER SUPPLEMENT, dated as of the date set forth in Item 1 of Schedule I hereto, among the financial institution identified in Item 2 of Schedule I hereto, OFS Capital WM, LLC, as the borrower (the “Borrower”) and Wells Fargo Securities, LLC, as Administrative Agent (the “Administrative Agent”).

WHEREAS, this Joinder Supplement is being executed and delivered under Section [2.1(a)(iv)][2.1(b)(iv)] of the Loan and Security Agreement, dated as of September 28, 2010 (as amended, modified, supplemented or restated from time to time, the “Loan and Security Agreement”), by and among MCF Capital Management LLC, as the loan manager (in such capacity, the “Loan Manager”), the Borrower, the Administrative Agent, each of the Lenders from time to time party thereto, and Wells Fargo Delaware Trust Company, N.A., as the Trustee. Capitalized terms used but not defined herein shall have the meaning provided in the Loan and Security Agreement; and

WHEREAS, the party set forth in Item 2 of Schedule I hereto (the “Proposed Class [A][B] Lender”) wishes to become a Class [A][B] Lender party to the Loan and Security Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

(a) Upon receipt by the Administrative Agent of an executed counterpart of this Joinder Supplement, to which is attached a fully completed Schedule I and Schedule II, each of which has been executed by the Proposed Class [A][B] Lender, the Borrower and the Administrative Agent, the Administrative Agent will transmit to the Proposed Class [A][B] Lender and the Borrower, a Joinder Effective Notice, substantially in the form of Schedule III to this Joinder Supplement (a “Joinder Effective Notice”). Such Joinder Effective Notice shall be executed by the Administrative Agent and shall set forth, inter alia, the date on which the joinder effected by this Joinder Supplement shall become effective (the “Joinder Effective Date”). From and after the Joinder Effective Date, the Proposed Class [A][B] Lender shall be a Class [A][B] Lender party to the Loan and Security Agreement for all purposes thereof.

(b) Each of the parties to this Joinder Supplement agrees and acknowledges that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Joinder Supplement.

(c) By executing and delivering this Joinder Supplement, the Proposed Class [A][B] Lender confirms to and agrees with the Administrative Agent and the other Lenders as follows: (i) none of the Administrative Agent and the other Lenders makes any representation or warranty or assumes any responsibility with respect to any statements, warranties or representations made in or in connection with the Loan and Security Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan and Security Agreement or any other instrument or document furnished pursuant thereto, or with respect to any Variable Funding Notes issued under the Loan and Security Agreement, or the Collateral (as defined under the Loan and Security Agreement) or the financial condition of the OFS Seller/Transferor, the Loan Manager or the Borrower, or the performance or observance by the OFS Seller/Transferor, the Loan Manager or the Borrower of any of their respective obligations under the Loan and Security Agreement, any other Transaction Document or any other instrument or document furnished pursuant thereto; (ii) the Proposed Class [A][B] Lender confirms that it has received a copy of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Supplement; (iii) the Proposed Class [A][B] Lender will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan and Security Agreement; (iv) the Proposed Class [A][B] Lender appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan and Security Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, all in accordance with the Loan and Security Agreement; and (v) the Proposed Class [A][B] Lender agrees (for the benefit of the parties hereto and the other Lenders) that it will perform in accordance with their terms all of the obligations which by the terms of the Loan and Security Agreement are required to be performed by it as a Class [A][B] Lender.

(d) Schedule II hereto sets forth administrative information with respect to the Proposed Class [A][B] Lender.

(e) This Joinder Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Supplement to be executed by their respective duly authorized officers on Schedule I hereto as of the date set forth in Item 1 of Schedule I hereto.

SCHEDULE I TO

JOINDER SUPPLEMENT

COMPLETION OF INFORMATION AND

SIGNATURES FOR JOINDER SUPPLEMENT

Re:

Loan and Security Agreement, dated as of September 28, 2010 (as amended, modified, supplemented or restated from time to time, the “Loan and Security Agreement”), by and among MCF Capital Management LLC, as the loan manager, OFS Capital WM, LLC, the Administrative Agent, each of the Lenders from time to time party thereto and Wells Fargo Delaware Trust Company, N.A., as the Trustee.

Item 1: Date of Joinder Supplement:	_____________

Item 2: Proposed Class [A][B] Lender:	_________________________________

Item 3:	Commitment - $_____________
Commitment Termination Date:
Item 4: Signatures of Parties to Agreement:

____________________________, as
Proposed Class [A][B] Lender

By:	_________________________________________
Name:
Title:

OFS CAPITAL WM, LLC, as the Borrower

By:

By:
Name:
Title:

WELLS FARGO SECURITIES, LLC, as Administrative Agent

By:
Name:
Title:

[NAME OF LENDER], as Lender

By:
Name:
Title:

SCHEDULE II TO

JOINDER SUPPLEMENT

ADDRESS FOR NOTICES

AND

WIRE INSTRUCTIONS

Address for Notices: _________________________
___________________________________
___________________________________
___________________________________
Telephone: _________________________
Facsimile: __________________________
email: _____________________________

With a copy to:

___________________________________
___________________________________
___________________________________
Telephone: _________________________
Facsimile: __________________________
email: _____________________________

Wire Instructions:
Name of Bank: ______________________
A/C No.: ___________________________
ABA No. ___________________________
Reference: __________________________

SCHEDULE III TO

JOINDER SUPPLEMENT

FORM OF

JOINDER EFFECTIVE NOTICE

To: [Name and address of the Borrower, Administrative Agent and Proposed Class [A][B] Lender]

The undersigned, as Administrative Agent under the Loan and Security Agreement, dated as of September 28, 2010 (as amended, modified, supplemented or restated from time to time, the “Loan and Security Agreement”), by and among MCF Capital Management LLC, as the loan manager, OFS Capital WM, LLC, the Administrative Agent, each of the Lenders from time to time party thereto and Wells Fargo Delaware Trust Company, N.A., as the Trustee. [Note: attach copies of Schedules I and II from such Loan and Security Agreement.] Terms defined in such Joinder Supplement are used herein as therein defined.

Pursuant to such Joinder Supplement, you are advised that the Joinder Effective Date for [Name of Proposed Class [A][B] Lender] will be                      with a Commitment of $        .

Very truly yours,

WELLS FARGO SECURITIES, LLC, as Administrative Agent

By:
Name:
Title:

EXHIBIT I TO

Loan and

Security Agreement

FORM OF SECTION 2.13 CERTIFICATE

Reference is hereby made to the Loan and Security Agreement, dated as of September 28, 2010 (as amended, modified, supplemented or restated from time to time, the “Agreement”), by and among MCF Capital Management LLC, as the loan manager, OFS Capital WM, LLC, as the borrower (in such capacity, the “Borrower”), Wells Fargo Securities, LLC, as the Administrative Agent, each of the Lenders from time to time party thereto, and Wells Fargo Delaware Trust Company, N.A., as the Trustee. Capitalized terms used but not defined herein shall have the meanings provided in the Agreement. Pursuant to the provisions of Section 2.13 of the Agreement, the undersigned hereby certifies that:

1. It is a ☐ natural individual person, ☐ treated as a corporation for U.S. federal income tax purposes, ☐ disregarded for federal income tax purposes (in which case a copy of this Section 2.13 Certificate is attached in respect of its sole beneficial owner), or ☐ treated as a partnership for U.S. federal income tax purposes (one must be checked).

2. It is the beneficial owner of amounts received pursuant to the Agreement.

3. It is not a bank, as such term is used in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), or the Agreement is not, with respect to the undersigned, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of such section.

4. It is not a 10-percent shareholder of Borrower within the meaning of section 871(h)(3) or 881(c)(3)(B) of the Code.

5. It is not a controlled foreign corporation that is related to Borrower within the meaning of section 881(c)(3)(C) of the Code.

6. Amounts paid to it under the Agreement and the other Transaction Documents (as defined in the Agreement) are not effectively connected with its conduct of a trade or business in the United States.

[NAME OF UNDERSIGNED]

By:

Title:

Date:	,

I-1

EXHIBIT J TO

Loan and

Security Agreement

FORM OF PORTFOLIO ACQUISITION AND DISPOSITION CERTIFICATE

MCF CAPITAL MANAGEMENT LLC

Reference is made to that certain Loan and Security Agreement, dated as of September 28, 2010 (as amended, modified, supplemented or restated from time to time, the “Loan and Security Agreement”), by and among MCF Capital Management LLC, as the loan manager (in such capacity, the “Loan Manager”), OFS Capital WM, LLC, as the borrower (in such capacity, the “Borrower”), Wells Fargo Securities, LLC, as the Administrative Agent, each of the Lenders from time to time party thereto, and Wells Fargo Delaware Trust Company, N.A., as the Trustee. Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Security Agreement.

In connection with the [acquisition][disposition] of [            ] (the “Loan”) by the Borrower as of the              day of
            ,          (the “Certification Date”), the undersigned, through its duly elected Responsible Officer, hereby certifies to the Trustee and its successors and assigns, as follows:

1. The Loan, if being acquired by the Borrower, meets the requirements set forth in clause (dd) of the definition of Eligible Loan;

2. The Loan is being acquired or disposed of in accordance with the terms and conditions set forth in the Loan and Security Agreement; and

3. The Loan is not being acquired or disposed of for the primary purpose of recognizing gains or decreasing losses resulting from market value changes.

[Remainder of Page Intentionally Left Blank]

J-1

IN WITNESS WHEREOF, I have signed and delivered this Portfolio Acquisition and Disposition Certificate as of the Certification Date.

MCF CAPITAL MANAGEMENT LLC, as the Loan Manager

By: Madison Capital Funding, LLC, its sole member

By:
Name:
Title:

J-2

EXHIBIT K TO

Loan and

Security Agreement

FORM OF CERTIFICATE OF REQUIRED LOAN DOCUMENTS

Reference is made to that certain Loan and Security Agreement, dated as of September 28, 2010 (as amended, modified, supplemented or restated from time to time, the “Loan and Security Agreement”), by and among MCF Capital Management LLC, as the loan manager (in such capacity, the “Loan Manager”), OFS Capital WM, LLC, as the borrower (in such capacity, the “Borrower”), Wells Fargo Securities, LLC, as the Administrative Agent, each of the Lenders from time to time party thereto, and Wells Fargo Delaware Trust Company, N.A., as the Trustee. Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Security Agreement.

In connection with the acquisition of [            ] (the “Loan”) by the Borrower as of the      day of             ,          (the “Certification Date”), the undersigned hereby certifies to the Administrative Agent, the Lenders, the other Secured Parties, and their respective successors and assigns, that it has possession of the documents specified on Exhibit A attached hereto relating to the Loan.

IN WITNESS WHEREOF, I have signed and delivered this certificate as of the Certification Date.

By:
Name:
Title:

K-1

Exhibit A2

[Modify/add/delete as appropriate]

5.	[Loan Agreement, dated as of , 200 (together with all amendments and supplements from time to time thereto), between and relating to a loan in the original principal amount of $ .

6.	Promissory Note dated , 200 in the original principal amount of $ issued by in favor of , or order.

7.	UCC-1 Financing Statements showing , as debtor, and , as secured party. [Reference Recording Office and any assignments.]

8.

[Reference other major loan documents, such as: loan agreement, credit agreement, note purchase agreement, acquisition agreement, intercreditor agreement, guarantees, insurance policies and assumption or substitution agreements.]

[2]	Capitalized terms used but not defined herein shall have the meaning ascribed to them in the .

K-2

EXHIBIT L TO

Loan and

Security Agreement

OFS Capital WM, LLC

OFS Capital, LLC

2850 West Golf Rd.

Suite 520

Rolling Meadows, Illinois 60008

September 28, 2010

Madison Capital Funding LLC

MCF Capital Management LLC

30 South Wacker Drive

Suite 3700

Chicago, IL 60606

Re: Consent Procedures Letter

Dear Sirs:

Reference is hereby made to that certain Loan and Security Agreement, dated as of the date hereof, by and among MCF Capital Management LLC, as Loan Manager, OFS Capital WM, LLC, as Borrower, each of the Class A Lenders from time to time party thereto, each of the Class B Lenders from time to time party thereto, Wells Fargo Securities, LLC, as Administrative Agent and Wells Fargo Delaware Trust Company, N.A., as Trustee (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms used but not defined herein shall have the meaning set forth with respect thereto in the Loan Agreement. In consideration of OFS Capital, LLC (“OFS Capital”), in its capacity as administrative manager on behalf of the Borrower (the “Administrative Manager”), causing the Borrower to enter into the Loan Agreement, pursuant to which Wells Fargo Bank, N.A. (“Wells Fargo”) will be the initial Class A Lender, Madison Capital Funding LLC (in its individual capacity, “Madison”) will be the initial Class B Lender and MCF Capital Management LLC, an affiliate of Madison, will be the Loan Manager, each of OFS Capital, the Borrower, Madison and the Loan Manager hereby agrees as follows.

1. During the Reinvestment Period and so long as the Borrower has sufficient availability under the Loan Agreement to acquire a Qualifying Loan (as defined below) in an amount at least equal to $5,000,000, Madison will notify the Borrower, the Loan Manager and the Administrative Manager of each term loan which Madison formally commits to (or originates) or has otherwise received a final allocation in excess of its targeted term loan hold level (the “Madison Allocation”) and which loan, in Madison’s reasonable determination, satisfies the definition of Eligible Loan in the Loan Agreement (each such eligible term loan, a “Qualifying Loan”). Madison agrees to offer for sale to the Borrower a portion of each Qualifying Loan from Madison’s Allocation that is in excess of its targeted term loan hold level; provided that Madison shall have no obligation to offer to the Borrower more than $5,000,000 in principal amount of any Qualifying Loan. It is understood and agreed that, for administrative convenience, any sale to the Borrower may be made directly by a third party seller to the Borrower, but shall be deemed to be made by Madison for purposes of this Section 1. To effect such offer, Madison will deliver to the Borrower, the Loan Manager and the Administrative Manager a notice accompanied by the internal credit approval memoranda produced by Madison in respect of such Qualifying Loan and any other information Madison deems relevant along with a justification for acquisition by the Borrower of the offered portion of such Qualifying Loan (“Notice of Purchase Contemplation”) at least two (2) business days prior to any commitment by the Loan Manager on behalf of the Borrower to acquire any portion of the Qualifying Loan. Madison will promptly supply to the Borrower, the Loan Manager and the Administrative Manager any other information in respect of such Qualifying Loan reasonably requested by the Borrower, the Loan Manager and/or the Administrative Manager that is in the possession of Madison or is reasonably obtainable without expense. In connection with the delivery of such information, Madison may request that the Borrower, the Loan Manager or the Administrative Manager enter into any confidentiality restrictions to which Madison is subject or that are reasonable under the circumstances.

With limited exceptions relating to Consent Loans, as described below, the Borrower (except through the Loan Manager as provided in the immediately following sentence) and the Administrative Manager shall have no consent rights regarding the acquisition by the Loan Manager on behalf of the Borrower of any Qualifying Loan or portion thereof offered by Madison to the Borrower. The Loan Manager on behalf of the Borrower shall determine whether or not the Borrower will acquire any portion of any such offered Qualifying Loan in accordance with the provisions of the Loan Agreement and any other Transaction Documents applicable thereto; provided, however, that if such Qualifying Loan is a Consent Loan (as defined below), the Loan Manager on behalf of the Borrower shall not acquire any such Consent Loan without the prior written consent thereto of the Administrative Manager on behalf of the Borrower as described below.

A “Consent Loan” is any Qualifying Loan (i) that is not an add-on to an existing Qualifying Loan that is owned jointly by the Borrower, on the one hand, and OFS Capital Management, LLC or an affiliated person thereof other than OFS Capital or a company controlled by OFS Capital, on the other hand (a “Non-BDC Affiliate”), such that transactions involving such Qualifying Loan might reasonably be expected, without first obtaining satisfactory relief under section 57(c) of the Investment Company Act of 1940 (as amended, the “1940 Act”) from the Securities and Exchange Commission (the “SEC”), to constitute a transaction prohibited under section 57 of the 1940 Act, and (ii) with respect to which OFS Capital Management, LLC or any affiliated person thereof is not committed or committing to purchase for a Non-BDC Affiliate without having obtained satisfactory exemptive relief under section 57(c) of the 1940 Act from the SEC.

Within two (2) business days after receipt of any Notice of Purchase Contemplation, the Administrative Manager shall provide written notice (a “Consent Loan Notice”) to Madison and the Loan Manager indicating whether the offered Qualifying Loan is a Consent Loan and, if so, such Consent Loan Notice shall also specify whether or not the Administrative Manager, on behalf of the Borrower, consents to the acquisition of such offered Qualifying Loan and, if it so consents, the amount thereof that the Loan Manager may acquire on behalf of the Borrower. If, within such two (2) business day period: (i) the Loan Manager has received a Consent Loan Notice indicating that such Qualifying Loan is not a Consent Loan, the Loan Manager, on behalf of the Borrower, may enter into a commitment to purchase the offered Qualifying Loan or a portion thereof in accordance with the Loan Agreement and any other Transaction Documents applicable thereto; (ii) the Loan Manager has received a Consent Loan Notice indicating that such Qualifying Loan is a Consent Loan, and has received the written consent of the Administrative Manager to purchase a specified amount thereof, the Loan Manager, on behalf of the Borrower, shall purchase such specified amount of such offered Qualifying Loan in accordance with the Loan Agreement and any other Transaction Documents applicable thereto; or (iii) the Loan Manager has received a Consent Loan Notice indicating that such Qualifying Loan is a Consent Loan, and the Administrative Agent has not consented therein to the purchase of any portion of such offered Qualifying Loan, the Loan Manager, on behalf of the Borrower, shall not purchase or enter into any commitment to purchase such offered Qualifying Loan unless and until such time, if any, as Madison issues another Notice of Purchase Contemplation as provided herein and the Loan Manager receives the consent of the Administrative Manager to the purchase as provided in clause (ii) hereof.

If the Administrative Manager on behalf of the Borrower consents to the acquisition of such Qualifying Loan or the Loan Manager has received a Consent Loan Notice indicating that such Qualifying Loan is not a Consent Loan, the Borrower shall in all respects be obligated to effect such purchase and, in respect thereof, the Loan Manager, on behalf of the Borrower, shall promptly execute and/or deliver to Madison or the administrative agent or the selling lender in respect of such Qualifying Loan any relevant commitment, purchase, assignment and other documentation and any other information as is customary or required in order to evidence such commitment and effectuate the assignment of such Qualifying Loan to the Borrower; it being understood and agreed that, in the event the credit facilities related to such Qualifying Loan have not closed, such sales and assignments hereunder are subject to the closing of the related credit facilities.

2. The Loan Manager will notify the Borrower and the Administrative Manager of any Loan or other asset of the Borrower it desires to sell on behalf of the Borrower at least two (2) Business Days prior to Borrower’s commitment to sell or sale of such asset, which notice will be accompanied by the internal sale approval memoranda produced by the Loan Manager in respect of the sale of such asset and any other information the Loan Manager deems relevant along with a justification for such sale (“Notice of Sale Contemplation”). The Loan Manager will promptly supply to the Borrower and the Administrative Manager any additional information with respect to such sale requested by the Borrower and/or the Administrative Manager that is in the possession of the Loan Manager or is reasonably obtainable without expense.

With limited exceptions relating to Consent Assets (as defined below), the Borrower (except through the Loan Manager as provided in the immediately following sentence) and the Administrative Manager shall have no consent rights regarding the sale by the Loan Manager on behalf of the Borrower of any Loan or other asset proposed by the Loan Manager to be sold. The Loan Manager on behalf of the Borrower shall determine whether or not the Borrower will sell any Loan or other asset in accordance with the provisions of the Loan Agreement and any other Transaction Documents applicable thereto; provided, however, that if such Loan or other asset is a Consent Asset, the Loan Manager on behalf of the Borrower shall not sell any such Consent Asset without the prior written consent thereto of the Administrative Manager on behalf of the Borrower as described below; provided, further, that if any such asset is an Equity Security, the Loan Manager may delegate the determination of whether or not the Borrower will sell such Equity Security to New York Life Investment Management LLC or any Affiliate thereof that is a registered investment adviser.

A “Consent Asset” is any Loan or other asset of the Borrower that is not owned jointly by the Borrower, on the one hand, and a Non-BDC Affiliate, on the other hand, such that transactions involving such Loan or other asset might reasonably be expected, without first obtaining satisfactory relief under section 57(c) of the 1940 Act from the SEC, to constitute a transaction prohibited under section 57 of the 1940 Act.

Within two (2) business days after receipt of any Notice of Sale Contemplation, the Administrative Manager shall provide written notice (a “Consent Asset Notice”) to the Loan Manager indicating whether the Loan or other asset is a Consent Asset and, if so, such Consent Asset Notice shall also specify whether or not the Administrative Manager, on behalf of the Borrower, consents to the sale of such Consent Asset and, if it so consents, the amount of the Consent Asset that may be sold by the Loan Manager on behalf of the Borrower. If, within such two (2) business day period: (i) the Loan Manager has received a Consent Asset Notice indicating that such Qualifying Loan is not a Consent Asset, the Loan Manager, on behalf of the Borrower, may sell or enter into a commitment to sell the Loan or other asset in accordance with the Loan Agreement and any other Transaction Documents applicable thereto; (ii) the Loan Manager has received a Consent Asset Notice indicating that such Loan or asset is a Consent Asset, and has received the written consent of the Administrative Manager to sell a specified amount thereof, the Loan Manager, on behalf of the Borrower, shall sell such specified amount in accordance with the Loan Agreement and any other Transaction Documents applicable thereto; or (iii) the Loan Manager has received a Consent Asset Notice indicating that such Loan or asset is a Consent Asset, and the Administrative Agent has not consented therein to the sale of any portion of such Loan or other asset, the Loan Manager, on behalf of the Borrower, shall not sell or enter into any commitment to sell such Loan or other asset unless and until such time, if any, as the Loan Manager issues another Notice of Sale Contemplation as provided herein and receives the consent of the Administrative Manager to the sale as provided in clause (ii) hereof.

3. This letter agreement shall terminate on the earlier of (i) termination of the Loan Agreement or (ii) an Affiliate of Madison ceasing to act as Loan Manager under the Loan Agreement.

4. Notices to the parties shall be given and deemed received as provided for in the Transaction Documents. Notices to the Administrative Manager shall be given and deemed received as provided for in the Transaction Documents at the following address:

2850 West Golf Road, 5th Floor

Rolling Meadows, Illinois 60008

Attn: Jeff A. Cerny

Fax: (847) 734-7910

Email: jcerny@ofscapital.com

with a copy to:

Orchard First Source Capital, Inc.

515 Madison Ave, 41st Floor

New York, New York 10022

Attn: Glen E. Ostrander

Fax: (646) 652-8479

Email: gostrander@ofscapital.com

5. This letter agreement is binding on and enforceable against the parties hereto notwithstanding any contrary provisions in the Transaction Documents, and in the event of a conflict between the provisions of this letter agreement and such other agreements or documents, the provisions of this letter agreement shall control so long as no default is thereby created under the Transaction Documents. The provisions of this letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to conflicts of law principles thereof. This letter agreement may be executed in multiple counterparts which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic transmission shall constitute effective delivery of an executed counterpart hereof. No amendment, waiver or other modification of this letter agreement shall be effective unless signed by the parties hereto. This letter agreement shall be binding upon the parties hereto and their respective successors and permitted assigns. This letter agreement may not be assigned by any party without the prior written consent of the other parties hereto. Neither the rights of the Borrower or the Administrative Manager on behalf of the Borrower under this letter agreement shall constitute any part of the Collateral under the Loan Agreement. No third party is intended to be a beneficiary hereof.

[signature pages follow]

IN WITNESS WHEREOF, the parties below hereby agree to the terms of this Letter Agreement as of the date first above written.

OFS CAPITAL, LLC

By:	Orchard First Source Asset Management, LLC, its manager

	By:	Orchard First Source Capital, Inc., its managing member

		By:	/s/ Glenn R. Pittson
		Name:	Glenn R. Pittson
		Title:	President

OFS CAPITAL WM, LLC

By:	OFS Capital, LLC, its administrative manager

	By:	Orchard First Source Asset Management, LLC, its manager

		By:	Orchard First Source Capital, Inc., its managing member

		By:	/s/ Glenn R. Pittson
		Name:	Glenn R. Pittson
		Title:	President

MADISON CAPITAL FUNDING LLC

By:	/s/ Devon Russell
Name: Devon Russell
Title: Senior Managing Director

MCF CAPITAL MANAGEMENT LLC

By:	Madison Capital Funding LLC, its sole member

By:	/s/ Devon Russell
Name: Devon Russell
Title: Senior Managing Director